Exhibit 10.8

Execution Version

CREDIT AGREEMENT

Dated as of February 23, 2021

among

GSRP WAREHOUSE I LLC,

as the Borrower,

MUFG BANK, LTD,

as Administrative Agent,

MUFG UNION BANK, N.A.,

as Collateral Agent and Depositary Bank,

MUFG BANK, LTD.

HSBC BANK USA, N.A.

NATIXIS, NEW YORK BRANCH and

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH

as Issuing Banks

and

The Other Lenders Party Hereto

MUFG BANK, LTD. and

HSBC BANK USA, N.A.,

as Coordinating Lead Arrangers and Bookrunners

NATIXIS, NEW YORK BRANCH and

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,

as Joint Lead Arrangers and Bookrunners

i

	ARTICLE IV
	CONDITIONS PRECEDENT

4.01	Conditions Precedent to the Closing Date	90
4.02	Conditions Precedent to each Initial Project Funding Date	92
4.03	Conditions Precedent to each Subsequent Project Funding Date	98
4.04	Conditions Precedent to the Issuance of Letters of Credit	100

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	101
5.02	Authorization; No Contravention	101
5.03	Permits; Other Consents	102
5.04	Binding Effect	102
5.05	Financial Statements; No Material Adverse Effect	103
5.06	Litigation	103
5.07	No Default	104
5.08	Ownership of Property	104
5.09	Insurance	104
5.10	Taxes	104
5.11	ERISA Compliance	105
5.12	Equity Interests	106
5.13	Margin Regulations; Investment Company Act	106
5.14	Disclosure	106
5.15	Compliance with Laws	107
5.16	Solvency	107
5.17	Foreign Asset Control Regulations, Etc.	107
5.18	Reserved	108
5.19	Energy Regulatory Status	108
5.20	Material Transaction Documents	109
5.21	Certain Fees	110
5.22	No Other Indebtedness; Liens	110
5.23	Nature of Business	110
5.24	No Employees	110
5.25	No Accounts	110
5.26	Perfection and Priority of Liens	110
5.27	Licenses, Permits, Etc.	110
5.28	Environmental Matters	111

	ARTICLE VI
	AFFIRMATIVE COVENANTS

6.01	Financial Statements; Updated Base Case Model	112
6.02	Certificates; Other Information	113
6.03	Notices	114
6.04	Payment of Obligations	115
6.05	Preservation of Existence, Etc.	116
6.06	Maintenance of Properties	116
6.07	Maintenance of Insurance	116
6.08	Compliance with Laws	116
6.09	Books and Records	117
6.10	Inspection Rights	117
6.11	Further Assurances	117
6.12	Information Regarding Collateral	117
6.13	Accounts	118
6.14	Separateness	118
6.15	Construction and Operation	119
6.16	Energy Regulatory Compliance	119
6.17	Use of Proceeds	119
6.18	Operating Budget	120
6.19	Necessary Permits	120
6.20	Bulk Power Order	120
6.21	Subsidiary Distributions	120
6.22	Performance of Obligations	120
6.23	Employee Benefits Matters	120
6.24	Sponsor Matters	121

	ARTICLE VII
	NEGATIVE COVENANTS

7.01	Liens	122
7.02	Indebtedness	125
7.03	Investments	127
7.04	Fundamental Changes	128
7.05	Dispositions	128
7.06	Restricted Payments	130
7.07	Change in Nature of Business	130
7.08	Transactions with Affiliates	130
7.09	Burdensome Agreements	131
7.10	Use of Proceeds	131
7.11	[Reserved]	132
7.12	Accounting Changes	132
7.13	Prepayments, Etc. of Indebtedness	132
7.14	[Reserved]	132
7.15	[Reserved]	132
7.16	Amendments; Change Orders	132
7.17	Tax Matters	133
7.18	Sanctions; Anti-Money Laundering; Anti-Corruption	133
7.19	Accounts	133

7.20	Subsidiaries	134
7.21	Margin Stock	134
7.22	Capital Expenditures	134
7.23	Additional Project Documents	134
7.24	Speculative Transactions	134

	ARTICLE VIII
	EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	135
8.02	Remedies upon Event of Default	140
8.03	Application of Funds	140
8.04	Project Cure	141

	ARTICLE IX
	THE AGENTS

9.01	Appointment and Authority	142
9.02	Rights as a Lender	142
9.03	Exculpatory Provisions	143
9.04	Reliance by Agents	144
9.05	Delegation of Duties	144
9.06	Resignation and Removal of Administrative Agent and Collateral Agent	145
9.07	Non-Reliance on Agents and Other Lenders	147
9.08	No Other Duties, Etc.	147
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	147
9.10	Collateral Matters	149
9.11	Interest Rate Hedge Agreements	149
9.12	Notices	150

	ARTICLE X
	MISCELLANEOUS

10.01	Amendments, Etc.	150
10.02	Expedited Project-Specific Waiver Process	152
10.03	Notices; Effectiveness	152
10.04	No Waiver; Cumulative Remedies; Enforcement	154
10.05	Expenses; Indemnity; Damage Waiver	155
10.06	Payments Set Aside	157
10.07	Successors and Assigns	157
10.08	Treatment of Certain Information; Confidentiality	162
10.09	Right of Setoff	163
10.10	Interest Rate Limitation	163
10.11	Counterparts; Integration; Effectiveness	164
10.12	Survival of Representations and Warranties	164
10.13	Severability	164

10.14	Replacement of Lenders	164
10.15	Governing Law; Jurisdiction; Etc.	165
10.16	WAIVER OF JURY TRIAL	166
10.17	No Advisory or Fiduciary Responsibility	167
10.18	Electronic Execution of Assignments and Certain Other Documents	167
10.19	USA PATRIOT Act	167
10.20	Time of the Essence	168
10.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	168
10.22	Acknowledgement Regarding Any Supported QFCs	168
10.23	Interest Rate Hedge Agreements	169

v

SCHEDULES

Schedule 1.01(A)	Disqualified Lenders
Schedule 1.01(B)	Pre-Approved Counterparties
Schedule 1.01(C)	Concentration Limits
Schedule 1.01(D)	[Reserved]
Schedule 1.01(E)	Eligibility Representations and Warranties
Schedule 1.01(F)	Debt Sizing Criteria and Imputed Amortization
Schedule 1.01(G)	Existing Indebtedness, Liens and Investments
Schedule 2.01	Revolving Credit Commitments and Applicable Percentages
Schedule 2.03	Existing Letters of Credit
Schedule 5.12	Subsidiaries; Other Equity Investments
Schedule 5.19	Energy Regulatory Status
Schedule 11.02	Certain Addresses for Notices

EXHIBITS

Form of

Exhibit A	Notice of Borrowing
Exhibit B-1	Project Funding Certificate
Exhibit B-2	Borrower Certificate
Exhibit C	Revolving Credit Note
Exhibit D	Compliance Certificate
Exhibit E-1	Assignment and Assumption
Exhibit E-2	Lending Offices
Exhibit F-1	United States Tax Compliance Certificate
Exhibit F-2	United States Tax Compliance Certificate
Exhibit F-3	United States Tax Compliance Certificate
Exhibit F-4	United States Tax Compliance Certificate
Exhibit G	Solvency Certificate
Exhibit H	Borrower’s Closing Date Certificate
Exhibit I-1	Insurance Consultant’s Certificate (Closing Date)
Exhibit I-2	Insurance Consultant’s Checklist
Exhibit I-3	Insurance Consultant’s Certificate (Initial Project Funding Date)
Exhibit J-1	Independent Engineer’s Certificate
Exhibit J-2	Independent Engineer’s Checklist
Exhibit K	Letter of Credit Notice
Exhibit L	Base Case Model
Exhibit M	Certificate of Borrower (L/C Credit Extension)
Exhibit N	Operating Budget
Exhibit O	Construction Budget
Exhibit P	Project Schedule

Exhibit Q-1	Project Construction Report
Exhibit Q-2	Project Operating Report
Exhibit R	Reserved
Exhibit S	Sponsor Equity Commitment
Exhibit T	Contribution Agreement
Exhibit U	Reserve Letter of Credit
Exhibit V	Independent Engineer Compliance Certificate
Exhibit W	American Kings Consent
Exhibit X	American Kings Novation, Guaranty and Bond

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of February 23, 2021, among GSRP WAREHOUSE I LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), MUFG BANK, LTD., HSBC BANK USA, N.A., NATIXIS, NEW YORK BRANCH and CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as issuing banks (in such capacities, collectively the “Issuing Banks” and each an “Issuing Bank”), MUFG BANK, LTD., as administrative agent (in such capacity, the “Administrative Agent”), MUFG UNION BANK N.A., as collateral agent (in such capacity, the “Collateral Agent”) and depositary agent (in such capacity, the “Depositary Bank”), with MUFG BANK, LTD. and HSBC BANK USA, N.A., as Coordinating Lead Arrangers and Joint Bookrunners and NATIXIS, NEW YORK BRANCH and CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as Joint Lead Arrangers and Joint Bookrunners.

RECITALS:

WHEREAS, in furtherance of supporting the acquisition, development, construction and operation of the Projects (as defined below), the Borrower has requested that the Lenders provide a revolving credit facility in an initial aggregate principal amount not to exceed $500,000,000, and each Lender has indicated its willingness to lend and the Issuing Banks have indicated their willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABR” means, for any day, a rate per annum equal to the highest of (i) the “U.S. Prime Lending Rate” as published in the Wall Street Journal and in effect on such day as determined by the Administrative Agent, (ii) the Federal Funds Effective Rate for such day plus 0.50% and (iii) the Published LIBOR for a one-month Interest Period in effect on such date plus 1.00% per annum; provided that in no event shall ABR be less than 1.00%. Any change in the ABR due to a change in the Prime Rate, the LIBO Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Published LIBOR or the Federal Funds Effective Rate, as the case may be.

“ABR Loan” means a Revolving Loan that bears interest based on the ABR.

“Acceptable Bank” means (a) MUFG Bank, Ltd., (b) HSBC Bank USA, N.A., (c) Natixis, New York Branch, (d) Canadian Imperial Bank of Commerce, New York Branch or (e) any bank or other financial institution established under the laws of the United States, any State thereof or any other country that is a member of the Organization for Economic Cooperation and Development which has a long-term unsecured non-credit enhanced senior debt rating of A3 or better by Moody’s, A- or better by S&P or A- or better by Fitch.

“Acceptable Letter of Credit” has the meaning given such term in the Depositary Agreement.

“Account” has the meaning given such term in the Depositary Agreement.

“Acquisition Documents” means, with respect to a Project, any contract entered into by Borrower or a Subsidiary of Borrower for the purpose of the purchase, sale or acquisition, directly or indirectly, of a Project, including any Contribution Agreement, purchase and sale agreement, membership interest purchase agreement, and any related guarantees or other credit support in connection with any of the foregoing, along with all amendments and supplements thereto.

“Adjusted LIBOR” means, with respect to an Interest Period for any Adjusted LIBOR Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100) of 1% of (a) Published LIBOR by (b) an amount equal to (i) one minus (ii) the Applicable Reserve Requirement; provided, however, that at no time shall “Adjusted LIBOR” be deemed to be less than 0.00% per annum.

“Adjusted LIBOR Loan” means a Revolving Loan that bears interest at a rate based on Adjusted LIBOR.

“Administrative Agent” means MUFG Bank, Ltd. in its capacity as administrative agent under any of the Financing Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 11.02, or such other address as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means that certain schedule of fees provided by the Collateral Agent and the Depositary Bank to Borrower and approved by the Borrower, dated as of December 24, 2020.

“Agents” means the Administrative Agent, the Collateral Agent and the Depositary Bank, and “Agent” means any of the Agents, as applicable.

“Aggregate Commitments” means the Revolving Credit Commitments of all the Lenders.

“Agreement” has the meaning specified in the preamble hereto.

“Allocated Minimum Equity Contribution” means, as of any Initial Project Funding Date and any Subsequent Project Funding Date, the minimum aggregate amount of Equity Contributions required to be contributed by or on behalf of the equity owners of the Borrower (but, for the avoidance of doubt, not including contributions by the Borrower) in order to be in compliance with the Debt Sizing Criteria and the Maximum Project Funding Ratio (determined after giving effect to all Loans to be funded on such date).

“Anti-Corruption Laws” means any law or regulation regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. jurisdiction or any non-U.S. jurisdiction to which the Borrower is subject regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Applicable Equator Principles” means the principles so entitled and described in “Equator Principles – A financial industry benchmark for determining, assessing and managing social and environmental risk in projects” and available at: https://equator-principles.com/wp-content/uploads/2020/05/The-Equator-Principles-July-2020-v2.pdf, as adopted in such form by certain financial institutions and as applicable to borrowers with respect to projects of the applicable category of the Projects.

“Applicable Fee Rate” means, at any time, 0.50% per annum.

“Applicable Margin” means (a) in respect of ABR Loans, 0.75% per annum prior to the fourth anniversary of the Closing Date and 1.00% on such fourth anniversary and thereafter and (b) in respect of Adjusted LIBOR Loans, 1.75% per annum prior to the fourth anniversary of the Closing Date and 2.00% on such fourth anniversary and thereafter.

“Applicable Percentage” means with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.15. If the commitment of each Lender to make Loans and the obligation of each Issuing Bank to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Permit” means, at any given time with respect to any Project, any material Permit to be obtained by or on behalf of the applicable Project Company, including any such Permit relating to zoning, environmental or natural resource protection, archaeological and cultural resources, wetlands, pollution, sanitation, the Federal Aviation Administration, FERC, PURPA, PUHCA, applicable regional transmission organization or independent system operator, applicable state or local laws or regulations, safety, siting or building, importation of technology, equipment and materials, that is material and necessary at such time to the development, construction or operation of such Project to construct, test, operate, maintain, repair, own or use the Project as contemplated by the Project Documents, to enter into any Project Document or to consummate any transaction contemplated thereby.

“Applicable Reserve Requirement” means, at any time, for any Adjusted LIBOR Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Loan or any other interest rate of a Loan is to be determined, or (b) any category of extensions of credit or other assets which include Adjusted LIBOR Loan. Adjusted LIBOR Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Adjusted LIBOR Loan shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage at such time.

“Appropriate Lender” means, at any time, (a) with respect to the Revolving Credit Facility, a Lender that has a Revolving Credit Commitment or holds a Revolving Loan at such time and (b) with respect to the Letter of Credit Sublimit, (i) the Issuing Banks and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means MUFG Bank, Ltd. and HSBC Bank USA, N.A., each in its capacity as coordinating lead arranger and bookrunner, and Natixis, New York Branch, and Canadian Imperial Bank of Commerce, New York Branch, each in its capacity as joint lead arranger and bookrunner.

“Asset Register” means an asset register substantially in the form of Annex 2 to Exhibit B-2 hereto.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.07(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries delivered pursuant to Section 6.01(a), and the related consolidated statements of income or operations, members’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Authorized Representative” means with respect to the Borrower or Holdings, any Person designated as an “Authorized Representative” in the resolutions of such Person delivered under Section 4.01(a), or as otherwise notified in writing to the Administrative Agent from time to time and designated as an “Authorized Representative” by such Person.

“Availability Period” means (a) in respect of any Revolving Credit Borrowings, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.05, and (iii) the date of termination of the commitments of the Revolving Credit Lenders to make Revolving Loans and of the obligation of each Issuing Bank to make L/C Credit Extensions pursuant to Section 8.02 and (b) in respect of any issuances of Letters of Credit, the period from and including the Closing Date to the date that is five (5) Business Days prior to the Maturity Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code.

“Base Case Model” means a model, as updated from time to time as provided hereunder, in each case in form and substance satisfactory to the Required Lenders, in consultation with the Borrower, substantially in the form of Exhibit L and, among other things, forecasting the Net Cash Flows to the Borrower, in each case adjusted to exclude Excluded Revenues.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(a).

“Benchmark Replacement” means, for any Available Tenor,

(a) with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(2)	the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment; or

(3)

the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; or

(b) with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (a)(1) or clause (b), the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) or clause (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Financing Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (a)(1), (a)(2) and (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark; and

(2) for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Financing Documents), in each case, which are substantively consistent with such changes being implemented in other similar credit facilities to which the Administrative Agent and the Lenders are a party and with market practice generally.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided a Term SOFR Notice to the Lenders and the Borrower pursuant to Section 3.03(a); or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 3.03.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country, or regime that is blocked or otherwise a target of comprehensive sanctions that have been imposed under Economic Sanctions Laws or (c) a Person that is a department or instrumentality of, or is otherwise beneficially owned by or controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower Administrative Costs” means, for any period, the sum (computed without duplication), each on a cash basis, of the following during such period: (a) general and administrative expenses paid or payable by the Borrower; (b) any direct Taxes (other than income taxes) paid or payable by the Borrower in the ordinary course of business in connection with the ownership of its Subsidiaries during such period; (c) legal, accounting and other professional fees attendant to any of the foregoing items paid or payable by the Borrower; and (d) all other cash expenses paid or payable by the Borrower in the ordinary course of business in connection with the ownership of its Subsidiaries (but excluding, for the avoidance of doubt, any Investment in any Subsidiary, or payments on indebtedness and non-cash charges, such as depreciation, amortization or other bookkeeping entries of a similar nature), in each case, during such period.

“Borrower Certificate” means a certificate substantially in the form of Exhibit B-2 hereto.

“Borrower Materials” means any materials and/or information provided by or on behalf of the Borrower or its Affiliates hereunder.

“Borrowing” means a Revolving Credit Borrowing or an L/C Borrowing, as applicable.

“Bulk Power Order” has the meaning given in Section 6.20.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close and, if such day relates to any Adjusted LIBOR Loan, means any such day that is also a London Banking Day.

“Business Interruption Insurance Proceeds” means any and all proceeds of any insurance, indemnity, warranty or guaranty payable from time to time to the Borrower with respect to the partial or complete interruption of the operation of the business of the Borrower or any Project.

“Cancelled Project” means any Project:

(a) for which Borrower or any Subsidiary has determined not to proceed with development, construction or operation;

(b) which does not reach Completion or Commercial Operation (or other applicable milestones) before the specified outside date in its Power Purchase Agreement (giving effect to the payment of liquidated damages and amendments and waivers thereunder, and unless a replacement Power Purchase Agreement consistent with the Debt Sizing Criteria on which such Project is financed has been executed and is in full force and effect);

(c) if any Subsidiary of Borrower is the managing member under the Permitted Tax Equity Arrangements of such Project, such Subsidiary is removed as the managing member;

(d) the funding conditions under any Permitted Tax Equity Arrangements are not satisfied by the applicable date set forth in such Permitted Tax Equity Arrangements (giving effect to amendments and waivers thereunder, unless alternative replacement funding is provided in respect of such Project);

(e) with respect to any Construction Project that does not have a Power Purchase Agreement or a Permitted Tax Equity Arrangement, that fails to achieve Completion prior to such Project’s Project Date Certain; or

(f) any Permit necessary for operation, construction or maintenance of such Project shall be materially and adversely modified, suspended, terminated, revoked or cancelled by the applicable Governmental Authority, and such material and adverse modification, suspension, revocation, termination or cancellation shall continue for one hundred and twenty (120) consecutive days without such Permit being reinstated or replaced.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” means a blocked, non-interest bearing deposit account of the Borrower at MUFG Union Bank, N.A. in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” means to pledge and deposit in a Cash Collateral Account, for the benefit of one or more of the Issuing Banks and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Administrative Agent or the Issuing Banks shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Banks. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Diversion Event” means, with respect to any Permitted Tax Equity Arrangements, the payment to an escrow account or to the applicable Tax Equity Investor pursuant to the terms of the applicable Tax Equity Documents of any amount of distributable cash that would otherwise have been distributed to the Borrower or any Subsidiary of the Borrower but for an indemnification claim or equivalent having been made by such Tax Equity Investor.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 and rated at least “AA-” by S&P, “Aa3” by Moody’s or AA- by Fitch; (c) commercial paper of an issuer rated at least “A-1” by S&P, “P-1” by Moody’s or F1+ by Fitch, or carrying an equivalent rating by a nationally recognized rating agency, if all three (3) of the named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) above, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least “AA-” by S&P, “Aa3” by Moody’s or AA- by Fitch; (f) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) above; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) above; or (h) money market funds that (x) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (y) are rated “AAA” by S&P, “Aaa” by Moody’s or AAA by Fitch and (z) have portfolio assets of at least $5,000,000,000 (subject to a maximum of 5% of fund capital).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) the Borrower ceases to be actively managed by the Service Provider, in its capacity as manager, or a Qualified Replacement Manager; or

(b) the Sponsor or a Qualified Owner shall cease, directly or indirectly, to own and control legally and beneficially at least 50% of the Equity Interests in the Borrower and have management control over the Borrower.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” or other similar term referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” has the meaning given such term in the preamble hereto.

“Collateral Documents” means, collectively, the Depositary Agreement, the Pledge Agreement, the Pledge and Security Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commercial Operation” means, with respect to a Project, that such Project is able to operate and produce electrical energy for commercial sale in all material respects in accordance with its Project Documents, Prudent Industry Practices and applicable laws and has otherwise satisfied its obligations under each applicable Power Purchase Agreement with respect to the commencement of operations of such Project.

“Completion” means, with respect to each Construction Project, that (i) all work under the applicable EPC Contracts (other than “punchlist” items and work which is to be done after the Project has passed its “acceptance tests” or “performance tests”) for such Project has been completed substantially in accordance with the applicable EPC Contracts for such Project and the requirements of all Applicable Permits for such Project, (ii) all necessary electrical interconnection facilities sufficient to transmit all power generated by such Project have been completed, (iii) such Project has achieved Commercial Operation, (iv) “acceptance tests” or “performance tests” (however defined) under the applicable EPC Contracts, if any, either (A) have been successfully completed, or (B) performance liquidated damages as provided in such contracts have been paid by the applicable EPC Contractor under the applicable EPC Contracts in an amount which, in the aggregate, is equal to the amount of performance liquidated damages required to be paid in order to be deemed to have successfully completed such “acceptance tests” or “performance tests” under the applicable EPC Contracts, (v) in connection with the foregoing clause (iv), the successful completion of such “acceptance tests” or “performance tests”, if any, has met the required testing and performance obligations under each applicable Power Purchase Agreement, (vi) all real estate rights necessary for the completion of the foregoing and the continued operation of such Project shall have been obtained and (vii) other than Permitted Liens, no mechanics’ and/or materialmen’s liens or application therefor have been filed and remain uncured with respect to work performed by the EPC Contractors with respect to such Project (other than “punchlist” items or work which is to be done after Completion) and all amounts due and payable as of such date which could give rise to such mechanics’ and/or materialmen’s liens relating to the Project (other than “punchlist” items or work which is to be done after Completion) are either paid or, if in dispute, properly reserved, in each case other than clauses (iv) and (vii) above, as certified by the Borrower to the Administrative Agent.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Concentration Limits” has the meaning set forth on Schedule 1.01(C).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consents” means each third-party consent required to be entered pursuant to Section 4.02(b)(ii) or Section 6.12(b) in the form customarily proposed by the counterparty to the applicable Power Purchase Agreement or Tax Equity Document, or Borrower, and reasonably acceptable to the Administrative Agent.

“Construction Budget” means a project budget delivered by the Borrower pursuant to Section 4.02(i)(i), as provided in such Project’s Project Funding Certificate.

“Construction Project” means each Project that has not achieved Completion.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Agreement” means, with respect to any Project Company, the applicable contribution agreement entered into between Holdings (or other Affiliate of Borrower) and Borrower in substantially the form attached hereto as Exhibit T.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Entity” means any of the Subsidiaries of the Borrower.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Extension” means each of the following: (a) a Borrowing, (b) an L/C Credit Extension and/or (c) an L/C Loan.

“Credit Rating” means, with respect to a Person, the rating assigned by a Rating Agency to the senior long-term unsecured debt obligations of such Person or, if such Person does not have senior unsecured long-term debt that is rated by a Rating Agency, the rating assigned by a Rating Agency as the corporate credit rating or issuer rating of such Person (in each case not supported by any third-party credit enhancement). In the event two Rating Agencies have assigned such Person a Credit Rating, the applicable Credit Rating shall be the lower of the two and, in the event more than two Rating Agencies have assigned such Person a Credit Rating, the applicable Credit Rating shall be the second highest of the ratings.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Service” means, for any period, without duplication, an amount equal to all principal and any interest and fees accrued with respect to the Loans, any unfunded Revolving Credit Commitments, any Unreimbursed Amounts, any L/C Loans and any Letters of Credit, in each case, then scheduled to be due and payable by the Borrower under any Financing Document, and any Ordinary Course Settlement Payments payable by the Borrower under the Swap Contracts (without duplication of interest amounts payable under this Agreement) net of Ordinary Course Settlement Payments received by the Borrower thereunder during the relevant period.

“Debt Service Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter (or such other date of determination hereunder) of (a) Net Cash Flow actually received by the Borrower in respect of all Operating Projects to (b) all amounts due and payable by the Borrower in respect of (i) principal and interest on all Loans with respect to Operating Projects and (ii) Letter of Credit Fees on all Letters of Credit issued with respect to Operating Projects, in each case, for the four-Fiscal Quarter period ending on such date (or, during the first four Fiscal Quarters ending after the Closing Date, for the period beginning on the Closing Date and ending on the applicable date of determination hereunder); provided, for purposes of the foregoing, (A) any calculation of amounts described in clause (a) shall exclude (1) for any Operating Project, amounts received by the Borrower in respect of the period prior to the Completion of such Project, and (2) all Borrower Administrative Costs incurred in respect of Construction Projects (as reasonably allocated by the Borrower); and (B) any calculation of amounts described in clause (b) shall exclude (1) for any Operating Project, interest or Letter of Credit Fees accrued or paid in respect of any period prior to the Completion of such Project, and (2) interest accrued or paid in respect of any Loan that has been or will be repaid or prepaid by the Borrower on or prior to such date.

“Debt Service Reserve Account” means the Account of such name established pursuant to the Depositary Agreement.

“Debt Service Reserve Account Required Balance” means an amount equal to the projected maximum six months of (i) principal and interest scheduled to become due following such date, based on the amounts of the Loans that have been funded as of such date; (ii) Letter of Credit Fees; and (iii) commitment fees. The Debt Service Reserve Account Required Balance may be funded through cash, a Letter of Credit issued hereunder or an Acceptable Letter of Credit, and shall be calculated assuming no Default or Event of Default will occur during such six-month period and excluding principal payments due at maturity.

“Debt Sizing Criteria” has the meaning set forth on Schedule 1.01(F).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Deemed Investment Grade Power Purchaser” means any Power Purchaser that does not have an Investment Grade Rating but has an equivalent shadow rating as determined in good faith by the Borrower and agreed by the Required Lenders based upon a review of information reasonably requested by the Required Lenders to facilitate such determination; provided, that such Power Purchaser shall no longer be a Deemed Investment Grade Power Purchaser if, at any time, the Required Lenders determine, including based on the documents and other information provided by the Borrower in accordance with Section 6.02(j), that a change in the credit quality of such Power Purchaser has occurred that would reasonably be expected to result in a reduction in the Borrower’s aggregate Net Cash Flow by five percent (5%) or more in respect of any period of four consecutive Fiscal Quarters.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the ABR plus (ii) the Applicable Margin applicable to ABR Loans plus (iii) 2% per annum; provided, however, that with respect to an Adjusted LIBOR Loan, the Default Rate shall be an interest rate equal to the Applicable Margin applicable to Adjusted LIBOR Loans plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin applicable to ABR Loans plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Banks in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the Issuing Banks and each other Lender promptly following such determination.

“Depositary Bank” has the meaning given such term in the preamble hereto.

“Depositary Agreement” means the Depositary Agreement, dated as of the date hereof, among the Borrower, the Administrative Agent, the Collateral Agent, and the Depositary Bank.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Lender” means any Person identified on Schedule 1.01(A).

“Distribution Conditions” means, as of the date of any proposed Restricted Payment to be made in accordance with Section 7.06(c), the satisfaction of the following:

(a) all then due and payable Unreimbursed Amounts and L/C Loans shall have been repaid in full;

(b) no Event of Default shall have occurred and be continuing;

(c) no event or circumstance that with the giving of notice or the passage of time would become an Event of Default has occurred and is continuing;

(d) the Debt Service Reserve Account shall be funded in an amount, when taken together with amounts already on deposit in the Debt Service Reserve Account, any Letters of Credit issued hereunder and any Acceptable Letter of Credit issued for the Debt Service Reserve Account Required Balance, not less than the Debt Service Reserve Account Required Balance;

(e) the Debt Service Coverage Ratio shall be equal to or greater than 1.2:1.0; and

(f) the Borrower shall have delivered to Administrative Agent a certificate of an Authorized Representative certifying that each of the conditions set forth in clauses (a) through (e) above have been satisfied, and attaching calculations demonstrating that the Debt Service Coverage Ratio specified in clause (e) above has been satisfied, as of the date of the proposed Restricted Payment; provided, that the foregoing certifications shall be deemed made in any flow of funds memorandum delivered pursuant to Section 4.02(o) or Section 4.03(h) which provides for a Restricted Payment; provided, further, that in connection with any Restricted Payment to be made with any Loan proceeds borrowed with respect to any Project to reimburse Sponsor or any of its Affiliates for any prior Equity Contributions not in excess of the amount required to maintain the Allocated Minimum Equity Contribution, the Borrower shall not be required to certify as to the condition set forth in clause (e).

“Dollar” and “$” mean lawful money of the United States.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a Term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Early Termination Event” means, with respect to any Interest Rate Hedge Agreement, the occurrence of any termination event or any event of default (howsoever defined in such Interest Rate Hedge Agreement) under any Interest Rate Hedge Agreement which results in the termination of such Interest Rate Hedge Agreement, as applicable, other than any expiration or termination in accordance with the terms of such Interest Rate Hedge Agreement.

“Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States, the European Union, the United Nations, Canada or any other governmental body with relevant jurisdiction pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act, and OFAC regulations.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligibility Representations and Warranties” has the meaning set forth on Schedule 1.01(E).

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or an Approved Fund (any two or more Approved Funds related to the same Lender being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans in the ordinary course of business, excluding, for the avoidance of doubt, any Disqualified Lender or Defaulting Lender.

“Eligible Vendor Requirements” means, with respect to any EPC Contractor or a supplier of panels, inverters, racking systems or batteries for a Project, the requirement that such Person is either listed on Schedule 1.01(B) or otherwise reasonably acceptable to the Required Lenders, which Schedule 1.01(B) shall be reviewed and if applicable amended on an annual basis by the Borrower and the Administrative Agent in consultation with the Independent Engineer.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Laws” means any and all Laws relating to or imposing liability for pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties, attorney or consultant fees or indemnities) resulting from or based upon (a) non-compliance with any Environmental Law or any Environmental Permit, (b) exposure to any Hazardous Materials, (c) Release or threatened Release of any Hazardous Materials, (d) any investigation, remediation, removal, clean-up or monitoring required under Environmental Laws or required by a Governmental Authority (including without limitation Governmental Authority oversight costs that the party conducting the investigation, remediation, removal, clean-up or monitoring is required to reimburse), or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any Permit required under any Environmental Law.

“EPC Contract” means, with respect to any Construction Project, the engineering, procurement and construction contract, balance of plant contract, or other similar construction contract entered into between the applicable Project Company and an EPC Contractor.

“EPC Contractor” means, with respect to any Construction Project, any contractor or supplier selected by the Borrower with respect to the construction, installation or supply arrangements for such Project and, to the extent that such contractor is a supplier of panels, inverters, racking systems or batteries for such Project, either listed on Schedule 1.01(B) or otherwise reasonably acceptable to the Required Lenders.

“Equity Contribution” means (a) any cash contribution to the common equity of Borrower or (at the direction of the Borrower) any of its Subsidiaries by any Holdings Equity Holder and (b) the incurrence of Project Costs on behalf of a Project by an Affiliate of Borrower without repayment obligations in support thereof by the Borrower or any of its Subsidiaries.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Borrower under section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Revenues” means amounts received by the Borrower in respect of (a) Equity Contributions, including in connection with the purchase of Projects, (b) any Extraordinary Receipts, (c) any proceeds of insurance with respect to any loss or recapture of investment tax credits, (d) any capital contribution or other payment by a Tax Equity Investor to Borrower or any Subsidiary of Borrower in connection with a Permitted Tax Equity Arrangement, (e) Cancelled Projects, (f) any indemnification payment made to Borrower or any Subsidiary of Borrower under any Acquisition Document or (g) any Non-Financed Assets.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Credit Commitment (other than pursuant to an assignment request by the Borrower under Section 3.06(b) and Section 10.14) or (ii) such Lender changes its Lending Office (other than pursuant to a request by the Borrower under Section 3.06(a)), except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Letter of Credit” has the meaning assigned to such term in Section 2.03(m).

“EWG” means an “exempt wholesale generator” as defined in Section 1262(6) of PUHCA and the FERC’s regulations at 18 C.F.R. § 366.1.

“Extraordinary Receipt” means any cash received by or paid to or for the account of the Borrower as (i) proceeds of insurance (other than Business Interruption Insurance Proceeds) received in connection with damage to, or loss of, the Borrower’s or its Subsidiaries’ assets that are not intended to be applied to the repair or restoration of such assets, and (ii) condemnation awards (and payments in lieu thereof).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Energy Regulatory Authorizations, Exemptions, and Waivers” means MBR Authority under the FPA, status as a QF under PURPA, status as an EWG under PUHCA, and the PUHCA Exemption or Waiver.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means each letter agreement, dated as of February 23, 2021, between the Borrower and the Administrative Agent, the applicable Arranger, the applicable Lender or the applicable Issuing Bank party thereto, as applicable.

“FERC” means the Federal Energy Regulatory Commission, or its successor.

“Financing Documents” means, collectively, (a) this Agreement, (b) the Collateral Documents, (c) each Fee Letter, (d) the Agency Fee Letter, (e) each Increase Joinder, (f) each of the Revolving Credit Notes, (g) each Sponsor Equity Commitment (but solely for so long as each such Sponsor Equity Commitment is required to be in effect pursuant to the terms of this Agreement and the terms thereof), (h) the Consents (solely with respect to any Power Purchase Agreement or Tax Equity Document comprising five percent (5%) or more of Borrower’s aggregate Net Cash Flow in respect of any period of four consecutive Fiscal Quarters) and (i) any other documents, agreements or instruments entered into in connection with any of the foregoing.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Fitch” means Fitch Investor’s Service, Inc., or its successors.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“Foreign Lender” means a Lender or Issuing Bank that is not a U.S. Person.

“FPA” means the Federal Power Act, as amended, and the implementing regulations of FERC.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Banks, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof. To the extent a Letter of Credit is issued on a ratable basis in accordance with Section 2.03(b)(vi), there shall be no Fronting Exposure for the Issuing Bank.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means (a) the government of (i) the United States or any state or other political subdivision thereof, (ii) any other jurisdiction in which the Borrower or any Subsidiary thereof conducts all or any part of its business, or which asserts jurisdiction over any properties of the Borrower or any such Subsidiary, or (iii) for purposes of Sections 5.17, 6.08(b) and 7.18 only, any other jurisdiction in which the Borrower or any of its Subsidiaries conducts all or any part of its business, or which asserts jurisdiction over any properties of the Borrower or any of its Subsidiaries, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government, including supra-national bodies (such as the European Union and the European Central Bank), including any applicable regional transmission organization or independent system operator, and their respective market monitors.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into Swap Contract permitted under Article VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Holdings” means Goldman Sachs Renewable Power Operating Company LLC.

“Holdings Equity Holder” means the Sponsor, any Qualified Owner and their respective Affiliates (other than the Borrower and its Subsidiaries, but including Holdings).

“HSBC” means HSBC Bank USA, N.A.

“IFRS” means international accounting standards within the meaning of Regulation (EC) No. 1606/2002 (the International Accounting Standards (IAS) Regulation) to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Imputed Amortization Amount” has the meaning set forth in Schedule 1.01(F).

“Increase Effective Date” has the meaning assigned to such term in Section 2.13.

“Increase Joinder” has the meaning assigned to such term in Section 2.13.

“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.13.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business and not more than ninety (90) days overdue);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) its redemption obligations in respect of mandatorily redeemable Preferred Stock; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Financing Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.05(b).

“Independent Engineer” means Enertis Solar Inc., or any other consultant reasonably satisfactory to the Required Lenders.

“Independent Engineer Compliance Certificate” has the meaning specified in Section 6.02(c).

“Independent Engineer’s Certificate” has the meaning specified in Section 4.02(e).

“Independent Engineer’s Checklist” has the meaning specified in Section 4.02(e).

“Information” has the meaning specified in Section 10.08.

“Initial Operating Budget” means, with respect to any Operating Project, a draft operating plan and a budget, substantially in the form of Exhibit N, detailed by quarter for such Project and the balance of the Projects in the portfolio, of anticipated revenues and anticipated expenditures, such budget to include maintenance, repair and operation expenses (including reasonable allowance for contingencies), reserves and all other anticipated O&M Costs for the Projects for the ensuing twelve months.

“Initial Project Funding Date” has the meaning set forth in Section 4.02.

“Insurance Consultant” means Moore-McNeil, LLC, or any successor reasonably satisfactory to the Required Lenders.

“Interconnection Agreement” means, with respect to any Project, any interconnection agreements to which the applicable Project Company and an Interconnection Provider are a party, or from which a Project Company benefits.

“Interconnection Provider” means, with respect to any Project, the provider of interconnection services for such Project under the Interconnection Agreement for such Project.

“Interpolated Rate” means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:

(a) the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan;

(b) the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan; and

(c) each as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the commencement of such Interest Period of that Loan.

“Interest Payment Date” means, as to any Loan, each Semiannual Payment Date and the Maturity Date.

“Interest Period” means, as to each Adjusted LIBOR Loan, the period commencing on the date such Adjusted LIBOR Loan is disbursed or converted to or continued as an Adjusted LIBOR Loan and ending on the date one, three or six months thereafter (or, if agreed by all relevant Lenders, a period of shorter than one month), as selected by the Borrower in its Notice of Borrowing; provided that:

(i)

any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of an Adjusted LIBOR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)

any Interest Period pertaining to an Adjusted LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the complete calendar month at the end of such Interest Period; and

(iii)	no Interest Period shall extend beyond the Maturity Date;

(iv)

any interest with respect to any Interest Period ending on a date that is not a Quarterly Date shall accrue on the immediately succeeding Quarterly Date and shall become due and payable on the immediately succeeding Semiannual Payment Date; and

(v)

any interest with respect to any Interest Period shall accrue on each Quarterly Date occurring during such Interest Period and shall be due and payable on any Semiannual Payment Date occurring during such Interest Period.

“Interest Rate Hedge Agreement” means any Swap Contract that hedges interest rates and is permitted under Article VII that is entered into by and between the Borrower and any Hedge Bank.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, net of any dividends, interest, distributions, return of capital and other amounts received or realized in respect of such Investment, up to the original amount of such Investment.

“Investment Grade Power Purchaser” means (a) a Power Purchaser that has an Investment Grade Rating or (b) a Deemed Investment Grade Power Purchaser.

“Investment Grade Rating” means, in respect of any Person, that such Person has a Credit Rating of at least BBB- by S&P or Fitch, at least Baa3 by Moody’s, or the equivalent of the foregoing if the Rating Agency is any other Rating Agency.

“Investment Grade Revenues” has the meaning given in Schedule 1.01(F).

“IP Rights” means any right to use trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, the Letter of Credit Notice and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower (or any Subsidiary) or in favor of the applicable Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” has the meaning given such term in the preamble hereto, and includes any successor issuer of Letters of Credit hereunder.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes, orders, principles of common law, Permits and enforceable agreements with, any Governmental Authority.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Credit Extension Date” has the meaning assigned to such term in Section 4.04.

“L/C Loan” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the preamble hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Exhibit E-2, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letters of Credit” means, collectively, the Reserve Letters of Credit and the Project Letters of Credit, and “Letter of Credit” means any of the Letters of Credit.

“Letter of Credit Application” means, with respect to each Issuing Bank, an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by such Issuing Bank.

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Notice” means a notice in the form attached hereto as Exhibit K.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to 46% of the aggregate of the Revolving Credit Commitments and, subject to effectiveness in accordance with Section 2.13(a), the Incremental Revolving Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan.

“Local Accounts” means any deposit accounts established and maintained by the Borrower that are (or, within thirty (30) days of the later of (x) the Closing Date, or (y) the date on which such account is opened by or on behalf of the Borrower, will be) subject to a springing deposit account control agreement with the Collateral Agent and the applicable account bank, which accounts may be used for the deposit of Equity Contributions made to the Borrower and any amounts transferred to such account pursuant to the Depositary Agreement, in each case, for application towards the payment of Project Costs, Borrower Administrative Costs or for any other purpose not prohibited hereunder or under any other Financing Document.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Market Consultant” means Wood MacKenzie, or any successor reasonably satisfactory to the Required Lenders.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; (b) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender under any Financing Document, or of the ability of the Borrower to perform its material obligations under any Financing Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Financing Document to which it is a party.

“Material Cash Diversion Event” means, with respect to any Project, any Cash Diversion Event resulting in a reduction of cash distributions actually distributed to the Borrower under any limited liability company operating agreement constituting a Permitted Tax Equity Arrangement, solely to the extent that such reduction is reasonably expected to result in a reduction of Borrower’s aggregate Net Cash Flow by five percent (5%) or more in respect of any period of four consecutive Fiscal Quarters.

“Material Project” means, as of any Initial Project Funding Date, a Project in respect of which the difference between (i) the Maximum Loan Amount, calculated and determined including such Project and (ii) the Maximum Loan Amount, calculated and determined without reference to such Project is at least $30,000,000.

“Material Project Document” means any Project Document for a Material Project.

“Material Transaction Documents” means, with respect to each Material Project, each Power Purchase Agreement (solely to the extent that at least 5% of Borrower’s aggregate Net Cash Flow in respect of any period of four consecutive Fiscal Quarters is reasonably expected to be attributable to such Power Purchase Agreement), each EPC Contract (solely with respect to Construction Projects), each O&M Contract (solely with respect to Operating Projects), each Tax Equity Document and any related guarantees or other credit support in connection with any of the foregoing, in each case for such Material Project.

“Maturity Date” means the earlier to occur of (a) the acceleration of the obligations pursuant to Section 8.02 of this Agreement or (b) the Scheduled Maturity Date.

“Maximum Loan Amount” has the meaning set forth on Schedule 1.01(F).

“Maximum Project Funding Ratio” means, with respect to any Project, a Project Funding Ratio of no greater than 85:15.

“MBR Authority” means an order by FERC pursuant to Section 205 of the FPA (a) authorizing a Project Company to sell energy, capacity and specified ancillary services at market-based rates, (b) accepting a tariff for filing that provides for such sales, and (c) granting such Project Company waivers of regulations and blanket authorizations customarily granted by FERC to an entity that sells wholesale power and ancillary services at market-based rates, including blanket approval for the issuance of securities and assumption of liabilities under Section 204 of the FPA and Part 34 of the FERC’s regulations.

“Minimum Collateral Amount” means, at any time, an amount equal to the Fronting Exposure of each Issuing Bank with respect to Letters of Credit issued and outstanding at such time.

“Minimum Criteria” means the Debt Sizing Criteria, the Eligibility Representations and Warranties, the Eligible Vendor Requirements and the Concentration Limits.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Necessary Permits” has the meaning specified in Section 5.03(b).

“NERC” means the North American Electric Reliability Corporation or any successor certified by FERC as the electric reliability organization for the United States.

“Net Cash Flow” means, with respect to any period, all amounts received by the Borrower generated by the Projects and other assets directly or indirectly owned by the Borrower, and any related power and REC marketing activities for contracted revenues or uncontracted revenues, less Borrower Administrative Costs for such period; provided, that Net Cash Flow will exclude all Excluded Revenues; provided, further, that, for purposes of the projections set forth in the Base Case Model, Net Cash Flow shall exclude all projected uncontracted revenues unless a merchant curve generated by the Market Consultant (or other third-party merchant curve reasonably satisfactory to the Administrative Agent) has been delivered to Administrative Agent in respect thereof.

“Net Cash Proceeds” means with respect to any Extraordinary Receipt, the sale or issuance of any Equity Interest by Borrower, or the incurrence or issuance of any Indebtedness by Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction or event by the Borrower or any Subsidiary thereof, as applicable over (ii) the underwriting discounts and commissions (to the extent applicable), and other reasonable and customary out-of-pocket expenses, incurred by Borrower in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Financed Assets” has the meaning given in Section 1.08(b).

“Non-Investment Grade Power Purchaser” means any Power Purchaser that is not an Investment Grade Power Purchaser.

“Non-Investment Grade Revenues” has the meaning given in Schedule 1.01(F).

“Non-Material Project” means any Project other than a Material Project; provided, that if as of the Initial Project Funding Date for any Project that would otherwise be a Non-Material Project, the difference between (i) the Maximum Loan Amount, calculated and determined including all such Non-Material Projects and (ii) the Maximum Loan Amount, calculated and determined without reference to such Non-Material Projects exceeds the lesser of (x) 33% of the then-available Revolving Credit Commitments and (y) $165,000,000, such Project shall be deemed a Material Project.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States by the Borrower or any Subsidiary primarily for the benefit of employees of the Borrower or one or more Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Notice of Borrowing” means (a) a notice of a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Adjusted LIBOR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“O&M Contract” means, with respect to any Project, the primary contract or agreement regarding the operation and maintenance of such Project, entered into between the applicable Project Company and an O&M Contractor.

“O&M Contractor” means, with respect to any Project, the contractor or operator selected by Borrower with respect to the operation and maintenance for such Project.

“O&M Costs” means, with respect to any Project, all actual cash maintenance and operation costs incurred and paid for such Project in any particular calendar or fiscal year or period to which said term is applicable, including payments for local, sales, excise, franchise, real estate or other direct Taxes, income Taxes of the Borrower (excluding any income Taxes of any Person holding Equity Interests in Borrower), insurance, consumables, payments made in connection with the requirements of any Permit or applicable Law for such Project, payments under any lease, payments pursuant to the agreements for the management, operation and maintenance of such Project, payments for goods or services provided or rendered to the owner of such Project, including payments under any Project Document (including any Ordinary Course Settlement Payments under Power Purchase Agreements that are in the form of hedges) or any other contract entered into in accordance with this Agreement (including payments made to cash collateralize obligations with respect to security required under any contract or any letter of credit related thereto, in each case, up to the applicable amount required by such contract), capital expenditures and other expenses, in each case, solely for operating such Project and maintaining such Project in good repair and operation condition in accordance with Prudent Industry Practices (and not related to expansion or other build-out of such Project), costs of obtaining any other materials, supplies, spare parts, utilities or services for the Project, repair and replacement costs for equipment included in the Project, remediation costs in respect of the Project, legal, accounting and consulting fees and expenses paid by the owner of such Project in connection with the management, maintenance or operation of such Project, fees paid in connection with obtaining, transferring, maintaining or amending any Permits (including amounts paid to cash collateralize obligations with respect to any Permit or a related letter of credit, in each case, up to the applicable amount required by such Permit or letter of credit provider, as applicable), employee salaries, wages and other expenses, and reasonable general and administrative expenses, business management and administrative service fees, reasonable expenses to keep the Collateral free and clear of all Liens (other than Permitted Liens), all indemnities and other arrangements providing for the payment of amounts to independent consultants, counsel and employees in connection with the Indebtedness of the Borrower, and all costs, fees and expenses under any long-term service agreement and any other spare parts agreement, overhaul agreement or equipment repair or inspection agreement related to mandatory (as opposed to discretionary) maintenance, but exclusive in all cases of non-cash charges, including depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature, and also exclusive of payments of any kind with respect to Debt Service, including all principal, all interest charges, and all commitment fees, underwriting fees and other similar fees due and payable in connection with the Indebtedness of the owner of such Project, all Restricted Payments of any kind, payments for restoration or repair of such Project to the extent paid or payable with Extraordinary Receipts or termination payments under any Swap Contracts.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Financing Document or otherwise with respect to any Loan, Letter of Credit, Interest Rate Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Budget” has the meaning given such term in Section 6.18.

“Operating Project” means a Project that has achieved Completion.

“Ordinary Course Settlement Payments” means all regularly scheduled payments due under any Interest Rate Hedge Agreement from time to time, calculated in accordance with the terms of such Interest Rate Hedge Agreement, as applicable, including “Fixed Rate” payment amounts, but excluding, for the avoidance of doubt any “Settlement Amounts” or “Termination Payments” due and payable under such Interest Rate Hedge Agreement in connection with an Early Termination Event.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loan or Financing Documents).

“Other Funding Date” has the meaning assigned to such term in Section 4.03.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Sections 3.06(b) and 10.14).

“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Partial Project Sale” means any Project Sale with respect to a portion (but less than all) of the Equity Interests in any Person, as long as such Person remains a Subsidiary of the Borrower following the consummation of such Project Sale.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), Pub. L. 107-56.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permit” means any permit, license, authorization, plan, directive, consent order, approval, registration, exemption or consent decree of or from any Governmental Authority.

“Permitted Liens” has the meaning given such term in Section 7.01.

“Permitted Tax Distributions” means cash dividends or other distributions declared and paid for the sole purpose of funding the payments by the direct or indirect owners of the Borrower of the income Taxes owed with respect to their respective allocable shares of the taxable net income for such period of the Borrower, provided that such dividends or other distributions shall not exceed, in any taxable period, an amount equal to (a) the product of (i) the highest marginal combined income Tax rates then in effect applicable to a corporation resident in Wilmington, Delaware (taking into account the deductibility of state and local Taxes in computing U.S. Federal income Taxes) and (ii) net taxable income of or allocated to the Borrower for such taxable period, reduced by any net losses or other tax attributes (other than tax credits) of or allocated to the Borrower carried over from prior periods to the extent not previously taken into account in computing net taxable income under this clause (ii), reduced, but not below zero, by (b) any tax credits of or allocable to the Borrower and such Subsidiaries for such taxable period and any such tax credits carried over from prior taxable periods to the extent not previously applied to reduce the amount of Permitted Tax Distributions. If the Borrower is classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes for any taxable period, the Borrower will be treated as a regarded pass-through entity for such taxable period(s) for purposes of calculating Permitted Tax Distributions.

“Permitted Tax Equity Arrangement” means, with respect to any Project, a tax equity arrangement through a “partnership flip,” “sale leaseback,” “inverted lease” or other structure to be funded pursuant to the applicable Tax Equity Documents, in each case, with a Tax Equity Investor that has long-term unsecured senior debt obligations rated at least BBB by S&P and at least Baa2 by Moody’s (determined at the time of the Initial Project Funding Date for such Project)

or otherwise reasonably acceptable to the Required Lenders, the proceeds of which will be used to repay all or a portion of the Loans made in respect of the Investment Grade Revenues and Non-Investment Grade Revenues to be generated by such Project, which Permitted Tax Equity Arrangement shall not require Borrower or any Subsidiary of the Borrower to issue any parent company guarantees for the benefit of any Tax Equity Investor, in each case.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may have any liability.

“Platform” means DebtDomain, IntraLinks, Syndtrak, ClearPar, or another similar electronic system on which the Borrower Materials are posted.

“Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, by and between Holdings and the Collateral Agent.

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the date hereof, by and between the Borrower and the Collateral Agent.

“Power Purchase Agreement” means, with respect to any Project, (i) any power purchase, hedge or other revenue arrangement with a Power Purchaser entered into by, or on behalf of, the Project Company with respect to such Project for the sale of, or financial hedge with respect to, electrical energy and any ancillary services or attributes related thereto, including, if applicable as part of such power purchase, hedge or similar agreement and (ii) any REC Agreement.

“Pre-Ownership Period” means, with respect to any Subsidiary of the Borrower, the period prior to the date the Borrower or any of its Affiliates acquired such Subsidiary or Project.

“Preferred Stock” means any class of capital stock (or similar Equity Interests) of a Person that is preferred over any other class of capital stock (or similar Equity Interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time.

“Power Purchaser” means, with respect to any Project, the purchaser (or, in the case of a financial hedge arrangement or other revenue arrangement, the rate payer or other offtaker) under a Power Purchase Agreement with respect to such Project.

“Project” means a battery storage system or electric generating photovoltaic system, or combination of the two, including but not limited to photovoltaic panels, racks, wiring and other electrical devices, conduit, weatherproof housings, hardware, one or more inverters, racking systems, remote monitoring systems, communication systems, connectors, meters, disconnections, battery storage equipment and energy management equipment, but excluding, in each case, any applicable Power Purchaser’s or applicable grid operator’s electrical distribution equipment.

“Project Acquisition” means the acquisition or purchase by the Borrower or any Subsidiary of the Borrower, directly or indirectly, of any Project (or any Person that, following the consummation of such acquisition or purchase, shall constitute a Project Company).

“Project Company” means, with respect to any Project, the direct or indirect Subsidiary of the Borrower that directly develops, constructs, owns and operates, as applicable, such Project in accordance with this Agreement.

“Project Costs” means, with respect to any Project, the cost of the development, design, engineering, acquisition, equipping, construction, assembly, inspection, testing, completion, and start-up of a Project, including, without duplication: (a) all costs and taxes associated with the acquisition of such Project by the Borrower; (b) all amounts payable under the applicable EPC Contracts and the applicable construction management agreement, site acquisition and preparation costs, any interconnection and transmission upgrade costs payable by a Project Company pursuant to the applicable Power Purchase Agreement, and all interconnection expenses payable pursuant to the applicable Interconnection Agreements in respect of such Project; (c) financing, advisory, engineering, accounting, financial, consulting, legal and other fees; (d) principal, interest and fees payable on or in respect of any Letters of Credit issued on behalf of such Project, in each case, pursuant to this Agreement or the other Financing Documents prior to Completion of such Project; (e) the initial working capital for a Project as included in the applicable Construction Budget; and (f) funding of the Debt Service Reserve Account up to the Debt Service Reserve Account Required Balance.

“Project Date Certain” means, with respect to any Construction Project, (i) that does not have a Power Purchase Agreement or a Permitted Tax Equity Arrangement, the date which is nine (9) months after the “Scheduled Date for Completion” of such Construction Project, which “Scheduled Date for Completion” and “Project Date Certain” shall be set forth in the Asset Register for such Project, and (ii) that does have a Power Purchase Agreement or a Permitted Tax Equity Arrangement, the date on which such Project would become a Cancelled Project pursuant to clauses (b) or (d) of the definition thereof.

“Project Documents” means, with respect to a Project, any contract to which the applicable Project Company for such Project is a party (or its direct or indirect parent companies that are or will be Subsidiaries of the Borrower are a party, and in the case of credit support, any other Affiliate of such Project Company), with respect to the development, construction, and operation and maintenance of, and sales of and transmission of electricity or other assets from, such Project, including all leases, easements, site control and other real property documents, Power Purchase Agreements, Interconnection Agreements, EPC Contracts (solely with respect to Construction Projects), and O&M Contracts, and any related guarantees or other credit support in connection with any of the foregoing, along with all amendments and supplements thereto.

“Project Funding Certificate” means a certificate substantially in the form of Exhibit B-1 hereto.

“Project Funding Ratio” means, as of any date of determination, the ratio of (a) the aggregate principal amount of Loans outstanding as of such date, to (b) the aggregate amount of Equity Contributions made to the Borrower or any of its Subsidiaries on or prior to such date.

“Project L/C Borrowing” means, with respect to any Project, an extension of credit resulting from a drawing under any Letter of Credit issued with respect to such Project which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“Project L/C Obligations” means, with respect to any Project, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit issued with respect to such Project (as requested pursuant to such Project’s Project Funding Certificate) plus the aggregate of all Unreimbursed Amounts with respect to such Project, including all Project L/C Borrowings. For purposes of computing the amount available to be drawn under any such Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Project Letter of Credit” has the meaning given to such term in Section 2.03(a).

“Project Sale” means the Disposition of all or any portion of the Equity Interests owned, directly or indirectly, by the Borrower in any Subsidiary of the Borrower, or the sale of all or substantially all of the assets of any such Subsidiary (excluding any such Disposition in connection with a Permitted Tax Equity Arrangement); provided, however, that any restructuring transaction or series of restructuring transactions involving a Disposition of all or any portion of the Equity Interests owned, directly or indirectly, by the Borrower in any Subsidiary of the Borrower pursuant to transaction documentation acceptable to the Required Lenders that does not, following the consummation of such transactions, result in a change to the Borrower’s ownership interest on a fully diluted basis of the aggregate voting and economic interests in such Subsidiary shall not constitute a “Project Sale.”

“Project Schedule” has the meaning given such term in Section 4.02(i)(i).

“Provider Default” means, with respect to the Service Agreement, (a) written notice of termination thereof by the Service Provider, (b) termination thereof by, or resignation by or removal of, the Service Provider, or (c) any other event that with the giving of notice, passage of time, or both, would result in termination thereof or removal of the Service Provider, in each case subject to cure rights described in Section 8.01(l).

“Prudent Industry Practices” means, with respect to any Project, the practices, methods, activities and standards of safety adopted by a significant portion of the North American (and, if applicable, such other region in which such Project is located) solar electric utility industry as good practices applicable to the design, construction, operation, maintenance, repair and use of generating facilities of similar type, size and capacity of such Project with commensurate standards of safety, performance, dependability, efficiency and economy and the practices, methods of activities which, in the exercise of skill, diligence, prudence, foresight and reasonable judgment by a prudent generator of electricity in light of the facts known at the time the decision was made, could reasonably have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition and applicable Laws. “Prudent Industry Practices” are not intended to be limited to the optimum practices, methods, acts or standards to the exclusion of all others, but rather are intended to delineate acceptable practices, methods, acts or standards generally accepted in the North American (and, if applicable, such other region in which such Project is located) electric utility industry.

“Public Lender” means any Lender that has personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates.

“Published LIBOR” means for any Interest Period as to any Adjusted LIBOR Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two (2) Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent in its reasonable discretion to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is less than zero, Published LIBOR will be deemed to be zero.

“PUHCA” means the Public Utility Holding Company Act of 2005 and the implementing regulations of FERC at 18 C.F.R Part 366.

“PURPA” means the Public Utility Regulatory Policies Act of 1978 and the implementing regulations of FERC.

“Qualifying Facility” or “QF” means a qualifying facility under Section 210 of PURPA, and FERC’s implementing regulations thereof at 18 C.F.R Part 292.

“Qualified Owner” means any Person that has a tangible net worth of at least $500,000,000 (or has a rating in respect of its senior unsecured and unguaranteed indebtedness or a corporate family rating of at least “BBB-” by S&P or Fitch or “Baa3” by Moody’s); provided, that prior to any such Person becoming an owner, directly or indirectly, of any Equity Interests in the Borrower, (w) the Administrative Agent shall have received written notice of the proposed acquisition by such Person of such Equity Interests at least fifteen (15) Business Days prior to such acquisition (the Administrative Agent agreeing that it shall in turn promptly deliver a copy of any such notice to the Lenders), (x) the Administrative Agent shall have provided to the Borrower within five (5) Business Days of the Administrative Agent’s receipt of such notice, a reasonably detailed description of all documentation and other information reasonably required by the Lenders pursuant to their respective applicable “know your customer” and anti-money laundering rules and regulations consistently applied in connection with such proposed acquisition, if any, and (y) such Person (either directly or through the Borrower) shall have provided to the Administrative Agent such requested documentation and other information prior to consummating such acquisition; provided, further, that in no circumstance shall a Blocked Person be a Qualified Owner.

“Qualified Replacement Manager” means any Person that (a) is (or has an Affiliate that is) a past or present majority owner or operator of one or more solar electric generating facilities that, at the time of determination, are in commercial operation and that have an aggregate generating capacity of at least 400 megawatts or (b) has contracted with one or more Persons to perform management, operation and maintenance services for the Projects, which are (or have an Affiliate that is), in each case, a past or present majority owner or operator of one or more solar electric generating facilities that, at the time of determination, are in commercial operation and that have an aggregate generating capacity of at least 300 megawatts. For purposes of calculating percentage ownership by a Person of facilities co-owned with Tax Equity Investors, the Person who is the managing member with respect to or otherwise owns the controlling interest in such facilities shall be deemed the majority owner thereof.

“Qualifying Facility” or “QF” means a qualifying facility under Section 210 of PURPA, and FERC’s implementing regulations thereof at 18 C.F.R. Part 292.

“Quarterly Date” means March 31, June 30, September 30 and December 31 of each year.

“Rating Agency” means (a) S&P, Fitch or Moody’s or (b) any other rating agency that, at the time, is designated as a nationally recognized statistical rating organization by the U.S. Securities and Exchange Commission and has had its ratings accepted by the National Association of Insurance Commissioners in determining its equivalent rating designations for reporting and reserving purposes and that is acceptable to the Required Lenders (acting reasonably). For the avoidance of doubt, Egan-Jones Ratings shall not be a Rating Agency.

“REC Agreement” means with respect to any Project, any agreement between a Project Company and a REC Counterparty relating to the purchase, sale, swap, hedge, or similar arrangement relating to the RECs of such Project.

“REC Counterparty” means, with respect to any Project, the purchaser or offtaker under a REC Agreement with respect to such Project.

“Recipient” means the Administrative Agent, any Lender, any Issuing Bank, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“RECs” means credits, credit certificates, green tags or similar environmental or green energy attributes (such as those for greenhouse gas reduction or the generation, storage or delivery of green power or renewable energy) created by a Governmental Authority of any state or local jurisdiction and/or independent certification board or group generally recognized in the electric power generation industry, and generated by or associated with any Project or electricity produced therefrom.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning specified in Section 10.07(c).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Required Capital Expenditures” means those capital expenditures (a) reasonably believed by Borrower in its good faith judgment to be required to be expended in order to prevent or mitigate an emergency situation involving endangerment of life, human health, safety or the environment or damage to property, (b) incurred for the purpose of permitting the Borrower or any Subsidiary to comply with applicable Law, Permits or any contract, or (c) otherwise deemed reasonably prudent by the Borrower in its good faith judgment; provided, that, in the case of this clause (c), if such capital expenditures are made with Loan proceeds in an amount (x) in the case of any Material Project, that together with other expenditures for such Project made pursuant to this clause (c) would cause costs for such Project to exceed 10% of the costs set forth in the Construction Budget for such Project or allocable to such Project in the Operating Budget or (y) in the case of any Non-Material Project, that together with other expenditures for such Project made pursuant to this clause (c) would cause costs for such Project to exceed 15% of the costs set forth in the Construction Budget for such Project or allocable to such Project in the Operating Budget, such expenditures shall be subject to the prior, written approval by the Independent Engineer, which approval shall be delivered by or on behalf of Borrower to the Administrative Agent.

“Required Insurance” has the meaning set forth in Section 6.07.

“Required Lenders” means, at any time, Lenders holding more than 66.67% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 66.67% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Reserve Letter of Credit” has the meaning given to such term in Section 2.03(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the president, the chief executive officer, any vice president, the treasurer, the secretary, any assistant secretary, any managing general partner, any managing member of such Person or of any managing general partner or any managing member of such Person, or any authorized representative of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revenue Account” means, with respect to the Borrower, the Account by such name established for the Borrower pursuant to the Depositary Agreement.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Adjusted LIBOR Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s obligation to purchase participations in L/C Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount (without duplication) of the Revolving Credit Lenders’ Revolving Credit Commitments and Revolving Loans at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C.

“Revolving Loan” has the meaning specified in Section 2.01.

“S&P” means Standard & Poor’s Financial Services LLC and any successor thereto.

“Scheduled Maturity Date” means the fifth anniversary of the Closing Date; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Depositary Bank, the Lenders, the Issuing Banks, the Hedge Banks, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Semiannual Payment Date” means June 30 and December 31 of each year.

“Service Agreement” means that certain Management Services Agreement, dated as of February 9, 2018, between the Sponsor and the Service Provider.

“Service Provider” means Goldman Sachs Asset Management, L.P., a Delaware limited partnership.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsor” means Goldman Sachs Renewable Power LLC, a Delaware limited liability company.

“Sponsor Equity Commitment” means a Sponsor Equity Commitment Agreement from the Sponsor in favor of the Borrower and the Collateral Agent, which is entered into in anticipation of a Permitted Tax Equity Arrangement that is not yet effective and provides for Sponsor’s obligation to contribute committed capital upon demand, and substantially in the form set forth in Exhibit S.

“State Electric Utility Regulations” has the meaning specified in Section 5.19(f).

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under Economic Sanctions Laws.

“Subsequent Project Funding Date” has the meaning assigned to such term in Section 4.03.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower. For the avoidance of doubt, with respect to any Project that is subject to a Permitted Tax Equity Arrangement, (i) the Person (if any) that is the partnership in which the applicable Tax Equity Investor and the Borrower or its Subsidiary are invested, and which owns, directly or indirectly, the applicable Project Company and (ii) such Project Company shall, in each case of the foregoing clauses (i) and (ii), be Subsidiaries of the Borrower.

“Swap Contract” means any and all interest rate swap or option transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, foreign exchange swap or option transactions, or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, in each case which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, however, that no Power Purchase Agreement shall constitute a “Swap Contract” hereunder.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Equity Buyout Exercise” has the meaning specified in Section 7.03(j).

“Tax Equity Documents” means, with respect to a Project, any contract to which the applicable Project Company or any other Subsidiary of the Borrower that directly or indirectly owns such Project is a party (and in the case of credit support, to which any other Affiliate of such Project Company is a party) entered into with or for the benefit of any Tax Equity Investor, including any equity capital contribution agreement, membership interest purchase agreement, limited liability company agreement, any lease, rental schedule or other agreement required in connection with a “sale leaseback” or “inverted lease” transaction, and any related guarantees or other credit support in connection with any of the foregoing, along with all amendments and supplements thereto.

“Tax Equity Investor” means, with respect to any Project, any Person (including, in the case of an investor, its parent company guaranteeing such investor’s applicable obligations under the relevant Tax Equity Documents) that is the provider of capital contributions pursuant to a tax equity arrangement through a “partnership flip,” “sale leaseback,” “inverted lease” or other structure.

“Tax-Exempt Person” means:

(a) a Person that is a “tax-exempt entity” (except to the extent the exception under Section 168(h)(1)(D) or Section 168(h)(2)(B) of the Code applies with respect to the income from the applicable Projects for that Person) or a “tax-exempt controlled entity” (other than a “tax-exempt controlled entity” that has made the election provided by Section 168(h)(6)(F)(ii) of the Code) within the meaning of Section 168(h) of the Code;

(b) a Person described in Section 50(b)(3) or 50(b)(4) of the Code;

(c) a Person that is described in Treasury Regulations Section 1.48-4(a)(1)(v); or

(d) a Person that is for U.S. federal income tax purposes an entity disregarded as separate from its owner or a partnership a direct or indirect owner of a beneficial interest in which is a “tax-exempt entity,” or a “tax-exempt controlled entity” described in clause (a), or a Person that is described in Treasury Regulations Section 1.48-4(a)(1)(v), unless such “tax-exempt entity,” “tax-exempt controlled entity” or Person that is described in Treasury Regulations Section 1.48-4(a)(1)(v) holds such interest for U.S. federal income tax purposes through a taxable C Corporation (as defined in the Code) that either (i) is not a “tax-exempt controlled entity” within the meaning of Section 168(h) of the Code or (ii) is not treated as a “tax-exempt controlled entity” under Section 168(h)(6)(F) of the Code because it has made an election under Section 168(h)(6)(F)(ii) of the Code.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 3.03 with a Benchmark Replacement that is not comprised of Term SOFR.

“Total Credit Exposure” means, as to any Lender at any time, the unused Revolving Credit Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations for each Project.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction Documents” means the Acquisition Documents, the Material Project Documents, and the Tax Equity Documents.

“Type” means, with respect to a Loan, its character as an ABR Loan or an Adjusted LIBOR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning specified in Section 10.22.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B)(3).

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Financing Document, unless otherwise specified herein or in such other Financing Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Financing Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Financing Document, shall be construed to refer to such Financing Document in its entirety and not to any particular provision thereof, (iv) all references in a Financing Document to Articles, Sections, Recitals, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Recitals, Exhibits and Schedules to, the Financing Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Financing Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Financing Document.

(d) For all purposes under the Financing Documents, in connection with any division or plan of division by the Borrower under Section 18-217 of Title 6 of the Delaware Code: (i) if any asset, right, obligation or liability of the Borrower becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the Borrower to the subsequent Person and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded; provided, however, that this sentence shall not apply in connection with any provision where the term “Solvent” or “Solvency” is used herein, in any Financing Document.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Financing Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of Borrower and its Subsidiaries or to the determination of any amount for Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Adjusted LIBOR” or with respect to any comparable or successor rate thereto.

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the available amount of such Letter of Credit in effect at such time.

1.07 [Reserved].

1.08 Certain Transactions.

(a) From and after the date of any Project Sale (other than any Partial Project Sale) and the Borrower having made any prepayment of the Obligations as required under the terms of this Agreement, (a) the applicable Subsidiary shall cease to be a Subsidiary, and the applicable Project Company shall be deemed not to be a Project Company, (b) the relevant Project shall be deemed not to be a Project, (c) the equity in and assets of such Subsidiary and its Subsidiaries and other Investments shall be deemed not to be part of the Collateral (and any Liens thereon granted under the Collateral Documents shall be automatically released), and (d) any breaches, defaults or Events of Default under any Financing Document that relate to such Subsidiaries or Project shall be deemed cured.

(b) Notwithstanding anything to the contrary herein, to the extent Borrower directly or indirectly owns Persons or Projects with respect to which either no Loans have been borrowed or no Loans remain outstanding (“Non-Financed Assets”), Borrower makes no representations regarding such Non-Financed Assets (other than pursuant to Sections 5.11, 5.13, 5.15, 5.17, 5.19, 5.23, 5.24 and 5.28) and shall have no obligations hereunder to cause such Non-Financed Assets to take or refrain from taking any action (other than pursuant to Sections 6.08, 6.14, 6.16, 6.23, 7.18 and 7.21); provided, that Borrower shall, and shall cause its Subsidiaries, to own and operate such Non-Financed Assets in a manner that does not adversely affect any of Borrower’s Subsidiaries or any Projects that are not Non-Financed Assets.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans for each Project (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that no more than one Revolving Credit Borrowing may be made in any calendar month unless the Borrower certifies that an additional Revolving Credit Borrowing is necessary in connection with any Acquisition Documents or any immediate Project needs, in which case one additional Revolving Credit Borrowing may be made in such calendar month; provided, further, that after giving effect to each Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Revolving Loans may be ABR Loans or Adjusted LIBOR Loans, as further provided herein. Revolving Loan proceeds shall be disbursed as directed pursuant to any letter of direction delivered by the Borrower in accordance with Section 4.02(o) or Section 4.03(h) (as applicable) or, absent any such letter of direction, deposited into the Revenue Account.

2.02 Borrowings, Conversions and Continuations of Revolving Loans. (a) Each Revolving Credit Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Adjusted LIBOR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Notice of Borrowing; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing. Each such Notice of Borrowing must be received by the Administrative Agent not later than (i) 1:00 p.m. three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Adjusted LIBOR Loans or of any conversion of Adjusted LIBOR Loans to ABR Loans, and (ii) 11:00 a.m. two (2) Business Days prior to the requested date of any Borrowing of ABR Loans. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Adjusted LIBOR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to ABR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Notice of Borrowing shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Adjusted LIBOR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Notice of Borrowing, then the applicable Revolving Loans shall be made as, or converted to, ABR Loans or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Adjusted LIBOR Loans with an Interest Period of one month. Any such automatic conversion shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Adjusted LIBOR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Adjusted LIBOR Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to ABR Loans described in Section 2.02(a). In the case of a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Notice of Borrowing. Upon satisfaction of the applicable conditions set forth in (i) with respect to Revolving Loans to be drawn on the Initial Project Funding Date with respect to a Project, Section 4.02, or (ii) with respect to Revolving Loans to be drawn on a Subsequent Project Funding Date with respect to such Project, Section 4.03, the Administrative Agent shall disburse the proceeds of such Revolving Loans as directed pursuant to any letter of direction delivered by the Borrower in accordance with Section 4.02(o) or Section 4.03(h) (as applicable) or, absent any such letter of direction, deposit such proceeds into the Revenue Account; provided, however, that if, on the date a Notice of Borrowing with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, an Adjusted LIBOR Loan may be continued or converted only on the last day of an Interest Period for such Adjusted LIBOR Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Adjusted LIBOR Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Adjusted LIBOR Loans upon determination of such interest rate.

(e) At the request of the Borrower, the Administrative Agent and the Lenders shall reasonably cooperate in minimizing the number of Interest Periods outstanding and in consolidating such Interest Periods and scheduled payment dates. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than six Interest Periods in effect in respect of the Revolving Credit Facility.

(f) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue one or more (x) letters of credit (in the applicable amount set forth opposite its name on Schedule 2.01, subject to the Letter of Credit Sublimit) provided to the Collateral Agent to satisfy the then-current Debt Service Reserve Account Required Balance on behalf of Borrower in the form provided in Exhibit U (each such letter of credit, a “Reserve Letter of Credit”), and (y) standby letters of credit providing for the payment of cash upon the honoring of a presentation thereunder (in the applicable amount set forth opposite its name on Schedule 2.01, subject to the Letter of Credit Sublimit) for the account of the Borrower or its Subsidiaries (each such letter of credit, a “Project Letter of Credit”), and in each case to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension, (x) the Total Revolving Credit

Outstandings shall not exceed the Revolving Credit Commitment, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) Each Issuing Bank shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date;

(B) the conditions in Section 4.04 have not been satisfied; or

(C) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders and the Issuing Banks have approved such expiry date.

(iii) Each Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular (including, but not limited to, as a result of Economic Sanctions Laws);

(B) (1) the beneficiary of such Letter of Credit is a Blocked Person or (2) the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount less than $50,000;

(D) the Letter of Credit is to be denominated in a currency other than Dollars; or

(E) solely with respect to a Letter of Credit not issued on a ratable basis in accordance with Section 2.03(b)(vi), any Revolving Credit Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or potential Fronting Exposure.

(iv) Each Issuing Bank shall not amend any Letter of Credit if such Issuing Bank would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) Each Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) Each Issuing Bank shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to each Issuing Bank.

(b) Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to each Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Notice and Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Notice and Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by each Issuing Bank, by personal delivery or by any other means acceptable to each Issuing Bank. Such Letter of Credit Notice and Letter of Credit Application must be received by each Issuing Bank and the Administrative Agent not later than 1:00 p.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and each Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Notice and Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank:

(A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as each Issuing Bank may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Notice and Letter of Credit Application shall specify in form and detail satisfactory to each Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as each Issuing Bank may require. Additionally, the Borrower shall furnish to each Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as each Issuing Bank or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Notice and Letter of Credit Application, each Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Notice and Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless such Issuing Bank has received written notice from any Revolving Credit Lender, any other Issuing Bank, the Administrative Agent or the Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from each Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Notice and Letter of Credit Application, each Issuing Bank may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the such Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) each Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension in accordance with the terms hereof or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.04 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Notice and Letter of Credit Application, each Issuing Bank may, in its discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by any Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable Issuing Bank to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such Issuing Bank shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.04 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing such Issuing Bank not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, each Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(vi) The Borrower shall use commercially reasonable efforts to cause Letters of Credit to be issued on a ratable basis with respect to each Issuing Bank’s Applicable Revolving Credit Percentage; provided, however, that such ratable issuance shall not be required if (i) the stated amount of any such Letter of Credit is less than $1,000,000 or (ii) the beneficiary is not willing to accept the same despite the Borrower’s use of commercially reasonable efforts, as certified by the Borrower.

(vii) In the event that more than one Letter of Credit is issued and outstanding in favor of the same beneficiary and for the same purpose, the following provisions shall apply to such Letters of Credit:

(A) Unless the context requires otherwise, references herein to any such Letter of Credit shall refer to any and all such Letters of Credit then available to be drawn upon.

(B) Borrower shall use commercially reasonable efforts to instruct each applicable beneficiary receiving more than one Letter of Credit to draw on each such Letter of Credit on a ratable basis; provided, that any reference herein or in any other Financing Document to any drawing on such Letters of Credit shall mean the proportion in which such Letters of Credit were actually drawn if not drawn ratably.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall promptly notify the Borrower and the Administrative Agent of a demand for payment thereunder. Not later than 4:00 p.m. on or before the date of any payment by any Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such Issuing Bank by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, so long as no Event of Default has occurred and is continuing, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of ABR Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.04 (other than the delivery of a Notice of Borrowing). Any notice given by such Issuing Bank or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 11:00 a.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made an ABR Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to such Issuing Bank.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of ABR Loans, the Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall bear interest at the rate for ABR Loans (unless an Event of Default is continuing, in which case such L/C Borrowing shall bear interest at the Default Rate and shall be due and payable on demand (together with interest)). In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of such Issuing Bank pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Loan from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its L/C Loan pursuant to this Section 2.03(c) to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of such Issuing Bank.

(v) Each Revolving Credit Lender’s obligation to make L/C Loans to reimburse each Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of any Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute an L/C Loan in respect of the relevant L/C Borrowing. A certificate of such Issuing Bank submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of L/C Loans.

(i) Except as otherwise provided herein, each payment of principal and interest on L/C Loans shall be made or shared among the Revolving Credit Lenders holding such L/C Loans pro rata according to the respective unpaid principal amounts of such L/C Loans held by such Revolving Credit Lenders.

(ii) At any time after any Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Loan in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent. If any payment received by the Administrative Agent for the account of any Issuing Bank pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(iii) The Borrower shall repay to the applicable Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all L/C Loans outstanding on such date.

(e) Obligations Absolute. The obligation of the Borrower to reimburse each Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Financing Document, or any Project Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by each Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of the Borrower or any waiver by such Issuing Bank which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by any Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the ISP;

(vii) any payment by any Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries;

provided, in each case, that payment by any Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Bank under the circumstances in question as determined by a final, non-appealable judgment of a court of competent jurisdiction.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity with respect to the form of such Letter of Credit or amendment thereto, the Borrower will immediately notify the applicable Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against each Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f) Role of Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, each Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against any Issuing Bank, and each Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit; in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Each Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (SWIFT) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP. Unless otherwise specified in an application and agreed to by the applicable Issuing Bank at the time a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) (“ISP 98”) shall apply to each Letter of Credit. Borrower agrees that for matters not addressed by ISP 98, each applicable Letter of Credit shall be subject to and governed by the laws of the State of New York and applicable United States Federal laws. If, at Borrower’s request, a Letter of Credit expressly chooses a letter of credit governing rule that is not ISP 98 or a state or country law other than New York State law and United States Federal law or is silent with respect to the choice of ISP 98 or a governing law, the applicable Issuing Bank shall not be liable for any payment, cost, expense or loss resulting from any action or inaction taken by the Issuing Bank if such action or inaction is or would be justified under ISP 98, New York law, applicable United States Federal law or the law governing the Letter of Credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender, in accordance with its Applicable Revolving Credit Percentage, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin applicable to Adjusted LIBOR Loans under the Revolving Credit Facility times the daily amount available to be drawn under such Letter of Credit, subject to adjustment as provided in Section 2.15. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin during any Fiscal Quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such Fiscal Quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee; Documentary and Processing Charges Payable to Issuing Bank. To the extent any Issuing Bank is fronting for any other Issuing Bank or Lender with respect to any Letter of Credit, the Borrower shall pay directly to such Issuing Bank for its own account a fronting fee with respect to such Letter of Credit, in an amount equal to 0.125% per annum of the stated amount of such Letter of Credit, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Notwithstanding the foregoing, each Issuing Bank will be deemed to have fronted for each Lender, in its capacity as such, only with respect to each Letter of Credit not issued on a ratable basis in accordance with Section 2.03(b)(vi). Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of such Fiscal Quarter (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to each Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank generally applicable to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse each Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. Upon a Project Sale (other than a Partial Project Sale), the Borrower agrees to cause any applicable Subsidiary to return any original issued Letter of Credit issued with respect to such Subsidiary to each applicable Issuing Bank for cancellation.

(l) Expiration. On the Letter of Credit Expiration Date, the Borrower shall cause each Letter of Credit to be surrendered by the beneficiary or transferee of such Letter of Credit to the applicable Issuing Bank for cancellation (other than Letters of Credit with respect to which cash collateral in an amount equal to 102.5% of the stated amount thereof has been provided by or on behalf of the Borrower to the applicable Issuing Bank or other backstop arrangements satisfactory to such Issuing Bank have been implemented) and all L/C Loans (including all fees, interest and other amounts accrued in connection therewith) made or deemed to have been made with respect to such Letter of Credit shall be repaid in full.

(m) Existing Letters of Credit. HSBC and the Borrower hereby acknowledge and agree that certain letters of credit have been issued prior to the date hereof, which letters of credit are set forth on Schedule 2.03, and subject to (i) the occurrence of the Initial Project Funding Date in respect of the applicable Projects to which such letters of credit relate, (ii) the delivery to HSBC of a duly completed amendment request in the form then in use by HSBC, (iii) the compliance by the Borrower with each term and condition applicable to such amendment in the applicable letter of credit (including delivery of any required notice to the applicable beneficiary) and (iv) the other terms of this Agreement, HSBC, in its capacity as Issuing Bank, irrevocably agrees to amend such letters of credit (in the applicable amount set forth opposite its name on Schedule 2.01, subject to the Letter of Credit Sublimit) pursuant to an amendment in a form mutually satisfactory to HSBC as Issuing Bank and Borrower (each such letter of credit, as so amended, an “Existing Letter of Credit”), and thereafter maintain each such Existing Letter of Credit in accordance with its terms until the Letter of Credit Expiration Date applicable to such Existing Letter of Credit. Except as expressly set forth in this Agreement, each Existing Letter of Credit shall be subject to the same terms and conditions herein as a Letter of Credit and shall constitute a Letter of Credit for all purposes of this Agreement and the other Financing Documents.

2.04 Prepayments.

(a) Optional. (i) Subject to Section 2.04(a)(ii), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than (1) 1:00 p.m. three (3) Business Days prior to any date of prepayment of Adjusted LIBOR Loans and (2) 11:00 a.m. on the date of prepayment of ABR Loans; (B) any prepayment of Adjusted LIBOR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; (C) any prepayment of ABR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding and (D) to the extent applicable, identification of the one or more Projects to which such prepayment applies and the Revolving Loans to which such prepayment should be allocated. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Adjusted LIBOR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower (and, in connection with any refinancing, extension, loan modification or similar transaction, such notice does not expressly state that it may be revoked prior to the date of prepayment specified therein), the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Subject to Section 2.15, each prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(ii) Any prepayment of an Adjusted LIBOR Loan pursuant to this Section 2.04(a) or (b) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b) Mandatory.

(i) Project Sales. Without duplication of any prepayment for a Disposition in connection with a Permitted Tax Equity Arrangement for which a prepayment is made pursuant to Section 2.04(b)(ii):

(A) if the Borrower directly or indirectly Disposes of any property in any Project Sale or any Partial Project Sale (in each case, including all or any portion of the Equity Interests owned, directly or indirectly, by the Borrower in any Subsidiary of the Borrower to a Tax Equity Investor, to the extent not covered by Section 2.04(b)(ii) below), the Borrower shall prepay, or cause to be prepaid, within five (5) Business Days of such Disposition, an aggregate principal amount of Loans (together with any amounts required pursuant to Section 2.04(a)(ii)) necessary to comply with the Maximum Loan Amount as of the date of such prepayment, calculated and determined giving effect to such Disposition; and

(B) if the Borrower directly or indirectly Disposes of any property in any Project Sale or any Partial Project Sale (in each case, including all or any portion of the Equity Interests owned, directly or indirectly, by the Borrower in any Subsidiary of the Borrower to a Tax Equity Investor, to the extent not covered by Section 2.04(b)(ii) below), and as a result thereof one or more of the Concentration Limits are not satisfied and such failure to satisfy such Concentration Limit is not cured by the earlier of (i) the date that is the last Business Day of the full Fiscal Quarter following the Fiscal Quarter in which such Disposition occurred and (ii) the Maturity Date, the Borrower shall prepay, or cause to be prepaid, an amount equal to the aggregate principal amount of Loans (together with any amounts required pursuant to Section 2.04(a)(ii)) necessary to cause the Borrower to be in compliance with the Concentration Limits as of the date of such prepayment, as determined with reference to the Maximum Loan Amount as of the date of such prepayment, calculated and determined without giving effect to the Borrower’s Net Cash Flows that are not then in compliance with the Concentration Limits.

(ii) Tax Equity Proceeds. In connection with any capital contribution or other payment by a Tax Equity Investor in connection with a Permitted Tax Equity Arrangement for which one or more Loans were made hereunder, the Borrower shall prepay, or cause to be prepaid, an amount equal (together with any amounts required pursuant to Section 2.04(a)(ii)) to the aggregate principal amount of Loans outstanding with respect to such Permitted Tax Equity Arrangement, in each case, within three (3) Business Days of receipt thereof; provided, that, in the event that the applicable equity capital contribution agreement for a solar Project contemplates that the Tax Equity Investor will make fundings of its commitments on one or more milestones (e.g., the mechanical completion date for such Project and the substantial completion date for such Project), then each such prepayment shall be made in an amount equal to the applicable amount funded on the applicable date, and in any event, the Borrower shall prepay, or cause to be prepaid, an amount equal (together with any amounts required pursuant to Section 2.04(a)(ii)) to the aggregate principal amount of Loans outstanding with respect to such Permitted Tax Equity Arrangement no later than the outside date for satisfaction of the funding conditions under such Permitted Tax Equity Arrangements.

(iii) Indebtedness. Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness not prohibited by Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans (together with any amounts required pursuant to Section 2.04(a)(ii)) equal, in the aggregate, to 100% of all Net Cash Proceeds received therefrom, within three (3) Business Days of receipt thereof by the Borrower.

(iv) Insurance and Condemnation Proceeds; Borrower Equity. Within five (5) days of (A) the receipt of any Extraordinary Receipt by the Borrower or (B) the sale or issuance by the Borrower of any of its Equity Interests, in each case, the Borrower shall prepay an aggregate principal amount of Loans (together with any amounts required pursuant to Section 2.04(a)(ii)) equal to 100% of all Net Cash Proceeds received therefrom.

(v) Project Cancellation.

(A) Within fifteen (15) Business Days of any Project becoming a Cancelled Project pursuant to any of clause (a), (c), (e), or (f) of the definition of Cancelled Project, the Borrower shall prepay an aggregate principal amount of Loans (together with any amounts required pursuant to Section 2.04(a)(ii)) necessary to comply with the Maximum Loan Amount as of the date of such prepayment, calculated and determined without including such Cancelled Project.

(B) Within fifteen (15) Business Days of any Project becoming a Cancelled Project pursuant to either of clauses (b) or (d) of the definition of Cancelled Project, the Borrower shall prepay an aggregate principal amount of Loans (together with any amounts required pursuant to Section 2.04(a)(ii)) necessary to comply with the Maximum Loan Amount as of the date of such prepayment, calculated and determined without giving effect to the applicable

Power Purchase Agreement (in the case of a Cancelled Project pursuant to clause (b) of the definition thereof) or Permitted Tax Equity Arrangement (in the case of a Cancelled Project pursuant to clause (d) of the definition thereof), and following such prepayment such Project shall cease to constitute a Cancelled Project for all purposes hereunder; provided, further, that in the case of a Cancelled Project pursuant to clause (b) of the definition thereof, (1) with respect to any such Project for which merchant cash flows are contemplated, the Borrower shall deliver to the Administrative Agent as of the date of such prepayment a copy of the merchant curve generated by the Market Consultant and utilized for preparing the updated Base Case Model delivered pursuant to Section 6.01(d) and (2) if as a result of such event, one or more of the Concentration Limits are not satisfied and such failure to satisfy such Concentration Limit is not cured by the earlier of (aa) the date that is the last Business Day of the full Fiscal Quarter following the Fiscal Quarter in which Project initially became a Cancelled Project and (bb) the Maturity Date, the Borrower shall prepay, or cause to be prepaid, an amount equal to the aggregate principal amount of Loans (together with any amounts required pursuant to Section 2.04(a)(ii)) necessary to cause the Borrower to be in compliance with the Concentration Limits as of the date of such prepayment, as determined with reference to the Maximum Loan Amount as of the date of such prepayment, calculated and determined without giving effect to the Borrower’s Net Cash Flows that are not then in compliance with the Concentration Limits.

(vi) Downgrade. Within thirty (30) days of the Borrower receiving written notice from the Administrative Agent stating, or otherwise obtaining actual knowledge, that any Investment Grade Revenue has become Non-Investment Grade Revenue other than in connection with the expiration of the fixed term of any applicable Power Purchase Agreement as contemplated by the Base Case Model as of the Initial Project Funding Date for the applicable Project, the Borrower shall prepay an aggregate principal amount of Loans (together with any amounts required pursuant to Section 2.04(a)(ii)), if any, necessary to comply with the Maximum Loan Amount as of the date of such prepayment, calculated and determined treating the applicable revenue as Non-Investment Grade Revenue rather than as Investment Grade Revenue.

(vii) Project Documents. Within fifteen (15) days of the date that the Borrower takes any action for which any prepayment is required pursuant to Section 7.16 or Section 7.23, the Borrower shall prepay an aggregate principal amount of Loans (together with any amounts required pursuant to Section 2.04(a)(ii)) necessary to comply with the Maximum Loan Amount as of the date of such prepayment, calculated and determined giving effect to (A) in the case of any prepayment is required pursuant to Section 7.16, such termination, cancellation, amendment, modification, supplement, waiver or consent (taking into consideration any replacement Material Transaction Document entered into in connection therewith) and (B) in the case of any prepayment is required pursuant to Section 7.23, any changes resulting from entry into such additional Material Transaction Document.

(viii) Tax Equity Nonattainment. In the event that Loans are advanced with respect to a Project against a Permitted Tax Equity Arrangement that was not effective as of the Initial Project Funding Date for such Project and no Permitted Tax Equity Arrangement is executed prior to the date such Project reaches the earlier of Commercial Operation or Completion, the Borrower shall prepay (without duplication of any amounts paid to the Collateral Agent for the benefit of the Lenders pursuant to the Sponsor Equity Commitment) an aggregate principal amount of Loans (together with any amounts required pursuant to Section 2.04(a)(ii)) equal, in the aggregate, to the lesser of (A) 100% of the aggregate principal amount of the Loans outstanding with respect to such Project that were made on the basis of such anticipated Permitted Tax Equity Arrangement and (B) the amount necessary to comply with the Maximum Loan Amount as of the date of such prepayment, calculated and determined without giving effect to such Permitted Tax Equity Arrangement.

(ix) Tax Equity Reduction. In the event that (A) (1) upon the execution of any limited liability company agreement that is a Tax Equity Document and upon the execution of any amendments thereto, the percentage of cash that is distributable to the Subsidiary of the Borrower party thereto is less than as set forth in the Base Case Model as of the Initial Project Funding Date for such Project or (B) a Material Cash Diversion Event occurs under any Tax Equity Document, in each case, the Borrower shall prepay an aggregate principal amount of Loans (together with any amounts required pursuant to Section 2.04(a)(ii)) necessary to comply with the Maximum Loan Amount as of the date of such prepayment, calculated and determined giving effect to such reduction or Material Cash Diversion Event, in each case within fifteen (15) Business Days thereof.

(x) Imputed Amortization. On each Semiannual Payment Date, the Borrower shall prepay, or cause to be prepaid, an aggregate principal amount of Loans (together with any amounts required pursuant to Section 2.04(a)(ii)) equal to the Imputed Amortization Amount as of such Semiannual Payment Date; the Borrower shall prepare all calculations in connection with the Imputed Amortization Amount, and shall deliver such calculations to the Administrative Agent for review and comment at least five (5) Business Days prior to any Semiannual Payment Date; the Administrative Agent shall have five (5) Business Days to review all such calculations and if the Administrative Agent does not object or comment within such period, the calculations delivered by the Borrower shall be the definitive calculations for the applicable Imputed Amortization Amount as of such Semiannual Payment Date.

(xi) Application of Prepayments. Prepayments of the Revolving Credit Facility made pursuant to this Section 2.04(b) shall be applied in the following order of priority: first, ratably to such Project’s Project L/C Borrowings, second, ratably (1) to any accrued and unpaid interest in respect of outstanding Revolving Loans being repaid pursuant to this Section 2.04(b) and (2) then to principal in respect of outstanding Revolving Loans, and, third, to the extent a Disposition of any Project has occurred (as contemplated in clause (i) above), to Cash Collateralize such Project’s remaining Project L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash

Collateral shall be applied (without any further action by or notice to or from the Borrower) to reimburse the Issuing Banks or the Revolving Credit Lenders, as applicable. Upon the return of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied as directed by the Borrower.

2.05 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Commitments or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Commitments or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Commitments, or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit and (iv) the Borrower shall not terminate or reduce any Revolving Credit Commitments unless it has delivered to the Administrative Agent a certification from the Borrower that, after giving effect to such termination or reduction, it has sufficient remaining Revolving Credit Commitments and amounts on deposit in the Revenue Account, the Local Accounts and other bank accounts not prohibited hereby and Sponsor Equity Commitments or other funds available to it (including pursuant to Permitted Tax Equity Arrangements) to complete each Construction Project that has not yet achieved Commercial Operation and Completion prior to such Project’s Project Date Certain in accordance with, in all material respects, such Project’s Construction Budget.

(b) Mandatory.

(i) The Revolving Credit Facility shall be automatically and permanently reduced to zero upon the Maturity Date for the Revolving Credit Facility.

(ii) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.05, the Letter of Credit Sublimit exceeds the Revolving Credit Facility or the Letter of Credit Sublimit at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(iii) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Revolving Credit Commitment under this Section 2.05. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit

Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination. In order to give effect to the foregoing, the Borrower, the Administrative Agent and each Issuing Bank shall amend Schedule 2.01 (with any such amendments to be effective simultaneously with the effectiveness of such reduction), and Letters of Credit shall be amended, re-issued or issued, as the case may be and solely to the extent necessary, to reflect such amended Schedule 2.01.

2.06 Repayment of Revolving Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Loans outstanding on such date.

2.07 Interest. (a) Subject to the provisions of Section 2.07(a), (i) each Adjusted LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Adjusted LIBOR for such Interest Period plus the Applicable Margin; and (ii) each ABR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the ABR plus the Applicable Margin.

(a) (i) If any amount payable by the Borrower under any Financing Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, all Outstanding Amounts in respect of Revolving Loans and L/C Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(b) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, solely for its own account, on the Closing Date and on each other date as specified in the applicable Fee Letter, the amounts payable at the times set forth therein.

(b) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Commitments exceeds the sum of (i) the aggregate outstanding principal amount of Revolving Loans after giving effect to any borrowings and prepayments or repayments of Revolving Loans occurring on such date and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. The commitment fee shall accrue at all times that the Revolving Credit Commitments are outstanding, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day that the Revolving Credit Commitments are outstanding. The commitment fee shall be calculated quarterly in arrears.

(c) Upfront Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage of such Lender’s Revolving Credit Commitments, on the Closing Date, the fees set forth in each applicable Fee Letter.

(d) Other Fees. The Borrower shall pay to each Arranger, the Administrative Agent, the Collateral Agent and the Depositary Bank, for their own respective accounts fees in the amounts and at the times specified in the applicable Fee Letter or the Agency Fee Letter, as applicable. Unless otherwise provided in the applicable Fee Letter or the Agency Fee Letter, such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09 Computation of Interest and Fees. All computations of interest for ABR Loans then bearing interest pursuant to clause (ii) of the definition of “ABR” shall be made on the basis of a year of three-hundred and sixty-five (365) days (or three-hundred and sixty-six (366)days in a leap year), as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three-hundred and sixty (360)-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three-hundred and sixty-five (365)-day (or three-hundred and sixty-six (366)-day) year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Revolving Credit Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.10(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein (unless otherwise specified herein). The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Revolving Credit Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. If the Administrative Agent promptly notifies any Lender that a payment was distributed to such Lender in error, each Lender agrees to return any such payment in like funds to the Administrative Agent’s Office upon receipt of notice of the error. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower under any Financing Documents shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) Funding by Lenders; Payments by Borrower; Corresponding Presumptions by Administrative Agent. (i) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Adjusted LIBOR Loans (or, in the case of any Borrowing of ABR Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate that would otherwise be applicable to such Loan hereunder. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Banks, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(iii) A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.05(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.05(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.05(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.12 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Financing Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Financing Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Financing Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Financing Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Financing Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.12 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.12 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against it rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.13 Increase in Commitments; Borrower Request. The Borrower may from time to time by written notice to the Administrative Agent elect to request an increase to the existing Revolving Credit Commitments (each, an “Incremental Revolving Commitment”), by an aggregate amount not in excess of $425,000,000. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the Incremental Revolving Commitments shall be effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such Incremental Revolving Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Revolving Commitments may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment. Each Incremental Revolving Commitment shall be in an aggregate amount of $50,000,000 or any whole multiple of $50,000,000 in excess thereof (provided that such amount may be less than $50,000,000 if such amount represents all remaining availability under the aggregate limit in respect of Incremental Revolving Commitments set forth in above).

(a) Conditions. The Incremental Revolving Commitments shall become effective as of the Increase Effective Date; provided that:

(i) no Default or Event of Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;

(ii) the Borrower shall have approached each existing Lender to provide all or a portion of the Incremental Revolving Commitments; provided, as set forth in the preceding paragraph of this Section 2.13, that each such Lender may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment;

(iii) each Lender providing an Incremental Revolving Commitment shall be an Eligible Assignee;

(iv) the Borrower shall pay any amounts due under Section 3.05 in connection with any adjustment of Revolving Loans pursuant to Section 2.13(c); and

(v) the Borrower shall deliver or cause to be delivered officer’s certificates and legal opinions of the type delivered on the Closing Date to the extent reasonably requested by the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent.

For the avoidance of doubt, any Projects to be funded with such Incremental Revolving Commitments shall be subject to the satisfaction of the conditions in Section 4.02.

(b) Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to Incremental Revolving Commitments shall be identical to the Revolving Loans and shall be documented as an increase to the Revolving Credit Facility.

The Incremental Revolving Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Revolving Commitment, in form and substance reasonably satisfactory to each of them. Notwithstanding the provisions of Section 10.01, the Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Financing Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.13. In addition, unless otherwise specifically provided herein, all references in Financing Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to Incremental Revolving Commitments made pursuant to this Agreement. This Section 2.13 shall supersede any provisions in Section 2.12 or Section 10.01 to the contrary.

(c) Adjustment of Revolving Loans. Each Revolving Credit Lender that is acquiring an Incremental Revolving Commitment on the Increase Effective Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the other Revolving Credit Lenders immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Revolving Loans outstanding are held by the Revolving Credit Lenders pro rata based on their Revolving Credit Commitments after giving effect to such Increase Effective Date. If there is a new borrowing of Revolving Loans on such Increase Effective Date, the Revolving Credit Lenders after giving effect to such Increase Effective Date shall make such Revolving Loans in accordance with Section 2.01.

(d) Equal and Ratable Benefit. The Loans and Revolving Credit Commitments established pursuant to this paragraph shall constitute Loans and Revolving Credit Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Financing Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and Liens created by the Collateral Documents.

2.14 Cash Collateral.

(a) Certain Credit Support Events. At any time that there shall exist a Defaulting Lender, upon the request of Administrative Agent or the applicable Issuing Bank, Borrower shall deliver to Administrative Agent cash collateral in an amount sufficient to cover 100% of any Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender) within thirty (30) days of receiving a request therefor from Administrative Agent.

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority Lien in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower or Defaulting Lender (as applicable) will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in a Cash Collateral Account.    The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.04, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.07(b)(vi))) or (ii) the determination by the Administrative Agent and the Issuing Banks that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Financing Documents and the other applicable provisions of the Financing Documents, and (y) the Person providing Cash Collateral and the Issuing Banks may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 and in the definition of “Required Lender.”

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a Cash Collateral Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its Applicable Percentage, and (y) such Loans were made or the related Letters of Credit were issued at a time when the applicable conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Revolving Credit Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.08(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender for such period).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C) With respect to any fee payable under Section 2.08(b) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s applicable Revolving Credit Commitments) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) If the reallocation described in Section 2.15(a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the Issuing Bank’s Fronting Exposure to such Defaulting Lender (after giving effect to any partial reallocation) in accordance with the procedures set forth in Section 2.14.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders and, to the extent such purchase occurs in the middle of an Interest Period, compensate the Non-Defaulting Lenders for any break funding losses under Section 3.05, or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Defined Terms. For purposes of this Section 3.01, the term “Lender” includes any Issuing Bank and the term “applicable Law” includes FATCA.

(b) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower under any Financing Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding.

(ii) If the Borrower or the Administrative Agent shall be required by the Code or any other applicable Law to withhold or deduct any Taxes (including both (A) United States federal backup withholding and (B) United States federal withholding Taxes imposed upon any non-U.S. Person) from any payment, then (I) the Borrower or the Administrative Agent, as required by applicable Law (including the Code), shall be entitled to withhold or make such deductions as are determined by the Borrower or Administrative Agent to be required, (II) the Borrower or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and (III) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after such withholding or deduction has been made (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (b) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Tax Indemnifications. (i) The Borrower shall indemnify each Recipient within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within fifteen (15) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Financing Document against any amount due to the Administrative Agent under this clause (ii).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), 3.01(f)(ii)(B) and 3.01(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(g), in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this Section 3.01(g) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(g) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines (which determination shall be final and conclusive, but shall be made only after consultation with the Borrower and the Administrative Agent) that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension, or to determine or charge interest rates based upon Adjusted LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any Credit Extension or continue Adjusted LIBOR Loans or to convert ABR Loans to Adjusted LIBOR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Published LIBOR component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Published LIBOR component of the ABR, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Adjusted LIBOR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Published LIBOR component of the ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Adjusted LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Adjusted LIBOR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Adjusted LIBOR, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to the Published LIBOR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Adjusted LIBOR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Upon receipt of the notice described in the first sentence of this Section 3.02, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Adjusted LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein.

3.03 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Financing Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Financing Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Financing Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Financing Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Financing Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. Notwithstanding anything to the contrary herein or in any other Financing Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Financing Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Financing Document; provided that this second sentence of this clause (a) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent shall promptly notify the Borrower and the Lenders (and obtain the consent of any such Persons, if required by the terms of this Agreement) of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Financing Document, except, in each case, as expressly required pursuant to this Agreement.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Financing Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of Adjusted LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

3.04 Increased Costs

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in Adjusted LIBOR) or any Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Adjusted LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan, or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 (with supporting documentation establishing a reasonable basis for such amount or amounts) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Following demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall compensate such Lender for and hold such Lender harmless from any loss, cost or expense reasonably incurred by it as a result of:

(a) any conversion, payment or prepayment of any Loan other than an ABR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an ABR Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of an Adjusted LIBOR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.14;

including any documented loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan (but excluding loss of anticipated profits) or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. With respect to any Lender’s claim for compensation under this Section 3.05, the Borrower shall not be required to compensate such Lender for any amount incurred more than one-hundred and eighty (180) calendar days prior to the date such Lender notifies Borrower of the event that gives rise to such claim.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Adjusted LIBOR Loan made by it at the Adjusted LIBOR used in determining Adjusted LIBOR for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Adjusted LIBOR Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office; provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender or Issuing Bank requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any Issuing Bank, or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or Issuing Bank shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or Issuing Bank, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Sections 3.02 or 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.14.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT

4.01 Conditions Precedent to the Closing Date. The occurrence of the Closing Date is subject to the satisfaction of each of the following conditions, in each case, in form and substance reasonably satisfactory to the Lenders party hereto as of the Closing Date:

(a) Secretary’s Certificate. Delivery to the Administrative Agent of a customary secretary’s certificate attaching (i) incumbency certificates and/or other certificates of Responsible Officers of each of the Borrower and Holdings evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Financing Documents to which the Borrower or Holdings is a party or is to be a party, (ii) resolutions or other action of Responsible Officers of the Borrower and Holdings as the Administrative Agent may require authorizing, as applicable, the Borrowings herein provided for, the execution, delivery and performance of this Agreement and the other Financing Documents and any instruments or agreements required hereunder or thereunder to which such entity is a party, (iii) (A) a copy of the operating agreement of the Borrower, certified by a Responsible Officer of Borrower as being true, correct and complete on the Closing Date, and any related agreements or certificates filed in accordance with applicable state law, and (B) a copy of the operating agreement of Holdings, certified by a Responsible Officer of Holdings as being true, correct and complete on the Closing Date, and any related agreements or certificates filed in accordance with applicable state law, and (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each of the Borrower and Holdings is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification.

(b) Revolving Credit Notes. Delivery of a Revolving Credit Note executed by the Borrower in favor of each Lender requesting a Revolving Credit Note to each such Lender.

(c) Financing Documents; Transaction Documents; and Initial Base Case Model. Delivery to the Administrative Agent of (i) executed copies of (A) each Financing Document to which the Borrower or Holdings is a party and (B) the Transaction Documents in effect as of the Closing Date, in each case duly authorized, executed and delivered by the parties thereto and (ii) the initial Base Case Model, certified by the Independent Engineer as to the reasonableness of the underlying technical, operating and construction assumptions set forth therein. The Transaction Documents shall either (A) meet all applicable requirements in the Minimum Criteria or (B) otherwise be reasonably acceptable to the Required Lenders.

(d) Certificates of Borrower. The Administrative Agent shall have received a certificate, dated as of the Closing Date, signed by a Responsible Officer of the Borrower, in substantially the form of Exhibit H.

(e) Legal Opinions. Delivery of legal opinions of counsel to the Borrower and Holdings addressing such matters as the Lenders shall reasonably request, including corporate matters with respect to the Borrower and Holdings.

(f) Absence of Litigation. No action, suit, proceeding or investigation shall have been instituted or threatened in writing in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(g) Payment of Filing Fees. All amounts required to be paid to or deposited with the Administrative Agent, the Collateral Agent and the Depositary Bank, and all Taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the documents and instruments referred to in this Section 4.01, shall have been paid in full.

(h) Collateral Documents. Delivery to the Collateral Agent of the following:

(i) certificates and instruments representing the “Pledged Collateral” referred to and defined in the Pledge and Security Agreement and the Pledge Agreement, accompanied, in each case, by undated stock powers or instruments of transfer executed in blank;

(ii) proper financing statements naming each of the Borrower and Holdings, respectively, as debtors, in form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent may deem necessary in order to perfect the Liens created under the Pledge and Security Agreement and the Pledge Agreement, covering the Collateral described in the Pledge and Security Agreement and the Pledge Agreement;

(iii) certified copies of UCC, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name Holdings or the Borrower as debtor and that are filed in those state and county jurisdictions in which either Holdings or the Borrower is organized or maintains its principal place of business, none of which encumbers the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent); and

(iv) evidence that all other actions, recordings and filings that the Administrative Agent may deem necessary in order to perfect the Liens created under the Pledge and Security Agreement and the Pledge Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements).

(i) No Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.

(j) Establishment of Accounts. Each of the Accounts shall have been established.

(k) Representations and Warranties. Each representation and warranty of the Borrower and Holdings under the Financing Documents shall be true and correct in all material respects (other than any representation or warranty that relates solely to an earlier date, which representation or warranty shall have been true and correct in all material respects as of such earlier date).

(l) Payment of Fees. (i) All fees, costs and expenses of the Administrative Agent, the Collateral Agent, the Depositary Bank and the Arrangers required to be paid to the Administrative Agent, the Depositary Bank and the Arrangers on or before the Closing Date shall have been paid or will be paid concurrently on the Closing Date and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid or will be paid concurrently on the Closing Date.

(m) No Event of Bankruptcy; Solvency Certificate. No event of bankruptcy shall have occurred with respect to Holdings, the Borrower or any Subsidiary of the Borrower and the Administrative Agent shall have received a certificate, duly executed by Borrower, in the form attached hereto as Exhibit G.

(n) PATRIOT Act; Beneficial Ownership. Each Lender shall have received, no less than five (5) Business Days prior to the Closing Date (unless otherwise agreed by such Lender), all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act. At least ten (10) days prior to the Closing Date, the Borrower shall have delivered to the Administrative Agent a Beneficial Ownership Certification under the Beneficial Ownership Regulation.

(o) No Defaults. No Default or Event of Default shall have occurred and be continuing, or shall occur as a result of the occurrence of the Closing Date.

(p) Certificate and Report of Insurance Consultant. Delivery of the Insurance Consultant’s certificate in substantially the form of Exhibit I-1, along with the Insurance Consultant’s report attached thereto and a corresponding reliance letter from such Insurance Consultant, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(q) [Reserved].

(r) Approvals. All consents, approvals, authorizations and filings required in connection with the execution, delivery and performance by the Borrower and Holdings and the validity against the Borrower and Holdings of the Financing Documents to which it is a party and the consummation of the transactions thereunder shall have been obtained or made and shall be in full force and effect as of the Closing Date.

4.02 Conditions Precedent to each Initial Project Funding Date. The initial funding of Revolving Loans for a Project (the date on which such Loans are made, such Project’s “Initial Project Funding Date”) is subject to the satisfaction of the following conditions:

(a) Borrower Equity. Equity Contributions required to be in compliance with the Maximum Project Funding Ratio and the Debt Sizing Criteria shall have been paid to the Borrower or any Subsidiary thereof (or to the applicable payee if made through the payment of Project Costs on behalf of a Project), or otherwise credited to the Projects in the case of previously funded Equity Contributions, in an amount not less than the Allocated Minimum Equity Contribution, and as certified by the Independent Engineer.

(b) Transaction Documents; Collateral Documents.

(i) Delivery of true, correct and complete copies of all Project Documents and all other Transaction Documents with respect to such Project in effect as of such Initial Project Funding Date, which documents have been duly authorized, executed and delivered by the parties thereto, and are in full force and effect on the Initial Project Funding Date; provided that, delivery of Acquisition Documents shall not be required in connection with any Operating Project to the extent that the applicable Eligibility Representations and Warranties as set forth in Section 20 of Schedule 1.01(E) are made without disclosure or qualification. The Transaction Documents shall either (A) meet all applicable Eligible Vendor Requirements or (B) solely to the extent the applicable Transaction Document is of a type governed by the Eligible Vendor Requirements, otherwise be reasonably acceptable to the Required Lenders.

(ii) Delivery of Consents in form and substance satisfactory to the Administrative Agent from the counterparties to each Tax Equity Document and Power Purchase Agreement in respect of such Project delivered pursuant to Section 4.02(b)(i), in each case, (A) that is a Material Project Document or (B) to the extent that at least 5% of Borrower’s aggregate Net Cash Flow in respect of any period of four consecutive Fiscal Quarters is reasonably expected to be attributable to such Tax Equity Document or Power Purchase Agreement, in each case, solely to the extent that the Administrative Agent reasonably determines that the creation or perfection of any Lien contemplated under the Financing Documents or the exercise of any of the Secured Parties’ rights or remedies under the Collateral Documents (including upon foreclosure) could reasonably be expected to conflict with or result in any breach or contravention of such Tax Equity Document or Power Purchase Agreement absent the consent of the applicable Tax Equity Investor or Power Purchaser; provided that, with respect to the foregoing clause (B), such condition shall be deemed satisfied even if such Consent is not delivered so long as Borrower has certified in writing that it has used commercially reasonable efforts to obtain such Consent.

(c) Insurance Consultant.

(i) With respect to any Material Project, delivery of the Insurance Consultant’s certificate with respect to such Project, in substantially the form of Exhibit I-3, confirming the Borrower’s substantial compliance with the minimum insurance requirements.

(ii) With respect to a Non-Material Project, delivery of the Insurance Consultant’s completed checklist with respect to such project, in substantially the form of Exhibit I-2.

(d) Insurance. Delivery of each of the following in form and substance reasonably satisfactory to the Administrative Agent: (i) customary insurance certificates confirming that the Required Insurance with respect to such Project has been obtained and (ii) a certificate from the Borrower’s authorized broker or other insurance representative, dated as of the Initial Project Funding Date, and identifying the type of insurance, amounts, deductibles and policy terms and stating that such insurance is in full force and effect and that all premiums due thereon have been paid.

(e) Independent Engineer.

(i) With respect to any Material Project, no less than five (5) Business Days prior to such Initial Project Funding Date, delivery of the applicable Independent Engineer’s certificate with respect to such Project, in substantially the form of Exhibit J-1 (an “Independent Engineer’s Certificate”), with the Independent Engineer’s report with respect to such Project attached thereto in form and substance reasonably satisfactory to the Administrative Agent (in consultation with the Lenders), along with the corresponding reliance letter from such Independent Engineer, which report shall include a review of the items delivered pursuant to Sections 4.02(i), 4.02(j) and 4.02(p) and shall confirm (A) that such Project is in compliance with the Maximum Project Funding Ratio, (B) that the revenue assumptions have been properly incorporated into the Base Case Model, (C) with respect to any Construction Project, that the Construction Budget and Project Schedule with respect to such Project is consistent with the Base Case Model, (D) that each of the revenue assumptions and, with respect to any Construction Project, the Project Schedule and the Construction Budget, for such Project is reasonable based on the Independent Engineer’s review of the applicable Project Documents in respect of such Project, and, if applicable, the Market Consultant’s report delivered pursuant to Section 4.02(g), (E) that the projected O&M Costs (including with respect to required reserves and credit support obligations) and the projected performance (including output, environmental and Permit compliance, and availability, individually or taken as a whole) of such Project have been properly incorporated into the Base Case Model and (F) with respect to each Project that includes any battery storage system, adequate cash reserves have been established or adequate letter of credit capacity is available hereunder to meet any credit support or remediation obligations.

(ii) With respect to a Non-Material Project, no less than five (5) Business Days prior to such Initial Project Funding Date, delivery of the Independent Engineer’s completed checklist with respect to such project, in substantially the form of Exhibit J-2 (an “Independent Engineer’s Checklist”).

(f) Due Diligence Summary; Existing Environmental Reports. Delivery of a due diligence summary prepared by Sponsor or its counsel in connection with the acquisition of such Project, together with any existing environmental reports in the possession of the Borrower or any of its Affiliates, including to the extent such reports have been prepared in connection with any Permitted Tax Equity Arrangements or Acquisition Documents.

(g) Market Consultant. With respect to any Project for which merchant cash flows are contemplated in the updated Base Case Model delivered pursuant to Section 4.02(h), delivery of a copy of the merchant curve generated by the Market Consultant and utilized for preparing the Base Case Model.

(h) Base Case Model; Project Funding Certificate. Borrower shall have furnished to Administrative Agent each of the following, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent: (i) an updated Base Case Model in form and substance satisfactory to the Required Lenders at least five (5) Business Days prior to such Initial Project Funding Date, revised as of such Initial Project Funding Date to reflect any modifications required due to assumptions relating to the Project(s) for which such Loans are requested, revised Net Cash Flow based on the Project(s) for which such Loans are requested and otherwise accounting for the funding of such Loans and such Letters of Credit for such Project(s), certified by the Independent Engineer as to the reasonableness of the underlying technical, operating and construction assumptions set forth therein, and demonstrating that such requested Loans are in compliance with the Debt Sizing Criteria and Maximum Loan Amount, and (ii) a Project Funding Certificate. The Administrative Agent shall have five (5) Business Days to review such updated Base Case Model and if the Administrative Agent does not object or comment within such period (or, if the Administrative Agent does object or comment, if such objections or comments are addressed to the reasonable satisfaction of the Administrative Agent), the amounts and calculations set forth in the updated Base Case Model delivered by the Borrower shall be the definitive amounts and calculations for purposes of satisfying this condition, subject to the Independent Engineer’s certification required pursuant to the foregoing clause (i). Borrower shall have furnished to the Independent Engineer each then current financial model prepared by or on behalf of Borrower or any of its Subsidiaries in connection with such Project, including any such model prepared in connection with any Permitted Tax Equity Arrangement for such Project, to the extent that the inputs and revenue, technical, operating or construction assumptions from any such model are incorporated into the Base Case Model delivered pursuant to the foregoing clause (i).

(i) Project Schedules; Construction Budgets; and Operating Budgets.

(i) With respect to any Construction Project, the Borrower shall have delivered (A) a construction budget for such Project in the form of Exhibit O (a “Construction Budget”), including all of the Project Costs for such Project and a contingency amount for cost overruns to be agreed and consistent with the Base Case Model and (B) a construction schedule for such Project in the form of Exhibit P demonstrating that such Project is projected to achieve Commercial Operation at least six months prior to the Maturity Date (a “Project Schedule”), in each case, with respect to a Material Project, in form and substance reasonably satisfactory to the Administrative Agent (in consultation with the Independent Engineer).

(ii) With respect to any Project that is an Operating Project, the Borrower shall have delivered an Initial Operating Budget, in form and substance reasonably satisfactory to the Administrative Agent.

(j) EPC Contract; Notice to Proceed; Equipment Procurement. With respect to any Construction Project, the Borrower shall have delivered to the Administrative Agent (and in the case of a Material Project, in form and substance reasonably satisfactory to the Administrative Agent): (i) a copy of the EPC Contract with respect to such Project, which shall have been duly executed and be in full force and effect, (ii) an unconditional notice to proceed or other evidence that the EPC Contractor with respect to such Project shall have been given or otherwise been unconditionally directed to begin performance under the EPC Contract to which it is a party on or prior to the applicable Initial Project Funding Date and (iii) copies of all equipment procurement arrangements relating to modules, batteries, racking systems and inverters, as applicable, for such Project (if such equipment is not otherwise procured by the Project Company pursuant to the EPC Contract), which shall be executed and be in full force and effect. With respect to any Construction Project, the Borrower shall deliver to the Administrative Agent copies of the most recently available, if any, quarterly and annual financial statements of the EPC Contractor (as used in this sentence, limited to the prime engineering, construction and procurement contractor) for such Project to the extent such EPC Contractor is not a public reporting company.

(k) Debt Service Reserve Account. The Debt Service Reserve Account shall be funded in cash, with one or more Letters of Credit issued hereunder or with one or more Acceptable Letters of Credit issued for the Debt Service Reserve Account Required Balance in an amount at least equal to the Debt Service Reserve Account Required Balance.

(l) Closing Date. The Closing Date shall have occurred or will occur concurrently with such Initial Project Funding Date.

(m) Sufficient Funds. With respect to any Construction Project, there are sufficient available disbursements under the Revolving Credit Facility, when taken together with the proceeds of the Equity Contributions on deposit on the Revenue Account and amounts to be provided pursuant to Sponsor Equity Commitments and Permitted Tax Equity Arrangements to provide sufficient funds to achieve Commercial Operation and Completion prior to such Project’s Project Date Certain. To the extent that any letters of credit or other credit support will be required to be provided to contractual counterparties for such Project, there is projected to be sufficient available commitments under the Letter of Credit Sublimit to issue Letters of Credit to support such obligations.

(n) Project Acquisition. With respect to any Project subject to an Acquisition Document, the acquisition under such Acquisition Document shall have been consummated or shall be consummated concurrently with the occurrence of the Initial Project Funding Date of such Project.

(o) Funds Flow Memorandum. The Borrower shall have delivered to the Administrative Agent a duly executed letter of direction directing the disbursement on such Initial Project Funding Date of the proceeds of the Loans made on such date or, if the Borrower elects not to deliver such letter of direction, the proceeds of such Loans shall be deposited into the Revenue Account.

(p) Pre-Construction Drawings. With respect to any Construction Project, the Borrower (in consultation with the Independent Engineer for such Project) shall have delivered pre-construction drawings for such Project which, in the case of a Material Project, shall be in form and substance reasonably satisfactory to the Administrative Agent.

(q) Borrower Certificate. No less than five (5) Business Days prior to such Initial Project Funding Date, the Administrative Agent shall have received a certificate, signed by a Responsible Officer of Borrower, in substantially the form of Exhibit B-2, attaching the updated Asset Register for such Project, and certifying that:

(i) the Eligibility Representations and Warranties with respect to such Project are true and correct in all material respects as of such Initial Project Funding Date, other than those representations and warranties which are modified by materiality by their own terms, which shall be true and correct in all respects as of such Initial Project Funding Date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date);

(ii) each Project that is the subject of the requested Loan satisfies the Eligible Vendor Requirements;

(iii) after giving effect to such Loan, the Borrower shall be in compliance with the Concentration Limits; and

(iv) no Provider Default shall have occurred and be continuing.

(r) Representations and Warranties. Each representation and warranty of the Borrower and Holdings under the Financing Documents shall be true and correct in all material respects as if made on the applicable Initial Project Funding Date, unless such representation or warranty expressly relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date.

(s) No Defaults. No Default or Event of Default shall have occurred and be continuing, or shall occur as a result of the occurrence of such Initial Project Funding Date.

(t) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing, in substantially the form of Exhibit A, no less than two (2) Business Days prior to such Initial Project Funding Date.

(u) Liens. All Liens contemplated to be created and perfected in favor of the Collateral Agent pursuant to the Collateral Documents shall have been so created and perfected in the applicable jurisdiction.

(v) Collateral Documents. Delivery to the Collateral Agent of the following:

(i) certificates and instruments representing the “Pledged Collateral” referred to and defined in the Pledge and Security Agreement with respect to any direct Subsidiary of the Borrower that directly or indirectly owns such Project, accompanied, in each case, by undated stock powers or instruments of transfer executed in blank; and

(ii) certified copies of UCC, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name the applicable direct and indirect Subsidiaries that directly or indirectly own such Project as debtor and that are filed in those state and county jurisdictions in which such Subsidiary is organized or maintains its principal place of business.

(w) Contribution Agreement. To the extent such Project Company was contributed to Borrower by Holdings, the Administrative Agent shall have received a duly executed and delivered copy of the applicable Contribution Agreement in form and substance reasonably satisfactory to the Administrative Agent.

(x) Organization Documents. Delivery to the Administrative Agent of the Organization Documents of each Subsidiary of the Borrower that is formed or acquired on such Initial Project Funding Date, and such documents and certifications as the Administrative Agent may reasonably require to evidence that each Subsidiary is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification.

(y) Applicable Equator Principles. With respect to a Construction Project, either (i) each Lender shall have satisfactorily completed its due diligence review of the Applicable Equator Principles as they relate to such Project, it being understood that Lenders’ satisfaction may require consultation with the Independent Engineer or a different consultant reasonably satisfactory to the applicable Lenders or (ii) Borrower shall have delivered a due diligence checklist addressing such Project’s compliance with the Applicable Equator Principles applicable to such Project, certified by the Borrower to have been prepared on the advice of its external advisors and be in form and substance previously agreed by each Lender, it being understood that Lenders’ satisfaction may require consultation with the Independent Engineer or a different consultant reasonably satisfactory to the applicable Lenders.

4.03 Conditions Precedent to each Subsequent Project Funding Date. The funding of each Revolving Loan (x) in respect of a Project other than on an Initial Project Funding Date (each such date on which such Loans are made, a “Subsequent Project Funding Date”) or (y) not in connection with a Project (each such date on which such Loans are made, an “Other Funding Date”), is subject to the satisfaction of the following conditions; provided that, notwithstanding anything to the contrary in any Financing Document, no Borrowing in excess of the Maximum Loan Amount, calculated and determined before giving effect to the event resulting in such Project becoming a Cancelled Project, shall be permitted with respect to a Project that would otherwise constitute a Cancelled Project but for operation of Section 2.04(b)(v)(B):

(a) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing, in substantially the form of Exhibit A, no less than two (2) Business Days prior to such Subsequent Project Funding Date or Other Funding Date, as applicable.

(b) Debt Service Reserve Account. The Debt Service Reserve Account shall be funded in cash, with one or more Letters of Credit issued hereunder or with one or more Acceptable Letters of Credit issued for the Debt Service Reserve Account Required Balance in an amount at least equal to the Debt Service Reserve Account Required Balance.

(c) Borrower Certificate. No less than five (5) Business Days prior to such Subsequent Project Funding Date, the Administrative Agent shall have received a certificate, signed by a Responsible Officer of Borrower, in substantially the form of Exhibit B-2, and certifying that:

(i) solely in connection with a Subsequent Project Funding Date, the Eligibility Representations and Warranties with respect to such Project are true and correct in all material respects as of such Subsequent Project Funding Date, other than those representations and warranties which are modified by materiality by their own terms, which shall be true and correct in all respects as of such Subsequent Project Funding Date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date);

(ii) solely in connection with a Subsequent Project Funding Date, to the extent the “Scheduled Date for Completion” of such Construction Project has occurred, Completion has not occurred and the Project Date Certain has not yet occurred (as such dates are specified in the Asset Register for such Project), none of the proceeds of such Revolving Loans will be used to finance any cost overruns in respect of such Project; and

(iii) no Provider Default shall have occurred and be continuing.

(d) Representations and Warranties. Each representation and warranty of the Borrower and Holdings under the Financing Documents shall be true and correct in all material respects as if made on the applicable Subsequent Project Funding Date or Other Funding Date, as applicable, unless such representation or warranty expressly relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date.

(e) No Defaults. No Default or Event of Default shall have occurred and be continuing, or shall occur as a result of the occurrence of such Subsequent Project Funding Date or Other Funding Date, as applicable.

(f) Initial Project Funding Date. Solely in connection with a Subsequent Project Funding Date, the Initial Project Funding Date in respect of the Project that is the subject of the requested Loan has occurred on or prior to such Subsequent Project Funding Date.

(g) Borrower Equity. Equity Contributions required to be in compliance with the Maximum Project Funding Ratio and the Debt Sizing Criteria shall have been paid to the Borrower or any Subsidiary thereof (or to the applicable payee if made through the payment of Project Costs on behalf of a Project), or otherwise credited to the Projects in the case of previously funded Equity Contributions, in an amount not less than the Allocated Minimum Equity Contribution, and as certified by the Independent Engineer.

(h) Funds Flow Memorandum. The Borrower shall have delivered to the Administrative Agent a duly executed letter of direction directing the disbursement on such Subsequent Project Funding Date or Other Funding Date, as applicable, of the proceeds of the Loans made on such date or, if the Borrower elects not to deliver such letter of direction, the proceeds of such Loans shall be deposited into the Revenue Account.

(i) Reserved.

(j) Independent Engineer Compliance Certificate. Solely in connection with a Subsequent Project Funding Date, in the event that such Borrowing is in respect of a Project in respect of which there has occurred a cost overrun or delay in excess of 10% of the costs set forth in the Construction Budget for such Project or allocable to such Project in the Operating Budget if a Material Project or 15% of the costs set forth in the Construction Budget for such Project or allocable to such Project in the Operating Budget for such Project if a Non-Material Project, the Borrower shall have delivered to the Administrative Agent an Independent Engineer Compliance Certificate certified by the Independent Engineer no less than five (5) Business Days prior to such Subsequent Project Funding Date.

4.04 Conditions Precedent to the Issuance of Letters of Credit.

The making of each L/C Credit Extension (each such date on which such Loans are made, an “L/C Credit Extension Date”) is subject to the satisfaction of the following conditions:

(a) No Default. No Default or Event of Default shall have occurred and be continuing or will occur after giving effect to such L/C Credit Extension.

(b) Letter of Credit Notice and Application. Each Issuing Bank shall have received a duly executed and delivered Letter of Credit Notice and Letter of Credit Application in respect of such L/C Credit Extension.

(c) Representations and Warranties. Each representation and warranty of the Borrower and Holdings under the Financing Documents shall be true and correct in all material respects (other than any representation or warranty that relates solely to an earlier date, which representation or warranty shall have been true and correct in all material respects as of such earlier date).

(d) Certificate of Borrower. The Administrative Agent shall have received a certificate, dated as of such L/C Credit Extension Date, signed by a Responsible Officer of Borrower, in substantially the form of Exhibit M:

(i) certifying that the Eligibility Representations and Warranties with respect to such Project are true and correct in all material respects as of the date of such L/C Credit Extension, other than those representations and warranties which are modified by materiality by their own terms, which shall be true and correct in all respects as of the date of such L/C Credit Extension (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date); and

(ii) certifying that no Provider Default shall have occurred and be continuing.

(e) Liens. All Liens contemplated to be created and perfected in favor of the Collateral Agent pursuant to the Collateral Documents shall have been so created and perfected in the applicable jurisdiction.

(f) Initial Project Funding Date. The Initial Project Funding Date for such Project shall have occurred or will occur concurrently with the date of such L/C Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each Agent and the Lenders, as of the Closing Date, each Initial Project Funding Date, each Subsequent Project Funding Date, each Other Funding Date and each L/C Credit Extension Date (except that any representation or warranty in this Article V which relates expressly to an earlier date, by direct reference or by reference to a document dated a certain date, shall be deemed made only as of such earlier date), on behalf of itself and its Subsidiaries, that:

5.01 Existence, Qualification and Power. The Borrower and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Financing Documents and Transaction Documents, in each case, to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except, with respect to clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Financing Document and Transaction Document to which the Borrower is a party (a) have been duly authorized by all necessary organizational action on the part of the Borrower; and (b) do not and will not (i) contravene the terms of any of the Borrower’s Organization Documents; (ii) conflict with or result in any breach or contravention of (A) any Contractual Obligation to which the Borrower is a party or to which the properties of the Borrower or any of its Subsidiaries are subject, or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject, except, with respect to clause (b)(ii), to the extent such conflict, breach or contravention could not reasonably be expected to have a Material Adverse Effect; (iii) result in, or require, the creation of any Lien upon any of the material properties or assets of the Borrower (other than any Liens created under any of the Collateral Documents and other Permitted Liens); or (iv) violate, in any material respect, any Law applicable to the Borrower or any of its Subsidiaries.

5.03 Permits; Other Consents. (a) No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with (i) the execution, delivery or performance by the Borrower of the Financing Documents or Transaction Documents to which it is a party, (ii) the grant by the Borrower of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or the exercise by the Administrative Agent or any Lender of its rights under the Financing Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, in each case, except for (A) those that have already been obtained or made, (B) filings and recordings with respect to the Collateral, (C) those which, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect, and (D) those as are necessary under Section 203 of the Federal Power Act or any applicable provision of any state utility regulatory law in connection with the exercise of certain remedies in respect of the Collateral.

(b) All (i) Permits, which under applicable Laws are required to have been obtained by the Borrower or any Subsidiary thereof in connection with the conduct of its business and the ownership of the Projects, and (ii) Applicable Permits (all of the foregoing, collectively, the “Necessary Permits”), have been obtained, are in full force and effect, and are properly in the name of the appropriate Person and are final, and all appeal periods with respect thereto have expired or terminated, except for any such Permits (A) that are reasonably expected to be obtained in the ordinary course when required or (B) for which any failure of the foregoing would not reasonably be expected to have a Material Adverse Effect.

(c) With respect to each Necessary Permit, (i) the Borrower and its applicable Subsidiaries have performed or complied with all agreements and conditions contained therein, and (ii) neither the Borrower nor any of its applicable Subsidiaries is in default in the performance of or compliance with any of the material terms or provisions of any Necessary Permit, except, in the case of clause (i) or (ii), where such nonperformance, noncompliance or default would not reasonably be expected to have a Material Adverse Effect.

5.04 Binding Effect. (a) Each of the Financing Documents and Transaction Documents to which the Borrower is party (i) has been duly executed and delivered by the Borrower, and (ii) except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, constitutes a legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms.

(b) The Service Agreement (i) has been duly executed and delivered by the applicable Affiliates of the Borrower party thereto and (ii) except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, constitutes a legal, valid and binding obligation against such Person, enforceable against it in accordance with its terms, except, with respect to clause (i) or (ii), as could not reasonably be expected to have a Material Adverse Effect.

5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements delivered pursuant to Section 6.01(a) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in members’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries, and the related consolidated statements of income and members’ equity for the applicable Fiscal Quarter, in each case delivered pursuant to Section 6.01(b) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the balance sheet included in the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) (i) The Base Case Model, each Construction Budget and each Operating Budget has been prepared in good faith using assumptions believed by the Borrower to be reasonable at the time made, and consistent, in all material respects, with the relevant provisions of the applicable Material Project Documents; provided that the projections set forth in the Base Case Model, any such Construction Budget or any such Operating Budget, in each case, are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from such projections and such differences may be material; (ii) with respect to any Operating Budget, during the period covered thereby, indicate that the estimated O&M Costs with respect to the Projects will not exceed funds available to pay O&M Costs with respect to the Projects; and (iii) with respect to any Construction Budget, indicate that the estimated Project Costs required for the applicable Project to achieve Commercial Operation and Completion by such Project’s Project Date Certain do not exceed the amount available to be disbursed under the Revolving Credit Facility, the proceeds of any Equity Contributions on deposit or to be deposited in the Revenue Account or any Local Account, and any amounts to be provided pursuant to any Sponsor Equity Commitment or Permitted Tax Equity Arrangements, in the aggregate.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues or any of the Projects that either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Financing Document to occur as of each date this representation is made.

5.08 Ownership of Property. The Borrower and each of its Subsidiaries have good and valid title to, or leasehold interest in, their respective real and personal properties (including the Collateral), in each case free and clear of Liens other than Liens pursuant to or as allowed by the Financing Documents, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09 Insurance. All Required Insurance has been obtained and is in full force and effect, and premiums required to be paid thereunder are fully paid.

5.10 Taxes. To the knowledge of the Borrower or any of its Subsidiaries during any applicable Pre-Ownership Period, and without regard to the knowledge of any Person at all other times:

(a) The Borrower and its Subsidiaries have filed all federal, state and other Tax returns required to be filed, and have paid all federal, state and other Taxes (whether or not shown to be due and payable on such Tax returns) and all other Taxes and assessments levied or assessed on them or on or with respect to their properties, assets, income or franchises, to the extent such Taxes and assessments have become due and payable and before they have become delinquent, except for any Tax returns, Taxes and assessments (i) the non-filing or non-payment of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which (x) the Borrower or such Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP, and (y) there is no material risk of seizure of any material property or asset of the Borrower or such Subsidiary.

(b) For U.S. federal and applicable state income Tax purposes, the Borrower and each of its Subsidiaries (other than Subsidiaries formed by, acquired or contributed to the Borrower in connection with a Permitted Tax Equity Arrangement, Tax Equity Document or Project Acquisition, and in each case the expected tax effects of which are properly reflected in the applicable Base Case Model) have at all times since its formation been treated as a partnership (that is not a “publicly traded partnership” as defined in Section 7704 of the Code) or disregarded entity and no elections have been filed to treat the Borrower as an association taxable as a corporation. Except as would not reasonably be expected to be material, none of the Borrower nor any Subsidiary has made an election under Section 1101(g)(4) of the Bipartisan Budget Act, or any subsequent law or guidance (including pursuant to Treasury Regulations Section 301.9100-22T) to have the provisions of Section 1101 of the Bipartisan Budget Act apply to any partnership income Tax returns of the Borrower or such Subsidiary filed for any taxable year beginning before January 1, 2018. Neither the Borrower nor any Subsidiary is party to any tax sharing agreement with any Person or any other agreement pursuant to which it is liable for the material Taxes of another Person (including with any Affiliate of the Borrower or its Subsidiaries) other than in connection with a Permitted Tax Equity Arrangement or customary provisions contained in any agreements entered into in the ordinary course of business and not primarily related to Taxes. Neither the Borrower nor any Subsidiary has any outstanding liability for any payment of amounts with respect to material Taxes of any other Person (other than the Borrower or any Subsidiary) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of succeeding to such liability as a result of merger, conversion or asset acquisition, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Neither the Borrower nor any of its Subsidiaries is a Tax-Exempt Person (other than as a result of the status or ownership of any Tax Equity Investor). (i) No default, inaccuracy, breach, failure, determination, event, loss or other circumstance has occurred in connection with any representation, warranty, certification, covenant, agreement or obligation by the Borrower or any of its Subsidiaries under any Tax Equity Document and (ii) no event, action, inaction or other circumstance has otherwise occurred which, in the case of either (i) or (ii), could reasonably be expected to result in (x) any reduction in the amount of, or any preclusion of the availability of, any Tax credit or other Tax benefit otherwise available, or reasonably expected to be available, with respect to any Project subject to a Tax Equity Document or (y) any material recapture, disallowance, reduction, delay or loss of any Tax credit or other Tax benefit claimed with respect to any Project subject to a Tax Equity Document and, in the case of either (x) or (y), which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

5.11 ERISA Compliance. (a) The Borrower and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable Laws except for such instances of noncompliance as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Borrower or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities, except as would not reasonably be expected to have a Material Adverse Effect. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Borrower and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(d) The expected postretirement benefit obligation (determined as of the last day of the Borrower’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Borrower and its Subsidiaries has not resulted in and could not reasonably be expected to result in a Material Adverse Effect.

(e) The Borrower and its Subsidiaries do not have any Non-U.S. Plans.

5.12 Equity Interests. The Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.12 (as such schedule may be amended by the Borrower, from time to time, to reflect any Disposition permitted pursuant to Section 7.05 or any Project Acquisition) as of each date this representation is made. All of the outstanding Equity Interests owned, directly or indirectly, by the Borrower in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Borrower free and clear of all Liens except for those created under the Collateral Documents and Permitted Liens. The Borrower does not own Equity Interests in any Person that is not a Subsidiary, other than those specifically disclosed in Part (b) of Schedule 5.12. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by Holdings free and clear of all Liens except for those created under the Collateral Documents and Permitted Liens.

5.13 Margin Regulations; Investment Company Act. (a) The Borrower is not engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined or used in Regulation T, Regulation U or Regulation X), and no part of the proceeds of any Loan or L/C Loan will be used by the Borrower (or any of its Subsidiaries) to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or otherwise in violation of Regulation T, Regulation U or Regulation X.

(b) None of Holdings, the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940. None of Holdings, the Borrower or any Subsidiary is a “covered fund” under the Volcker Rule (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

5.14 Disclosure. No report, financial statement, certificate or other written statement furnished in writing by or on behalf of the Borrower (or any Subsidiary thereof), Holdings or the Sponsor to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Financing Document (other than projections and other forward-looking information), at the Closing Date or at the time furnished, when taken as a whole, contains any material misstatement of fact or omits to state any material fact (known to the Sponsor, Holdings or the Borrower, in the case of any document not furnished by any of them) necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projections and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

5.15 Compliance with Laws. The Borrower and each Subsidiary thereof is in compliance in all respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it, any of its properties or the Projects, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16 Solvency. The Borrower is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.17 Foreign Asset Control Regulations, Etc.

(a) None of Holdings, the Borrower nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of Economic Sanctions Laws.

(b) Within the past five years, none of Holdings, the Borrower nor any Controlled Entity (including their respective officers, directors, employees and, to the knowledge of the foregoing, agents acting on their behalf) has violated in any material respect, been found in violation of or been charged or convicted under any applicable Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c) No part of the proceeds from any Loan or L/C Loan hereunder:

(i) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by Holdings, the Borrower or any Controlled Entities, directly or knowingly indirectly (A) with any investment in, or any transactions or dealings with, any Blocked Person in violation of applicable Economic Sanctions Laws, (B) for any purpose that would cause any Lender or Agent to be in violation of any Economic Sanctions Laws or (C) otherwise in violation of any Economic Sanctions Laws;

(ii) will be used, directly or knowingly indirectly, by Holdings, the Borrower or any Controlled Entities in violation of, or cause any Lender or Agent to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii) will be used, directly or knowingly indirectly, by Holdings, the Borrower or any Controlled Entities (including their respective officers, directors, employees and agents acting on their behalf) for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Lender or Agent to be in violation of, any applicable Anti-Corruption Laws.

(d) Each of Holdings and the Borrower has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable Laws) to ensure that it and each Controlled Entity is and will continue to be in compliance with all applicable Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

5.18 Reserved.

5.19 Energy Regulatory Status.

(a) None of the Secured Parties shall, solely by reason of (i) the ownership, construction, operation and maintenance of the Projects, the sale or transmission of electric energy, capacity and ancillary services therefrom, including as contemplated by the Project Documents, (ii) the making of Loans or the issuance of any Letters of Credit in accordance with this Agreement, (iii) the securing of the Obligations by Liens on the Collateral (other than the exercise of remedies by any Secured Party) or (iv) any other transaction contemplated by this Agreement or any other Financing Document, be deemed by any Governmental Authority to be, or to be subject to regulation as, an “electric utility,” “electrical corporation,” “electrical company,” “public utility” or “public utility holding company” or similar entity under any applicable Laws of the United States, any state or any political subdivision of the United States or any state, including PUHCA and the FPA.

(b) The applicable Project Company has made, or will make prior to the time of first generating electric energy (including test energy), all necessary filings with FERC for each Project that meets the criteria of a QF under PURPA as set forth in 18 C.F.R. § 292.204, and the status of any such Project that is generating electric energy (including test energy) as a QF remains valid and in full effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) If the applicable Project does not meet the criteria of or is not a QF under PURPA as set forth in 18 C.F.R. § 292.204, the applicable Project Company has made, or will make prior to the time of first generating electric energy (including test energy), all necessary filings with FERC to be an EWG under PUHCA (or obtain a substantially similar exemption from PUHCA), and such status as an EWG remains in effect.

(d) If not exempt from FPA Sections 204, 205 and Section 206 under 18 C.F.R. § 292.601, (i) the applicable Project Company has made, or will make prior to the time of first generating electric energy (including test energy), all necessary filings with FERC, for such Project Company to have obtained MBR Authority under the FPA, as applicable, and such Project Company has obtained and retains such MBR Authority, which is not subject to any pending challenge or investigation at FERC, and (ii) FERC has not issued any orders imposing a rate cap, mitigation measure, or other limitation on such Project Company’s authority to engage in sales pursuant to such MBR Authority, other than challenges, investigations, rate caps and mitigation measures generally applicable to wholesale sellers participating in the applicable electric market(s), except, with respect to clause (i) or (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Any of Holdings, the Borrower or any Subsidiary thereof that is a holding company as defined under PUHCA is a holding company under PUHCA solely with respect to one or more QFs, EWGs or foreign utility companies as defined under PUHCA and is exempt from regulation under PUHCA as specified in 18 C.F.R. §§ 366.2, 366.21, 366.22 and 366.23 (the “PUHCA Exemption or Waiver”).

(f) Except as set forth on Schedule 5.19, none of the Borrower or any of its Subsidiaries or Holdings is subject to regulation as a “public utility,” “electrical corporation,” “public service corporation” or “electric power supplier” or similar entity under relevant state laws or regulations (“State Electric Utility Regulation”).

(g) Except as set forth on Schedule 5.19, none of Borrower or any of its Subsidiaries or Holdings has knowledge of (i) any claim, action or assertion that has been filed, commenced, or threatened against any Project Company alleging any violation of the FPA or the rules of any applicable regional transmission organization or independent system operator, or (ii) any investigation with respect to any violation of the FPA that has been commenced against any Project Company, except, in each case of clauses (i) and (ii), such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.20 Material Transaction Documents Copies of all of the Material Transaction Documents in effect as of such date have been delivered to Administrative Agent by the Borrower. Except for any amendment or modification as previously disclosed in accordance with Section 6.02(i) or Section 6.03(h) (or which is not required to have been disclosed in accordance with Section 6.02(i) or Section 6.03(h)) and for which either approval has been obtained pursuant to Section 7.16 or for which no approval is required and any termination as previously disclosed in accordance with Section 6.03(h) (or which is not required to be disclosed in accordance with Section 6.03(h)) and for which either approval has been obtained pursuant to Section 7.16 or for which no approval is required, no such Material Transaction Document has been amended, modified or terminated in any material respect. Each of the Material Transaction Documents is in full force and effect, and no defaults or events of default by the Borrower or any of its Affiliates and, to the Borrower’s knowledge, no defaults or events of default with respect to any other Person party to any such Material Transaction Document, have occurred and are continuing thereunder, except, in each case, (x) with respect to any Material Transaction Document (other than any Power Purchase Agreement) as would not reasonably be expected to have a Material Adverse Effect and (y) with respect to any Power Purchase Agreement which is a Material Project Document or otherwise would reasonably be expected to result in a reduction of Borrower’s aggregate Net Cash Flow of at least five percent (5%) in respect of any period of four consecutive Fiscal Quarters (accounting for and after giving effect to all then-applicable replacement sources of revenue, including any merchant cash flows upon delivery of, with respect to any such Project for which merchant cash flows are contemplated, a copy of the merchant curve generated by the Market Consultant and utilized for preparing the updated Base Case Model), as would not reasonably be expected to result in any material default or event of default. The Service Agreement is in full force and effect, and no material defaults or events of default by any Affiliate of the Borrower have occurred and are continuing thereunder.

5.21 Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated hereby, except as payable to the Arrangers and the Lenders.

5.22 No Other Indebtedness; Liens. The Borrower has no outstanding Indebtedness or Liens other than pursuant to or as allowed by the Financing Documents.

5.23 Nature of Business. The Borrower has not engaged in any business or activity other than as permitted under Section 7.07. The Borrower has not engaged in any business activity other than the ownership of the Equity Interests of its Subsidiaries and activities incidental thereto.

5.24 No Employees. Neither the Borrower nor any of its Subsidiaries has any employees.

5.25 No Accounts. The Borrower has no accounts other than the Accounts and any Local Accounts.

5.26 Perfection and Priority of Liens. The provisions of the Collateral Documents are effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, as security for the Obligations, a legal, valid and enforceable first priority Lien on and security interest in all of the Collateral purported to be covered by the Collateral Documents, and all necessary recordings and filings have been made or will be made on the Closing Date or the applicable Initial Project Funding Date in all necessary public offices, and all other necessary and appropriate action has been taken, so that each such Collateral Document creates, or upon the filing of any financing statements will create, a perfected first priority Lien on and perfected security interest in all right, title and interest of the Borrower in the Collateral covered thereby, prior and superior to the rights of all third Persons and subject to no Liens other than Permitted Liens.

5.27 Licenses, Permits, Etc.

(a) The Borrower and its Subsidiaries own or possess all intellectual property licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, without known conflict with the rights of others, except for any such failure to own or possess or any conflict as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) To the knowledge of the Borrower, no product or service of the Borrower or any Subsidiary thereof infringes any intellectual property license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except for any such infringement as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) To the knowledge of the Borrower, there is no violation by any Person of any right of the Borrower or any Subsidiary thereof with respect to any intellectual property license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Borrower or any Subsidiary thereof, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.28 Environmental Matters.

(a) Neither the Borrower nor any of its Subsidiaries has knowledge of any written claim, and no proceeding has been instituted asserting any claim against the Borrower or any Subsidiary thereof or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws by a Project, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Neither the Borrower nor any of its Subsidiaries has knowledge of any facts which are reasonably likely to give rise to a claim against the Borrower or any of its Subsidiaries alleging that the Borrower or Subsidiary has violated any Environmental Laws with respect to the construction, ownership or operation of a Project, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Neither the Borrower nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) Neither the Borrower nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent or indemnification obligations for which no claim has been made), or any Letter of Credit shall remain outstanding that has not otherwise been Cash Collateralized (except as otherwise specifically provided for herein), the Borrower shall, and, as applicable, shall cause each Subsidiary of the Borrower to:

6.01 Financial Statements; Updated Base Case Model. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within one-hundred and twenty (120) days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ended December 31, 2021), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in members’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, members’ equity and cash flows of the Borrower and its Subsidiaries and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within ninety (90) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower (commencing with the Fiscal Quarter ended March 31, 2021), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income and members’ equity for such Fiscal Quarter and for the portion of the Borrowers’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition and results of operations of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event within thirty (30) days after the end of each Fiscal Quarter of each Fiscal Year of the Borrower, an updated Base Case Model, incorporating each Credit Extension made and Project acquired or divested during the prior Fiscal Quarter into the Base Case Model, in form and substance satisfactory to the Required Lenders and reasonably satisfactory to the Administrative Agent; provided that for the avoidance of doubt, such updated Base Case Model will not be required to include reconciliation of actual versus budgeted amounts; and

(d) on the date of any prepayment pursuant to Section 2.04(b) (other than Section 2.04(b)(v) and Section 2.04(b)(x)) or Section 8.04, (i) an updated Base Case Model, incorporating such prepayment and the occurrence of the event for which the Borrower is required or, in the case of Section 8.04, permitted to make a prepayment into the Base Case Model, in form and substance satisfactory to the Required Lenders and reasonably satisfactory to the Administrative Agent; provided that for the avoidance of doubt, such updated Base Case Model will not be required to include reconciliation of actual versus budgeted amounts, and (ii) written certification by the Independent Engineer to the Administrative Agent that the inputs and revenue, technical, operating and construction assumptions for the Projects are reasonable based on the Independent Engineer’s review of the Project and the Project Documents, and have been properly incorporated into the updated Base Case Model delivered by the Borrower.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender:

(a) not later than five (5) Business Days after receipt thereof by the Borrower or any Subsidiary thereof, copies of all material notices, requests and other documents (including any amendments waivers, supplements and other modifications) so received under or pursuant to any Transaction Document, in each case, which could reasonably be expected to have a Material Adverse Effect;

(b) concurrently with the delivery of any financial statements delivered pursuant to Section 6.01, a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c) within thirty (30) days after the end of each Fiscal Quarter of the Borrower, a certificate of the Borrower, approved and counter-signed by the Independent Engineer, substantially in the form of Exhibit V (each, an “Independent Engineer Compliance Certificate”);

(d) within thirty (30) days after the end of each Fiscal Quarter of the Borrower, (i) with respect to each Construction Project, a construction report describing in reasonable detail the progress of the construction of such Project substantially in the form of Exhibit Q-1; provided that in the event of any cost overruns or delays at any time in any Fiscal Quarter that could reasonably be expected to have a Material Adverse Effect, upon the request of the Administrative Agent, the Borrower shall promptly make available the Independent Engineer to respond to reasonable Lender inquiries; and (ii) with respect to each Operating Project, an operating report substantially in the form of Exhibit Q-2;

(e) [Reserved];

(f) promptly, any change in the information provided on or before the Closing Date that would result in a change to the “beneficial owners” of the Borrower as contemplated by the Beneficial Ownership Regulation;

(g) promptly, such additional documentation and other information as any Lender or Agent may from time to time reasonably request through the Administrative Agent which is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering laws, rules and regulations, including the PATRIOT Act;

(h) promptly, such additional information regarding the financial or legal affairs of the Borrower or any Subsidiary as the Administrative Agent may from time to time reasonably request;

(i) concurrently with the delivery of any updated Base Case Model delivered pursuant to Section 6.01(c), copies of any material amendment or modification under any Project Document or Transaction Document entered into by the Borrower or any Subsidiary thereof during the preceding Fiscal Quarter;

(j) with respect to each Deemed Investment Grade Power Purchaser, on each anniversary of the Closing Date, an update to the documentation and other information most recently provided by the Borrower to the Lenders to support the determination that such Power Purchaser is a Deemed Investment Grade Power Purchaser, but solely to the extent that Borrower actually has any such updating information;

(k) no later than thirty (30) days after the Closing Date, a copy of the executed Consent for the American Kings Power Purchase Agreement in the form attached hereto as Exhibit W; and

(l) no later than five (5) days following the execution thereof, a copy of the executed version of each of the novation and release agreement, the parent guaranty and the surety bond for the American Kings Solar, LLC operations and maintenance agreement in the forms attached hereto as Exhibit X.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02 may be delivered electronically and if so delivered other than by email, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on IntraLinks or, with the Administrative Agent’s prior consent, another Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent or the Sponsor or any Affiliate thereof).

6.03 Notices. Promptly notify in writing the Administrative Agent and each Lender:

(a) of the occurrence of any Default or Event of Default, followed by, as soon as practicable, a statement of a Responsible Officer of the Borrower setting forth details of such occurrence and stating what action the Borrower or other relevant Person proposes to take with respect thereto;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) [reserved];

(d) of the occurrence of any event for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b) (other than Section 2.04(b)(vi) and Section 2.04(b)(x)) and, to the extent applicable, identification of the one or more Projects to which such event applies and any other relevant details that facilitate the assessment of the sizing of such mandatory prepayment and the Revolving Loans to which such prepayment should be allocated;

(e) of the filing or commencement of, or notice of intention of any Person to file or commence, any action, suit, litigation, investigation or proceeding, whether at law or in equity by or before any Governmental Authority, against or affecting the Borrower or any Subsidiary thereof, in each case, which could reasonably be expected to have a Material Adverse Effect;

(f) of any dispute or disputes between the Borrower or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, which could reasonably be expected to have a Material Adverse Effect;

(g) of the occurrence of any Provider Default;

(h) (i) of the occurrence of, or notice given or received by the Borrower or its Subsidiaries in respect of, any material breach, default, event of default, termination event or claim under a Transaction Document, together with a copy of any such notice; and (ii) without duplication of any notice delivered pursuant to the foregoing clause (i), upon the Borrower’s actual knowledge of the occurrence of, or notice given or received by the Borrower or its Subsidiaries in respect of, any material breach, default, event of default, termination event or claim under a Project Document, together with a copy of any such notice, solely to the extent that such material breach, default, event of default, termination event or claim is reasonably expected to result in a reduction of Borrower’s aggregate Net Cash Flow by five percent (5%) or more in respect of any period of four consecutive Fiscal Quarters;

(i) of, and deliver copies of, any notice to Borrower or any Subsidiary from any Governmental Authority which results from any event, action or inaction that could reasonably be expected to have a Material Adverse Effect;

(j) of, and deliver copies of, for each Construction Project, quarterly and annual financial statements during the construction period for such Project for any EPC Contractor that is not a public reporting company, but solely to the extent delivered to the Borrower or any Subsidiary of the Borrower by such EPC Contractor pursuant to the terms of the applicable EPC Contract; and

(k) of the Borrower obtaining actual knowledge that any Power Purchaser that was an Investment Grade Power Purchaser has become a Non-Investment Grade Power Purchaser (together with an explanation of the applicable change in circumstances if other than as a result of a ratings downgrade).

Each notice pursuant to Section 6.03 (other than Section 6.03(d)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Financing Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets that are due and owing, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and, with respect to any dispute in an amount greater than $1,000,000, adequate reserves in accordance with GAAP are being maintained by the Borrower, or (ii) the nonpayment of all such liabilities, assessments and governmental charges or levies could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property, except to the extent nonpayment of such claim could not reasonably be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization (except in a transaction permitted by Section 7.04 or 7.05), and take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) comply with Prudent Industry Practices in the operation and maintenance of its facilities; except, in each of clauses (a), (b), or (c), where the failure to do so could not reasonably be expected to constitute a Material Adverse Effect.

6.07 Maintenance of Insurance. (a) Maintain, through either an individual policy or as part of a group policy maintained by or for the Borrower and its Subsidiaries, with financially sound and reputable insurance companies, the insurance as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, on all material property of the Borrower and its Subsidiaries that is of an insurable character in at least the amounts, against at least such risks (but including in any event property and casualty, general liability, and business interruption) and on such other terms as shall be customary (the “Required Insurance”). Each such policy of Required Insurance shall name the Collateral Agent and the Secured Parties as additional insured as their interest may appear.

(b) No later than sixty (60) days after the end of each Fiscal Year, deliver to the Administrative Agent (i) a certificate of the Borrower’s insurance broker or a Responsible Officer, dated within such sixty (60)-day period, and (ii) customary insurance certificates confirming that the Borrower has the Required Insurance and stating that such insurance is in full force and effect and that all premiums due thereon have been paid.

6.08 Compliance with Laws.

(a) Without limiting Section 7.18, or any other provision hereof or of any other Financing Document, the Borrower will, and will cause each of its Subsidiaries and Holdings to comply in all material respects with all applicable Laws and Applicable Permits to which each of them is subject (including ERISA, Environmental Laws, and the other laws and regulations that are referred to in Section 5.17, the FPA, PUHCA, PURPA and the other laws and regulations that are referred to in Section 5.19).

(b) Notwithstanding the foregoing clause (a) of this Section 6.08, the Borrower will, and will cause each of its Subsidiaries and Holdings to, comply in all material respects with the USA PATRIOT Act and all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Economic Sanctions Laws and maintain policies and procedures designed to promote and achieve compliance by its respective directors, officers, employees and agents with such laws.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, in conformity in all material respects with GAAP consistently applied and otherwise in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and the Lenders to visit and inspect any of its properties, to examine its financial and accounting records, and to discuss its affairs (including the performance, operations and maintenance of the Projects) finances and accounts with its directors and officers, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice to the Borrower; provided, however, that so long as no Event of Default has occurred and is continuing, such inspections shall be limited to two such visits in each consecutive twelve-month period.

6.11 Further Assurances. The Borrower shall, and shall cause each of its Subsidiaries to, take all such further actions and execute all such further documents and instruments as the Administrative Agent, the Required Lenders, or any other Agent may at any time reasonably determine to be necessary to further carry out and consummate the transactions contemplated by the Financing Documents.

6.12 Information Regarding Collateral; Certain Consents.

(a) Not effect any change (i) in the Borrower’s legal name, (ii) in the location of the Borrower’s chief executive office, (iii) in the Borrower’s identity or organizational structure, (iv) in the Borrower’s federal taxpayer identification number or organizational identification number, if any, or (v) in the Borrower’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent not less than ten (10) days’ prior written notice, or such lesser notice period agreed to by the Administrative Agent, of its intention so to do and clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the Lien of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. The Borrower agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.

(b) After the Initial Project Funding Date in respect of any Project, in the event that the Borrower reasonably expects that the Borrower or any Subsidiary will enter into any Tax Equity Document or Power Purchase Agreement that would be a Material Project Document or otherwise at least 5% of Borrower’s aggregate Net Cash Flow in respect of any period of four consecutive Fiscal Quarters is reasonably expected to be attributable to such Tax Equity Document or Power Purchase Agreement, and to the extent that the Administrative Agent reasonably determines that the creation or perfection of any Lien contemplated under the Financing Documents or the exercise of any of the Secured Parties’ rights or remedies under the Collateral Documents (including upon foreclosure) could reasonably be expected to conflict with or result in any breach or contravention of such Tax Equity Document or Power Purchase Agreement absent the consent of the applicable Tax Equity Investor or Power Purchaser, Borrower shall use commercially reasonable efforts to deliver to the Administrative Agent a Consent from the counterparty to each such Tax Equity Document or Power Purchase Agreement in form and substance reasonably satisfactory to the Administrative Agent.

6.13 Accounts. Except as otherwise permitted hereunder or under any other Financing Document (including amounts deposited into any Local Account), the Borrower will deposit all cash received from any source (including distributions or payments from Subsidiaries or otherwise) into the applicable Account pursuant to the Depositary Agreement for application solely for the purposes and in the order and manner provided in the Depositary Agreement.

6.14 Separateness. The Borrower will, and will cause each of its Subsidiaries to:

(a) maintain accounts of the Borrower or such Subsidiary, as applicable, separate from those of the Sponsor and its Affiliates (other than the Borrower and its Subsidiaries) with commercial banking institutions and will not commingle their funds with those of the Sponsor or any of its Affiliates (other than the Borrower and its Subsidiaries);

(b) conduct such Person’s business in a manner not misleading to other Persons as to its identity;

(c) obtain proper authorization from member(s), director(s) and manager(s) as required by such Person’s limited liability company agreement (or equivalent Organization Document) for all of its limited liability company (or other applicable) actions; and

(d) comply with the terms of such Person’s limited liability company agreement (or equivalent Organization Document),

it being understood and agreed by the parties hereto that immaterial breaches of this Section 6.14 that (i) are not, in the aggregate, misleading as to the identity of the Borrower and (ii) otherwise do not materially undermine the purpose intended to be served by the provisions of this Section 6.14 shall not, in each of clauses (a) through (c) above, be deemed a breach of this Section 6.14.

6.15 Construction and Operation. Cause each Project Company to make or cause to be made all contracts and do or cause to be done all things necessary for the acquisition, construction, expansion, improvement, equipping and operation of its Project in accordance with such Project’s Project Documents, Prudent Industry Practice, applicable Laws, the Construction Budget and Project Schedule or Operating Budget, as applicable, and all Necessary Permits, in each case, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.16 Energy Regulatory Compliance.

(a) Take or cause to be taken all necessary or appropriate actions so that such Subsidiary, to the extent that it is a Project Company, will (i)(A) obtain and/or maintain any Federal Energy Regulatory Authorizations, Exemptions, and Waiver applicable to such Subsidiary, and (B) maintain exemption from or compliance with any State Electric Utility Regulations applicable thereto, and (ii) meet relevant requirements any relevant Governmental Authority for any sale of energy or renewable attributes pursuant to any Power Purchase Agreement to which such Subsidiary is a party, or in any applicable market administered by a regional transmission organization or independent system operator, except, in the case of clause (i) or (ii), to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Take or cause to be taken all necessary or appropriate actions so that such Subsidiary to the extent that it is a Project Company will be in compliance with the reliability requirements of FERC, NERC, and any applicable regional, state and local regulatory authorities, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.17 Use of Proceeds. Use (a) the proceeds of the Loans solely to finance (i) the acquisition and construction of any Project and the payment of any Project Costs, including Project Costs in connection with the acquisition of such Project by the Borrower under an Acquisition Document and payment of the purchase price thereunder, (ii) the payment of fees or amounts related to the Letters of Credit or otherwise in connection with the transactions contemplated by the Financing Documents, (iii) in order to reimburse Sponsor or any of its Affiliates for any prior Equity Contributions (provided, that any such reimbursement shall not be in excess of the amount required to maintain the Allocated Minimum Equity Contribution) or, to the extent any Project is under-leveraged per the Debt Sizing Criteria, to fund Restricted Payments permitted hereby and (iv) working capital purposes of the Borrower and its Subsidiaries (including the payment of Borrower Administrative Costs and O&M Costs), (b) the L/C Loans solely for the purposes contemplated in Section 2.03(c), and (c) the Letters of Credit solely to satisfy the requirement to maintain the Debt Service Reserve Account Required Balance and any other credit support obligations of the Borrower or any Subsidiary, including any Project Company (but, for the avoidance of doubt, not for any activities in connection with any Project that occur prior to delivery of notice to proceed for such Project). Borrower shall specify the applicable Project or other purpose for which each Borrowing is requested in each Notice of Borrowing and shall use the applicable Loan proceeds solely for such purpose.

6.18 Operating Budget. With respect to any Construction Project, on or before thirty (30) days prior to the first day of the month in which Commercial Operation of a Project occurs or is anticipated to occur and, with respect to any Operating Project, thirty (30) days prior to the first day of each calendar year thereafter, submit to the Administrative Agent an operating plan and a budget, in the form of Exhibit N, detailed by quarter for such Project and the balance of the Projects in the portfolio, of anticipated revenues and anticipated expenditures, such budget to include maintenance, repair and operation expenses (including reasonable allowance for contingencies), reserves and all other anticipated O&M Costs for the Projects for the ensuing twelve months (each such operating plan and budget delivered pursuant to this Section 6.18, an “Operating Budget”).

6.19 Necessary Permits. The Borrower will, and will cause each of its Subsidiaries to, procure, maintain in full force and effect and comply with all Necessary Permits, except where such failure would not reasonably be expected to have a Material Adverse Effect.

6.20 Bulk Power Order. In the event the Borrower has knowledge that (x) the provisions of Executive Order (EO) 13920 (the “Bulk Power Order”) have become applicable to any Project, and (y) as a result of the Bulk Power Order, equipment installed in any Project shall be required to be removed or otherwise remediated by or on behalf of the applicable Project Company, the Borrower shall (a) promptly notify the Administrative Agent and (b) use commercially reasonable efforts to take or cause to be taken all necessary or appropriate actions so that the applicable Project Company will be in compliance with the Bulk Power Order.

6.21 Subsidiary Distributions. The Borrower shall cause each of its Subsidiaries to distribute all cash that such Subsidiary is permitted by applicable Laws and the terms of all applicable Organization Documents, Project Documents and Tax Equity Documents to distribute to the Borrower, directly or indirectly; provided that, each Project Company (and each other Subsidiary) shall be permitted to retain cash in an amount, in the Borrower’s or such Subsidiary’s reasonable discretion, necessary or advisable for working capital purposes or the prudent operation and maintenance of the applicable Projects.

6.22 Performance of Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, (a) perform all of its material obligations, and (b) pursue all its material rights and remedies, under each Transaction Document to which it is a party, except, in the case of clause (a) or (b), to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.23 Employee Benefits Matters. The Borrower shall, promptly, and within five (5) Business Days after an Authorized Representative becomes aware of any of the following, deliver to the Administrative Agent a written notice setting forth the nature thereof and the action, if any, the Borrower or an ERISA Affiliate proposes to take with respect thereto:

(a) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;

(b) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(c) any event, transaction or condition that would reasonably be expected to result in the incurrence of any liability by Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or

(d) receipt of notice of the imposition of a financial penalty that could reasonably be expected to have a Material Adverse Effect (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans.

6.24 Sponsor Matters.

(a) The Borrower shall cause the Sponsor to maintain undrawn and unencumbered commitments from the Sponsor’s limited partners or otherwise to maintain access to available funds (including in the form of cash, letters of credit, and lines of credit), in each case excluding the Collateral, in an aggregate amount not less than the sum, in the aggregate, of (x) an amount equal to the sum of the “Cap” in each Sponsor Equity Commitment then outstanding (as the same may be reduced from time to time) and (y) the lesser of (i) $50,000,000 and (ii) the maximum amount, for any individual Project, of the positive difference of (A) the amount that could be required to be prepaid by the Borrower in respect of such Project from time to time in accordance with Section 2.04(b)(i), less (B) the “Cap” under the Sponsor Equity Commitment in respect of such Project, if any (as the same may be reduced from time to time); provided, that Borrower’s obligations under this Section 6.24(a) shall cease upon the earlier of (I) an initial public offering of all or a portion of the equity interests of the Sponsor (or a direct or indirect owner of the Sponsor whose primary purpose is to own the Sponsor) on a national securities exchange and (II) Sponsor obtaining an Investment Grade Rating.

(b) The Borrower shall deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(i) as soon as available, but in any event within one-hundred and twenty (120) days after the end of each Fiscal Year of the Sponsor (commencing with the Fiscal Year ended December 31, 2020), a consolidated balance sheet of the Sponsor and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of the Sponsor as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Sponsor and its Subsidiaries and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(ii) as soon as available, but in any event within ninety (90) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Sponsor (commencing with the Fiscal Quarter ended March 31, 2021), a consolidated balance sheet of the Sponsor and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statement of income or operations for such Fiscal Quarter and for the portion of the Sponsor’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of the Sponsor as fairly presenting the financial condition and results of operations of the Sponsor and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent or indemnification obligations for which no claim has been made), or any Letter of Credit shall remain outstanding that has not otherwise been Cash Collateralized (except as otherwise specifically provided for herein), the Borrower shall not, nor shall it permit any Subsidiary of the Borrower to, directly or indirectly.

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the UCC of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following (collectively, “Permitted Liens”):

(a) Liens pursuant to any Financing Document;

(b) Liens of the Borrower existing on the date hereof as set forth on Part I of Schedule 1.01(G), or Liens of any Subsidiary of the Borrower existing as of the later of (x) the Closing Date or (y) the date such Person becomes a Subsidiary as set forth on Part II of Schedule 1.01(G), as applicable, and including any renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefitted thereby is permitted;

(c) Liens for Taxes or customs duties (i) not yet due and owing, (ii) secured by an acceptable bond, or (iii) that are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, to the extent required by GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than ninety (90) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, to the extent required by GAAP, as long as the aggregate amount of the obligations secured by such Liens does not exceed, other than in respect of Construction Projects, 10% or more of the Borrower’s aggregate Net Cash Flow for the most recent period of four consecutive Fiscal Quarters ending prior thereto;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) pledges and deposits to secure the performance of bids, trade contracts, concessions, statutory obligations, surety, appeal bonds performance bonds, leases and other obligations of a like nature (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) covenants, land use contracts, building schemes, declarations of covenants, conditions, restrictions, servicing agreements, easements, rights-of-way, crossing agreements, restrictions and other Liens, title defects or irregularities affecting real property, which do not materially detract from the value of the property subject thereto or materially interfere with the continued use of any Project in the ordinary conduct of the business of the applicable Person, in each case, such that it could reasonably be expected to cause a material adverse change in, or have a material adverse effect upon, the operations or business of such Project;

(h) with respect to any real property interests, matters that would be disclosed by an inspection or survey of such real property and do not, in the aggregate, materially impair the current occupancy or use of the estate or real property to which they relate;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(g);

(j) Liens securing Indebtedness permitted under Section 7.02(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby is not increased;

(k) Liens and other rights and interests (including of the nature of netting and set off, rights of first refusal, rights of first offer, purchase options and similar rights in respect of the assets of the Project Companies) set forth in the Organization Documents of the Borrower or any of its Subsidiaries, any Acquisition Document, any Project Document, or any Tax Equity Document;

(l) any interest or title of a third-party lessor or sublessor under any lease of real estate permitted hereunder;

(m) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(n) encumbrances on real property in the nature of any zoning restrictions, building and land use laws, ordinances, orders, decrees, restrictions or any other conditions, in each case, imposed by any Governmental Authority on any real property, which do not materially detract from the value of the property subject thereto and do not materially interfere with the continued use of the property subject thereto in the conduct of the business of the applicable Person;

(o) non-exclusive outbound licenses of patents, copyrights, trademarks and other IP Rights granted by Borrower or any Subsidiary in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of such Person;

(p) any Lien with respect to the properties of Borrower or any Subsidiary arising under good industry practice and that does not secure Indebtedness for borrowed money and the foreclosure of which is not material to the operation, construction or use of any Project in the ordinary course of business;

(q) Liens securing insurance premium financing arrangements;

(r) reservations, limitations, provisos and conditions, if any, expressed in any grants, permits, licenses or approvals from any Governmental Authority;

(s) Liens deemed to exist in connection with repurchase agreements and other similar investments to the extent such investments are permitted under the Financing Documents;

(t) Liens of trade vendors securing trade or other similar indebtedness incurred in the ordinary course of business and not more than ninety (90) days past due and that in the aggregate do not exceed 10% or more of the Borrower’s aggregate Net Cash Flow for the most recent period of four consecutive Fiscal Quarters ending prior thereto;

(u) Liens consisting of an agreement to dispose of any property in a Disposition permitted hereunder solely to the extent that such investment or Disposition would have been permitted on the date of the creation of such Lien;

(v) Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights; and

(w) Liens not otherwise permitted hereunder that do not secure Indebtedness as long as the aggregate amount of the obligations secured by such Liens does not exceed $30,000,000 at any one time.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) subject to Section 7.24, obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are on a pari passu or junior basis to the Obligations, (ii) such obligations are entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates and (iii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b) Indebtedness under the Financing Documents or otherwise permitted thereunder;

(c) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations, or for the deferred purchase price, for fixed or capital assets and services within the limitations set forth in Section 7.01(j); provided, however, that the aggregate amount of all such Indebtedness of at any one time outstanding in respect of Capitalized Leases and Synthetic Lease Obligations shall not exceed $10,000,000;

(d) trade or other similar Indebtedness incurred in the ordinary course of business (but not for borrowed money) that is (i) not more than ninety (90) days past due or (ii) being contested in good faith and by appropriate proceedings;

(e) Guarantees of any Person in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary;

(f) Indebtedness of the Borrower or any Subsidiary thereof in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(g) in connection with the consummation of any permitted Investment or permitted Disposition of any business, assets or Subsidiary of the Borrower or any of its Subsidiaries, Indebtedness incurred by the Borrower or any Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance by the Borrower or any such Subsidiary pursuant to such agreements, in an amount not to exceed $5,000,000 in the aggregate;

(h) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts otherwise permitted hereunder;

(i) the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is covered within five (5) Business Days;

(j) to the extent constituting Indebtedness, obligations under Project Documents. Acquisition Documents or Tax Equity Documents, in each case, that are not Indebtedness for borrowed money;

(k) to the extent constituting Indebtedness, obligations (contingent or otherwise) existing or arising under any Power Purchase Agreement or REC Agreement;

(l) guarantees in respect of Indebtedness otherwise permitted hereunder;

(m) Indebtedness of the Borrower or any Subsidiary thereof consisting of the financing of insurance premiums in the ordinary course of business;

(n) Indebtedness of the Borrower or any Subsidiary thereof consisting of judgments that do not constitute an Event of Default under Section 8.01(g);

(o) Taxes or customs duties, either (i) secured by an acceptable bond, (ii) not yet due or (iii) that are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, title thereto or any material interest therein and shall not interfere in any material respect with the use or disposition of any Project or any Project site (or any material portion thereof)), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, to the extent required by GAAP;

(p) Indebtedness of the Borrower or any Subsidiary thereof arising from non-speculative hedging obligations and hedging and hedge-like obligations with respect to capacity, energy, Tax and environmental attributes, ancillary services and other products and services in accordance with the Project Documents or in the ordinary course of business;

(q) Indebtedness in respect of performance bonds, bid bonds, letters of credit, appeal bonds, surety bonds, completion guarantees, indemnification obligations, obligations to pay insurance premiums, take or pay obligations and similar obligations incurred in the ordinary course of business in connection with any Project;

(r) Indebtedness of the Borrower existing on the date hereof as set forth on Part I of Schedule 1.01(G) or Indebtedness of any Subsidiary of the Borrower existing or set forth in the Base Case Model as of the later of (x) the Closing Date or (y) the date such Person becomes a Subsidiary as set forth on Part II of Schedule 1.01(G), as applicable, and any renewals or extensions thereof; and

(s) unsecured Indebtedness of the Borrower in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding.

7.03 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b) Investments by the Borrower in its Subsidiaries, or by any Subsidiary in any other Subsidiary, in each case other than any Non-Financed Asset unless such Investment is with the proceeds of any Equity Contribution, amounts available for distribution upon satisfaction of the Distribution Conditions, cash standing to the credit of an account of a Subsidiary that directly or indirectly owns any Non-Financed Asset as of the date contributed to Borrower, and revenues generated by the operation of any Project that is a Non-Financed Asset;

(c) Investments made in the ordinary course of business, including Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d) Indebtedness permitted by Section 7.02;

(e) the purchase or other acquisition of all or a part of the Equity Interests in, or an interest in all or substantially all of the property of, or assets constituting a business unit or all or a substantial part of a business unit of, any Person; provided that, if such purchase or acquisition will be funded with the proceeds of any Loan, the conditions of Section 4.02 or Section 4.03, as applicable, have been satisfied or waived in accordance with the terms hereof with respect to such purchase or acquisition; provided, further, that the Borrower shall not directly own or acquire any Project, and instead shall either directly or indirectly own or acquire interests in the Project Company that directly owns such Project;

(f) to the extent constituting Investments, Investments in contracts and other agreements (including, without limitation, Swap Contracts) to the extent otherwise permitted under the Financing Documents;

(g) Investments of the Borrower existing on the date hereof as set forth on Part I of Schedule 1.01(G) or Investments of any Subsidiary of the Borrower existing as of the later of (x) the Closing Date or (y) the date such Person becomes a Subsidiary as set forth on Part II of Schedule 1.01(G) and, in each case, any renewals or extensions thereof;

(h) Investments with (i) cash on deposit in (A) the Accounts that otherwise would be payable as a Restricted Payment pursuant to Section 7.06, or (B) any Local Account to the extent such cash was deposited into such Local Account for such purpose, or (ii) the proceeds of any Equity Contribution;

(i) Investments required in accordance with (A) its Organization Documents (other than any Tax Equity Document) with respect to the Borrower, as in effect on the Closing Date and, with respect to any Subsidiary of the Borrower, as in effect on the later of (x) the Closing Date or (y) the date such Person becomes a Subsidiary as set forth on Part II of Schedule 1.01(G) or (B) any Tax Equity Document as set forth on Part II of Schedule 1.01(G);

(j) Investments consisting of the purchase of interests in Projects in accordance with any Tax Equity Document pursuant to a “call right,” “purchase option,” “put option,” “right of withdrawal” or similar right or option set forth therein (each such purchase, a “Tax Equity Buyout Exercise”); provided that the aggregate Dollar amount of all such Tax Equity Buyout Exercises shall not exceed $100,000,000, except that such limit shall not apply in the case of any amount funded with (i) cash on deposit in (A) the Accounts that otherwise would be payable as a Restricted Payment pursuant to Section 7.06, or (B) any Local Account to the extent such cash was deposited into such Local Account for such purpose, or (ii) the proceeds of any Indebtedness permitted hereunder or any Equity Contribution;

(k) Investments constituting capital expenditures permitted under Section 7.22;

(l) performance of any guarantees or undertakings otherwise permitted hereunder made for the benefit of Subsidiaries;

(m) accepting contributions and transfers from a Person that owns any outstanding shares of its capital stock or similar Equity Interests or any Affiliate; and

(n) so long as no Default or Event of Default has occurred and is continuing, other Investments not exceeding $2,500,000 in the aggregate in any fiscal year of the Borrower.

7.04 Fundamental Changes. Except as otherwise permitted pursuant to Section 7.05, (a) consummate any consolidation, amalgamation, demerger, plan of division, merger or reconstruction, or any analogous arrangement or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, (b) wind up, liquidate or dissolve or take any action that would result in the liquidation or dissolution of such Person, or (c) amend or modify its Organization Documents (other than Tax Equity Documents) or change its legal form, other than any amendments, modifications or changes not reasonably be expected to have a Material Adverse Effect and not adverse to the interests of the Lenders or the Issuing Banks in any material respect; provided, that so long as no Event of Default exists or would result therefrom, in connection with any acquisition permitted under Section 7.03, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it so long as the Person surviving such merger or consolidation shall be a wholly-owned Subsidiary of the Borrower; provided, further, that internal corporate reorganizations of the Borrower or its Subsidiaries shall be permitted so long as any such reorganization does not involve any Person other than the Borrower and its Subsidiaries and is not adverse to the Lenders in any material respect.

7.05 Dispositions. Dispose of any of its property, or, issue or sell any shares of Borrower’s or any Subsidiary’s Equity Interests to any Person, except:

(a) Dispositions of uneconomic, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business so long as such Disposition would not negatively impact, in any material respect, the ability of the Borrower or any Subsidiary to operate any Project;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions in the form of any Project Sale or any Permitted Tax Equity Arrangement, so long as (i) the Borrower prepays or causes to be prepaid, all amounts required to be prepaid pursuant to (A) in the case of a Project Sale, Section 2.04(b)(i), or (B) in the case of a Permitted Tax Equity Arrangement, Section 2.04(b)(ii) and (ii) no Event of Default shall have occurred and be continuing after giving effect to such Disposition and (iii) with respect to the Disposition of Equity Interests of any Subsidiary of the Borrower in any Partial Project Sale, solely to the extent that such sale is of the Equity Interests of the same class or type, and with the same voting rights and economic interest, as the Equity Interests retained directly or indirectly by the Borrower in such Subsidiary, subject in each case to the making of any prepayments required to be made in accordance with Section 2.04(b)(i) or 2.04(b)(ii), as applicable. In connection with any such Project Sale or Permitted Tax Equity Arrangement that complies with the requirements of the Financing Documents, the Administrative Agent, at the expense of the Borrower, agrees to promptly execute and deliver (or cause the Collateral Agent, at the direction of the Administrative Agent, to execute and deliver) any lien releases, guarantee releases, pay-off letters or other similar instruments or documents;

(e) any sale or issuance of any Equity Interests in a Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower;

(f) sales of (and the granting of any option or other right to purchase, lease or otherwise acquire) power, electric capacity, transmission capacity, emissions credits or ancillary services or other inventory or products in the ordinary course of business;

(g) sales or discounts without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof (but excluding any securitization transaction in connection with any accounts receivable);

(h) other Dispositions on an arm’s-length basis for cash consideration having a fair market value not to exceed (i) $5,000,000 in the aggregate in any fiscal year of the Borrower and (ii) $10,000,000 in the aggregate for all such Dispositions for the period from the Closing Date until the Maturity Date; provided, that such Disposition is not reasonably expected to materially and adversely affect the construction or operation and maintenance of any Project;

(i) Dispositions of land rights (including common facilities), interconnection rights and transmission rights to the extent the Disposition thereof would not reasonably be expected to materially adversely impact the operation of any Project;

(j) Real property interests required to be disposed of pursuant to Applicable Permits, development plans or land documents or pursuant to Permitted Liens and, in each case, which are not reasonably expected to be required for construction, operation or maintenance of a Project;

(k) Dispositions pursuant to foreclosure (to the extent not otherwise a Default or Event of Default hereunder), condemnation or any similar action with respect to any property or other assets; and

(l) any other Disposition expressly permitted by this Agreement or the other Financing Documents.

provided, however that any Disposition pursuant to Section 7.05(b), (c)and (h) shall be for no less than fair market value.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Subsidiary of the Borrower may make Restricted Payments to the Borrower or any other Subsidiary of the Borrower;

(b) any Subsidiary may make Restricted Payments to any Tax Equity Investor pursuant to the terms of the applicable Tax Equity Documents;

(c) the Borrower may declare or pay cash dividends or distributions to or as directed by Holdings or its Affiliates, subject to the Distribution Conditions;

(d) so long as no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to such Permitted Tax Distribution, the Borrower may make Permitted Tax Distributions in accordance with the Depositary Agreement, in an amount not to exceed the amount of Permitted Tax Distributions reflected for such taxable period in the Base Case Model; and

(e) the Borrower may make such other Restricted Payments as are expressly permitted by the terms of the Depositary Agreement.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or expressly contemplated by the Financing Documents to be conducted by the Borrower and its Subsidiaries (which, for the avoidance of doubt, shall include the acquisition, development, construction, ownership, operation, maintenance and disposition of renewable energy projects), or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, the Sponsor or any of their respective Affiliates, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate or the Sponsor or any of their respective Affiliates.

7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation that limits the ability (x) of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to or invest in the Borrower, or (y) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on the Collateral, except for:

(a) encumbrances and restrictions existing under or by reason of this Agreement or any other Financing Document;

(b) any agreement or instrument in effect on the Closing Date, and any replacement thereof that is entered into on an arm’s-length basis and, taken as a whole, is no more restrictive that the agreement or instrument it replaces;

(c) encumbrances or restrictions contained in any agreement of a Person acquired by the Borrower or any Subsidiary in effect at the time of such acquisition (and any replacement thereof that is entered into on an arm’s-length basis and, taken as a whole, is no more restrictive that the agreement or instrument it replaces), so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower;

(d) any Tax Equity Document;

(e) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(c) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness;

(f) encumbrances or restrictions contained in contracts for Disposition permitted by Section 7.05 with respect to the assets or property (including Equity Interests) to be sold thereunder;

(g) encumbrances or restrictions existing under or by reason of applicable Law, regulation or similar restriction or by any Permit;

(h) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) customary restrictions on the transfer of non-cash assets contained in power purchase agreements and similar agreements; and

(j) customary provisions contained in agreements entered into in the ordinary course of business.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, other than pursuant to Section 6.17.

7.11 [Reserved].

7.12 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year, in each case, unless such change is not materially adverse to the interest of the Lenders or consented to by the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed). In the event of any change in accounting policy, the Borrower shall provide to the Administrative Agent, sufficient information, in form and substance reasonably required by the Administrative Agent, to enable the Lenders to make an accurate comparison between the financial position indicated in any financial statements prepared in accordance with the new accounting policy and the last Audited Financial Statements.

7.13 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement and (b) regularly scheduled or required repayments or redemptions of Indebtedness permitted by Section 7.02 and refinancings and refundings of such Indebtedness in compliance with Section 7.02(b).

7.14 [Reserved].

7.15 [Reserved].

7.16 Amendments; Change Orders. Directly or indirectly, (a) terminate or cancel, amend, modify, supplement or waive, or permit or consent to the termination, cancellation, amendment, modification, supplement or waiver of, any of the provisions of, or give any consent under any of the Material Transaction Documents (other than any amendment, modification, supplement or waiver of any EPC Contract, which is addressed by sub-clause (b) below), unless (i) any such termination, cancellation, amendment, modification, supplement, waiver or consent could not reasonably be expected to have a Material Adverse Effect, (ii) the Borrower has (A) delivered an updated Base Case Model, accounting for any changes thereto resulting from such termination, cancellation, amendment, modification, supplement or waiver and (B) prepaid an aggregate principal amount of Loans (together with any amounts required pursuant to Section 2.04(a)(ii)) necessary to comply with the Maximum Loan Amount (calculated and determined giving effect such termination, cancellation, amendment, modification, supplement, waiver or consent and taking into consideration any replacement Material Transaction Document entered into in connection therewith), or (iii) in the case of any termination or cancellation, such Material Transaction Document is replaced with a Material Transaction Document substantially similar (or more favorable to the Borrower or its Subsidiary than such document being replaced) thereto within one-hundred and twenty (120) days; provided, that if the Borrower or such Subsidiary is proceeding with diligence and good faith to replace such Material Transaction Document, such contract is reasonably expected to be replaceable and the extension of time could not reasonably be expected to have a Material Adverse Effect, such 120-day period shall be extended as may be necessary to replace such Material Transaction Document, such extended period not to exceed one-hundred and eighty (80) days in the aggregate (inclusive of the original one-hundred and twenty (120)-day period); or (b) (AA) amend, modify, supplement or waive, or permit or consent to the amendment, modification, supplement or waiver of, any EPC Contract in respect of a Material Project, unless the additional amounts payable by the Project Company under the EPC Contract as a result such amendment, modification, supplement or waiver (i) would not reasonably be expected to exceed the amount of any contingency in the Construction Budget for such Project, or (ii) are funded with (A) cash on deposit in (I) the Accounts that otherwise would be payable as a Restricted Payment pursuant to Section 7.06, or (II) any Local Account or Account, or (B) Equity Contributions or (BB) amend, modify, supplement or waive, or permit or consent to the amendment, modification, supplement or waiver of, any EPC Contract in respect of a Non-Material Project, unless such amendment, modification, supplement or waiver would not reasonably be expected to have a Material Adverse Effect, unless such amounts are funded with (A) cash on deposit in the Accounts that otherwise would be payable as a Restricted Payment pursuant to Section 7.06 or (B) Equity Contributions.

7.17 Tax Matters. (a) No election shall be made to treat the Borrower or any of its Subsidiaries (other than Subsidiaries formed by, acquired or contributed to the Borrower in connection with a Permitted Tax Equity Arrangement, Tax Equity Document or Project Acquisition, and in each case the expected tax effects of which are properly reflected in the applicable Base Case Model) as a corporation or an association taxable as a corporation for U.S. federal or applicable state income tax purposes, (b) none of the Borrower or any of its Subsidiaries is classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code, and (c) the Borrower shall make, or shall cause to be made, an election under Section 6226 of the Code with respect to any “imputed underpayment” assessed against the Borrower or any Subsidiary.

7.18 Sanctions; Anti-Money Laundering; Anti-Corruption. The Borrower will not, and will not permit any of its Controlled Entities or Holdings to (a) become (including by virtue of being owned or controlled by a Blocked Person) a Blocked Person, (b) directly or knowingly indirectly engage in any dealing or transaction with any Person if such dealing or transaction is prohibited by Anti-Money Laundering Laws, Anti-Corruption Laws, Economic Sanctions Laws or other applicable sanctions laws or (c) directly or knowingly indirectly use the proceeds of the Credit Extensions, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in connection with any activities or business of or with any Person, or in or involving any country or territory, that, at the time of such funding, is, or whose government is, the subject of any comprehensive Economic Sanctions Laws, each to the extent in violation of Economic Sanctions Laws, or (ii) in any manner that would result in, or cause, a violation of Anti-Money Laundering Laws, Anti-Corruption Laws, Economic Sanctions Laws or other applicable sanctions laws by any Person in connection with this Agreement (including any Agent or any Lender).

7.19 Accounts. None of the Borrower or any Subsidiary thereof shall establish or maintain any deposit, securities or other account other than (i) in the case of the Borrower, the Accounts and any Local Accounts and (ii) in the case of any Subsidiary, any accounts to the extent required by any Project Document or any Permitted Tax Equity Arrangement or otherwise deemed by Borrower in its good faith judgment to be reasonably prudent to establish, so long as no Loan proceeds are funded into any such accounts of any such Subsidiary other than to facilitate payments permitted hereby during the then-current Funding Period (as such term is defined in the Depositary Agreement).

7.20 Subsidiaries. None of the Borrower or any Subsidiary thereof shall establish or maintain any Subsidiaries other than (a) in connection with any Acquisition Document or Permitted Tax Equity Arrangements or (b) as otherwise deemed reasonably prudent by the Borrower in its good faith judgment in connection with any Project.

7.21 Margin Stock. Directly or indirectly apply any part of the proceeds of any Credit Extension to the purchasing or carrying of any margin stock within the meaning of Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

7.22 Capital Expenditures. Make any capital expenditures other than (i) in the case of a Construction Project, as provided in the Construction Budget therefor, (ii) Required Capital Expenditures, or (iii) to the extent funded with (A) cash on deposit in the Accounts, that otherwise would be payable as a Restricted Payment to Holdings pursuant to Section 7.06, or (B) the proceeds of any Equity Contribution.

7.23 Additional Project Documents. Except with respect to any additional Material Project Document that is an EPC Contract that satisfies the Minimum Criteria, enter into any additional Material Transaction Document unless (a) such additional Material Transaction Document is entered into in connection with a Project, (b) the Borrower has delivered an updated Base Case Model to the Administrative Agent, accounting for any changes resulting from entry into such additional Material Transaction Document and (c) if applicable, the Borrower has prepaid an aggregate principal amount of Loans (together with any amounts required pursuant to Section 2.04(a)(ii)) necessary to comply with the Maximum Loan Amount (calculated taking into account any changes resulting from entry into such additional Material Transaction Document). For the avoidance of doubt, the foregoing limitation shall not apply to any additional Material Transaction Document to which a Project Company is a party as of the date such Project Company is directly or indirectly acquired by the Borrower pursuant to any Acquisition Document, but shall apply thereafter.

7.24 Speculative Transactions. Engage in any transaction involving any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, other than (a) solely in the case of the Borrower, swaps with Hedge Banks for the purpose of directly mitigating risks associated with fluctuations in interest rates with respect to any interest-bearing liability of Borrower that are (i) on a pari passu or junior basis to the Obligations, and (ii) entered into in the ordinary course of business and not for speculative purposes and (b) solely in the case of any Subsidiary of the Borrower, swaps or hedges in respect of RECs, energy, ancillary services, capacity, attributes or other products that are entered into the ordinary course of business and not for speculative purposes and that are not secured by Liens on any of the Collateral or any other assets of the Borrower or any of its Subsidiaries.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. (i) The Borrower fails to (A) pay when and as required to be paid herein (including on the Maturity Date), any amount of principal of any Loan (subject to a one (1) Business Day grace period that shall not extend the time for payment of principal in any event beyond the Maturity Date) or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, (B) pay within five (5) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due by the Borrower, or (C) pay within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Financing Document or (ii) to the extent any Sponsor Equity Commitment is in effect, the Sponsor fails to pay when and as required to be paid any amount thereunder.

(b) Specific Covenants.

(i) The Borrower fails to perform or observe any term, covenant or agreement contained in (A) any of Sections 6.03(a), 6.17 or Article VII, (B) Section 6.05 (with respect to the maintenance of existence only) and, in the case of this clause (B), such failure continues for five (5) Business Days (following actual knowledge of the Borrower in the case of Section 6.03(a)), or (C) any of Sections 6.01, 6.02, 6.03 or 6.07 and, in the case of clause (C), such failure continues for ten (10) Business Days and, in the case of Sections 6.02 and 6.03 only, after the earlier of (i) an officer of the Borrower or Holdings, as applicable, becoming aware of such default or (ii) receipt by the Borrower or Holdings, as applicable, of notice from the Administrative Agent or any Lender of such default (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 8.01(b));

(ii) Holdings fails to perform or observe any term, covenant or agreement contained in Section 2.04(a) of the Pledge Agreement (with respect to the maintenance of existence only) and such failure continues for five (5) Business Days; or

(iii) To the extent any Sponsor Equity Commitment is in effect, the Sponsor fails to perform or observe any term, covenant or agreement contained therein, and such failure continues for five (5) Business Days.

(c) Other Defaults. The Borrower or Holdings fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Financing Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) an officer of the Borrower or Holdings, as applicable, becoming aware of such default or (ii) receipt by the Borrower or Holdings, as applicable, of notice from the Administrative Agent or any Lender of such default (any such written notice to be identified as a

“notice of default” and to refer specifically to this Section 8.01(c)); provided that the Borrower or Holdings, as applicable, is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure and the extension of such cure period could not reasonably be expected to have a Material Adverse Effect, such thirty (30)-day period shall be extended as may be necessary to cure such failure, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30)-day period).

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower, Holdings or the Sponsor herein, in any other Financing Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or misleading when made or deemed made; provided that if (i) the fact, event or circumstance resulting in such inaccurate representation or warranty is capable of being cured, corrected or otherwise remedied, and (ii) such fact, event or circumstance resulting in such inaccurate representation or warranty shall have been cured, corrected or otherwise remedied within thirty (30) days (or if such incorrect representation or warranty is not susceptible to cure within thirty (30) days, and such Person is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure, such thirty (30)-day period shall be extended as may be necessary to cure such incorrect representation or warranty, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30)-day period)) from the earlier of (x) the date a Responsible Officer of the Borrower, Holdings or the Sponsor, as applicable, obtains knowledge thereof or (y) receipt by the Borrower of written notice from the Administrative Agent or the Required Lenders (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 8.01(d)), and such representation or warranty (as cured, corrected or remedied) could not reasonably be expected to result in a Material Adverse Effect, then such inaccurate representation or warranty shall not constitute a Default or an Event of Default for purposes of the Financing Documents.

(e) Cross-Default. (i) The Borrower (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise subject to any applicable grace period) in respect of any Indebtedness (other than Indebtedness under any Financing Document or any Swap Contract) of the Borrower, as applicable, having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000, beyond the grace period, if any, provided therefor, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, in each case, beyond the grace period, if any, provided therefor, or any other event occurs, and, in the case of clause (A) or (B), as a consequence of such failure to make payment, default or other event, such Indebtedness has been demanded, become due or is required to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness is required to be made, prior to its stated maturity, or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (I) any event of default under such Swap Contract as to which the Borrower is the Defaulting Party (as defined in such Swap Contract) or (II) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Borrower is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed and not timely paid by the Borrower as a result thereof is greater than $10,000,000.

(f) Insolvency Proceedings, Etc.

(i) The Borrower or Holdings institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding.

(ii) To the extent any Sponsor Equity Commitment is in effect, Sponsor institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding.

(g) Judgments. One or more final judgments or orders for the payment of money are entered (i) against the Borrower or any Subsidiary directly or indirectly owning a Material Project, in an aggregate amount (as to all such judgments and orders) exceeding $10,000,000 or (ii) against any Subsidiary of the Borrower directly or indirectly owning a Non-Material Project, in an aggregate amount (as to all such judgments and orders, including judgments and orders under sub-clause (i)) that could reasonably be expected to have a Material Adverse Effect, and in each case, either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (B) there shall be any period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect with respect to the Borrower or such Subsidiary, except, in each case, (x) any judgment or order that is discharged, or otherwise bonded or stayed pending appeal, within sixty (60) days after its entry or (y) any judgment or order covered by independent third-party insurance as to which the insurer is rated at least “A-” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage.

(h) ERISA. If (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Borrower or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Borrower or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Borrower or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Borrower or any Subsidiary of Borrower establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Borrower or any such Subsidiary thereunder, (viii) the Borrower or any Subsidiary of the Borrower fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) the Borrower or any Subsidiary of the Borrower becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect. As used in this Section 8.01(h), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

(i) Invalidity of Financing Documents. Any provision of any Financing Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower, Holdings, or any of their respective Affiliates expressly repudiates in writing the validity or enforceability of any provision of any Financing Document; or the Borrower or Holdings denies in writing that it has any or further liability or obligation under any provision of any Financing Document or expressly purports to revoke, terminate or rescind any provision of any Financing Document.

(j) Change of Control. There occurs any Change of Control.

(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Article IV shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby (other than pursuant to a release of Collateral in accordance with the terms of the Financing Documents); provided that the failure of any such Lien to be valid or perfected shall not constitute an Event of Default if such cessation has been cured within five (5) Business Days after any Responsible Officer of the Borrower obtains knowledge thereof, and such valid and perfected Lien (with the priority described in such Collateral Document) is restored.

(l) Provider Default. A Provider Default shall have occurred and no Qualified Replacement Manager shall have been appointed to replace the Service Provider within ninety (90) days after the occurrence thereof; provided that if the Borrower is proceeding with diligence and in good faith to replace the Service Provider, such ninety (90)-day period shall be extended as may be necessary to cure such failure, such extended period not to exceed one-hundred and fifty (150) days in the aggregate (inclusive of the original 90-day period).

(m) Material Transaction Documents.

(i) The Borrower or any Subsidiary shall fail to perform its obligations under any of the Material Transaction Documents, which failure could reasonably be expected to have a Material Adverse Effect, and such failure continues for thirty (30) days after the earlier of (A) the Borrower or such Subsidiary becoming aware of such failure or (B) receipt by the Borrower or such Subsidiary of notice from the Administrative Agent or any Lender of such failure; provided, that if the Borrower or such Subsidiary is proceeding with diligence and good faith to cure such default and such default is susceptible to cure and the extension of such cure period could not reasonably be expected to have a Material Adverse Effect, such thirty (30)-day period shall be extended as may be necessary to cure such failure, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30)-day period); or

(ii) Any counterparty to a Material Transaction Document (other than the Borrower or any Subsidiary) shall terminate or breach its material obligations under such Material Transaction Document, in each case which failure or termination could reasonably be expected to have a Material Adverse Effect, and such Material Transaction Document is not replaced with a Material Transaction Document substantially similar (or more favorable to the Borrower or its Subsidiary than such document being replaced) thereto within one-hundred and eighty (180) days; provided, that if the Borrower or such Subsidiary is proceeding with diligence and good faith to replace such Material Transaction Document, such contract is reasonably expected to be replaceable and the extension of such cure period could not reasonably be expected to have a Material Adverse Effect, such one-hundred and eighty (180)-day period shall be extended as may be necessary to replace such Material Transaction Document, such extended period not to exceed two-hundred and seventy (270) days in the aggregate (inclusive of the original one-hundred and eighty (180)-day period).

(n) Service Agreement. Any amendment, modification or waiver of the Service Agreement without the prior written consent of the Administrative Agent which would (i) materially and adversely alter or modify the scope of services to be provided by Service Provider to Borrower or any of its Subsidiaries thereunder or (ii) materially and adversely alter or modify the compensation to be provided to Service Provider by or on behalf of Borrower.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the Issuing Banks to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Financing Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations in an amount equal to 102.5% of the stated amount thereof; and

(d) exercise, or direct the Collateral Agent to exercise, on behalf of the Agents, the Lenders and the Issuing Banks all rights and remedies available to the Agents, the Lenders and the Issuing Banks under the Financing Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the obligation of each Lender to make Loans and any obligation of each Issuing Bank to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of any Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied or cause to be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to each Agent and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and Issuing Banks arising under the Financing Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Financing Documents, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Interest Rate Hedge Agreements, ratably among the Lenders, the Issuing Banks, the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Banks, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14; and

Last, the balance, if any, after all of the Obligations have been paid in immediately available funds, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Interest Rate Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank. Each Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent, the Collateral Agent and the Depositary Bank pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

8.04 Project Cure.

(a) Full Prepayments. Notwithstanding anything to the contrary contained herein, to the extent an Event of Default relating to a specific Project or Project Company occurs and is continuing, the Borrower shall have the right to cure such Event of Default (within ten (10) Business Days after the occurrence thereof) by making a prepayment in an amount equal to the difference between (i) the Maximum Loan Amount, calculated and determined including such Project or Project Company and (ii) the Maximum Loan Amount, calculated and determined without reference to such Project or Project Company.

(b) Partial Prepayments. Notwithstanding anything to the contrary contained herein, to the extent any Event of Default relating to a specific Project or Project Company occurs and is continuing that can be cured by a partial prepayment of the Loans, the Borrower shall have the right to cure such Event of Default within ten (10) Business Days after the occurrence thereof by prepaying an aggregate principal amount of Loans (together with any amounts required pursuant to Section 2.04(a)(ii)) necessary to comply with the Maximum Loan Amount (calculated taking into consideration such event giving rise to such Event of Default).

ARTICLE IX

THE AGENTS

9.01 Appointment and Authority. (a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints MUFG Bank, Ltd. to act as the Administrative Agent, and MUFG Union Bank, N.A. to act as the Collateral Agent, in each case, hereunder and under the other Financing Documents and irrevocably authorizes the Administrative Agent and the Collateral Agent (and the Administrative Agent irrevocably authorizes the Collateral Agent) to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent, as applicable, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Financing Documents (or any other similar term) with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Each of the Lenders (including in its capacities as a potential Hedge Bank) and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Lenders and the Issuing Banks with respect to the Collateral, the Depositary Agreement and the other Collateral Documents, and authorizes the Collateral Agent to act, at the direction of the Administrative Agent, as the agent of such Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower or Holdings to secure any of the Obligations, together with such powers as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, subagents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent (acting at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.05(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Financing Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders. For the avoidance of doubt, MUFG Union Bank, N.A. may act as both Collateral Agent and as Depositary Bank, notwithstanding any potential or actual conflict of interest presented by the foregoing. Each of the Lenders hereby waives any claim against each of the Collateral Agent, Administrative Agent, Issuing Banks, Depositary Bank, Borrower and any of their respective Affiliates based upon any conflict of interest that such Collateral Agent, Administrative Agent, Issuing Banks, Depositary Bank, Borrower and any of their respective Affiliates may have with regard to acting as an agent, arranger or Issuing Bank hereunder and acting in such other roles.

9.03 Exculpatory Provisions.

(a) Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth herein and in the other Financing Documents, and each of its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, each such Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Financing Documents) or that the Collateral Agent is required to exercise as directed in writing by the Administrative Agent, provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Financing Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; provided, further, that the Collateral Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or with any of the other Financing Documents or from the exercise of any power or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Administrative Agent and, upon receipt of such instructions from the Administrative Agent, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; and

(iii) shall not, except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as Administrative Agent or Collateral Agent.

(b) Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Borrower, a Lender or an Issuing Bank, or, in the case of the Collateral Agent, the Administrative Agent.

(c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the applicable Agent. In addition, the Collateral Agent shall not be responsible for compliance with the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, as amended, or other applicable Law regarding the maintenance of flood insurance, notices of flood hazards and the availability of federal disaster relief assistance.

9.04 Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Financing Document by or through any one or more sub-agents appointed by the applicable Agent.

The Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the applicable Agent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any sub-agents selected by it with reasonable care except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the applicable Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation and Removal of Administrative Agent and Collateral Agent. (a) Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower in accordance with this Section 9.06. Upon receipt of any such notice of resignation, the Required Lenders shall have the right (so long as no Event of Default has occurred that is continuing, with the prior consent of the Borrower), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, having a combined capital and surplus of at least One Hundred Million Dollars ($100,000,000) or shall be a Lender as of such date. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks (and so long as no Event of Default has occurred that is continuing, with the prior consent of the Borrower), appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any such successor Agent be a Defaulting Lender. If no successor has been appointed, such resignation shall become effective on the date that is thirty (30) days following receipt by the Lenders, the Issuing Banks and the Borrower of the retiring Agent’s notice of resignation (such date or the earlier date on which a successor Agent is appointed in accordance with this Section 9.06(a), the “Resignation Effective Date”).

(b) If the Person serving as Administrative Agent or Collateral Agent, as applicable (i) is a Defaulting Lender pursuant to clause (d) of the definition thereof, (ii) materially breaches its duties and obligations hereunder or under the other Financing Documents or (iii) is grossly negligent or engages in willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction in connection with the performance of its duties hereunder or under the other Financing Documents, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent or Collateral Agent, as applicable (and so long as no Event of Default has occurred that is continuing, with the prior consent of the Borrower) appoint a successor meeting the qualifications set forth in subclause (a) above. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders), then the Borrower may by notice in writing to the Required Lenders and such Person, appoint a successor meeting the qualifications set forth in subclause (a) above (the date of acceptance of such appointment being the “Removal Effective Date”).

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents (except that in the case of any collateral security held by the applicable Agent on behalf of the Lenders or the Issuing Banks under any of the Financing Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) in the case of a retiring or removed Administrative Agent, except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as a successor Administrative Agent is appointed as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than as provided in Section 3.01(h) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Financing Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Financing Documents, the provisions of this Article and Section 10.05 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

(d) If any Person serving as an Administrative Agent or Collateral Agent also serves as an Issuing Bank, any resignation or removal of such Agent pursuant to this Section shall also constitute its resignation as Issuing Bank. If any such Agent or any Issuing Bank resigns as Issuing Bank, whether due to its resignation or removal as Agent or otherwise (except for resignation upon assignment of its Revolving Credit Commitment and Revolving Loans, which is subject to the requirements set forth in Section 10.07(f)), it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by the Borrower of a successor Issuing Bank hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender that has consented to such appointment) (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, as applicable, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Financing Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of such Issuing Bank with respect to such Letters of Credit.

9.07 Non-Reliance on Agents and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Financing Documents, except in its capacity, as applicable, as an Agent, a Lender or an Issuing Bank hereunder.

9.09 Administrative Agent May File Proofs of Claim; Credit Bidding. (a) In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.03(h) and (i), 2.08 and 10.05) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Banks to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.05.

(b) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank or in any such proceeding.

(c) The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which the Borrower is subject, or (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (h) of Section 10.01), (C) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (D) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10 Collateral Matters. The Administrative Agent, the Lenders (including in its capacities as a potential Hedge Bank) and the Issuing Banks hereby direct the Collateral Agent and the Depositary Bank to enter into, and perform under, the Depositary Agreement and the other Collateral Documents to which it is a party. Without limiting the provision of Section 9.09, the Lenders (including in its capacities as a potential Hedge Bank) and the Issuing Banks irrevocably authorize the Administrative Agent, at its option and in its discretion, and the Administrative Agent irrevocably authorizes the Collateral Agent, acting at the direction of the Administrative Agent,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Financing Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit that have not otherwise been Cash Collateralized, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Financing Document to a Person that is not the Borrower, (iii) that constitutes “Excluded Assets” (as such term is defined in the Pledge and Security Agreement), or (iv) if approved, authorized or ratified in writing in accordance with Section 10.01; and

(b) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Financing Document to the holder of any Lien on such property that is permitted by Section 7.01(j) and Section 7.01(m).

Upon request by the Administrative Agent or the Collateral Agent, through the Administrative Agent, at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate (or to direct the Collateral Agent to release or subordinate) its interest in particular types or items of property. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, direct the Collateral Agent in writing to execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item in accordance with the terms of the Financing Documents and this Section 9.10.

The Administrative Agent and the Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall any such Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11 Interest Rate Hedge Agreements. Subject to Section 10.23, no Hedge Bank that obtains the benefits of Section 8.03 or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Financing Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Financing Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Interest Rate Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.

9.12 Notices. The Administrative Agent promptly shall deliver all material documents, instruments and notices that it receives hereunder and under the other Financing Documents to each Lender.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. Subject to Section 10.02, no amendment or waiver of any provision of this Agreement or any other Financing Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the consent, in writing, of the Required Lenders) and the Borrower, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive, modify or amend any condition set forth in Section 4.02 or modify or amend the definition of “Debt Sizing Criteria” unless such waiver, modification or amendment is approved by each Lender;

(b) extend or increase the Revolving Credit Commitments of any Lender (or reinstate any Revolving Credit Commitments terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Financing Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Financing Document, without the written consent of each Lender entitled to such payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Financing Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e) change (i) Section 8.03 in any manner that materially and adversely affects the Lenders without the written consent of the Required Revolving Lenders or (ii) the order of application of any reduction in the Revolving Credit Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.04(b) or Section 2.05(b), in any manner that materially and adversely affects the Lenders without the written consent of any affected Lender;

(f) change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in Section 10.01(a) and clause (ii) of this Section 10.01(f)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” without the written consent of each Revolving Credit Lender;

(g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; provided that consent of the Lenders shall not be required for any release of Collateral permitted under this Agreement or any other Financing Document (including under Section 1.08 or Section 9.10);

(h) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Revolving Lenders;

(i) change any provision of this Agreement or any other Financing Document related to the pro rata sharing of payments to Lenders without the consent of each Lender adversely affected thereby; or

(j) modify or amend the definition of “Anti-Corruption Laws,” “Anti-Money Laundering Laws,” “Blocked Persons,” “Economic Sanctions Laws,” “Maximum Project Funding Ratio,” “OFAC,” “Project Funding Ratio” or any definition set forth in Schedule 1.01(F) without the consent of each Lender adversely affected thereby, and provided, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above, affect the rights or duties of the Issuing Banks under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by any Issuing Bank; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, Collateral Agent or Depositary Bank, as applicable, in addition to the Lenders required above, affect the rights or duties of such Person under this Agreement or any other Financing Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Credit Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Administrative Agent and the Borrower to correct any typographical errors, drafting mistakes or other similar mistakes that do not modify the rights and obligations of the parties hereto.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Financing Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.14; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.02 Expedited Project-Specific Waiver Process; Schedule Updates.

(a) In the event that, prior to any Initial Project Funding Date, the Borrower identifies a necessary exception to one or more conditions precedent set forth in Section 4.02 (other than Section 4.02(y)) or Section 4.03 and applicable to such Project that the Borrower in good faith determines is not material to the interests of the Lenders and identifies and certifies the same to the Administrative Agent, the Administrative Agent shall execute a waiver to Section 4.02 (other than Section 4.02(y)) or Section 4.03, as applicable, on behalf of the Lenders if the Required Lenders do not object to such waiver request within ten (10) Business Days (for Non-Material Projects) or within fifteen (15) Business Days (for Material Projects) of the Required Lenders’ receipt of a draft thereof.

(b) The Borrower (i) may supplement, modify or amend Schedule 5.12, Schedule 5.19 and Part II of Schedule 1.01(G) after the date hereof to reflect any changes necessary in order to cause the disclosure reflected therein to be true, complete and correct as of each Initial Project Funding Date, Subsequent Project Funding Date, Other Funding Date or L/C Credit Extension Date, as applicable, (ii) may supplement or modify Part II of Schedule 1.01(G) for purposes of the covenant set forth in Section 7.03(i)(B) upon the execution of any Tax Equity Document, and (iii) shall supplement, modify or amend Schedule 1.01(B) on an annual basis following each anniversary of the Closing Date following the annual review of such Schedule by the Borrower and the Administrative Agent in consultation with the Independent Engineer; and, the Administrative Agent shall execute an amendment on behalf of the Lenders to memorialize each such update if the Required Lenders do not object to such amendment request within ten (10) Business Days (for Non-Material Projects) or within fifteen (15) Business Days (for Material Projects) of the Required Lenders’ receipt of a draft thereof and such approval shall not be unreasonably withheld, conditioned or delayed to the extent that such disclosure is not the result of an action or inaction otherwise prohibited by any Financing Document. Upon any updates pursuant to this Section 10.02(b), the relevant Schedules shall be deemed to be supplemented, modified or amended by such updates as of such Initial Project Funding Date, Subsequent Project Funding Date, Other Funding Date or L/C Credit Extension Date (but not as of any previous date) for all purposes of this Agreement.

10.03 Notices; Effectiveness. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, any Agent or any Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified on Exhibit E-2.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(b) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet. Furthermore, each Public Lender agrees to cause any personnel of such Public Lender who do not wish to receive material non-public information with respect to the Borrower or its Affiliates to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material nonpublic information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(c) Change of Address, Etc. Each of the Borrower, any Agent and each Issuing Bank may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Issuing Banks. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

10.04 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any Issuing Bank or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder, under any Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or under any Financing Document, the authority to enforce rights and remedies hereunder and under the other Financing Documents against the Borrower or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) any Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as such Agent) hereunder and under the other Financing Documents, (b) any Issuing Banks from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank, as the case may be) hereunder and under the other Financing Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.15), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Financing Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.05 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Secured Parties (including the reasonable fees, charges and disbursements of counsel and consultants (provided that reimbursement of such fees, charges and disbursements of counsel shall be limited to one New York law firm and one local law firm for each jurisdiction in which a relevant Project is located and, in the event of any actual or perceived conflict of interest, one additional counsel to the affected parties)), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Financing Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Secured Parties (including the reasonable fees, charges and disbursements of any counsel or consultant employed or retained by the Collateral Agent), in connection with (A) any amendments, modifications or waivers requested under or in connection with this Agreement, or (B) the enforcement or protection of its rights in connection with this Agreement and the other Financing Documents, including its rights under this Section, or in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify each Agent (and any sub-agent thereof), each Lender and Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, counterclaims, damages, liabilities, costs and expenses (including the reasonable fees, charges and disbursements of counsel and consultants (provided that reimbursement of such fees, charges and disbursements of counsel shall be limited to one New York law firm and one local law firm for each jurisdiction in which a relevant Project is located and, in the event of any actual or perceived conflict of interest, one additional counsel to the affected parties)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Financing Documents, or any enforcement of any of the Financing Documents), (ii) any actual or alleged Environmental Liability or the Release or threatened Release of Hazardous Materials relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any of its Subsidiaries, whether or not caused by or arising out of the comparative, contributory or sole negligence of the indemnitee; or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether such Indemnitee or its affiliates are party to or initiated such claim, litigation, investigation or proceeding or whether such Indemnitee is party thereto; provided that none of the foregoing indemnities shall, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or such Indemnitee’s Related Parties, (y) resulted from a material breach of such Indemnitees obligations under the Financing Documents (as determined by a court of competent jurisdiction by final and nonappealable judgment) or (z) resulted from the operations at any property during any period when such Indemnitee shall be in possession of any such property following the exercise by any Agent or any other Secured Party of any of its rights and remedies under this Agreement or under any Financing Document, including Releases of Hazardous Materials that initially occur during such period, but not including Releases of Hazardous Materials that initially occurred prior to such period. Without limiting the provisions of Section 3.01(d), this Section 10.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent), or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent), or such Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Persons party hereto shall not assert, and each such Person hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by others of any information or other materials distributed to such party by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Collateral Agent or the Depositary Bank, the resignation or replacement of any Issuing Bank, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent, any Issuing Bank or any Lender, or any Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and Issuing Bank severally agrees to pay to the applicable Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by applicable Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.07 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment(s) and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitments and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 10.07(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 10.07(b)(i)(A), the aggregate amount of the Revolving Credit Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date, shall not be less than $10,000,000 and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Credit Commitments assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.07(b)(i)(B) and except that:

(A) the consent of the Borrower shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender that is an Acceptable Bank; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of such Lender; and

(C) the consent of the Issuing Banks (not to be unreasonably withheld) shall be required for any assignment in respect of the Revolving Credit Facility and for any new Lender selected to participate in an Incremental Revolving Commitment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or the Sponsor or any of its or their respective Affiliates, (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or (D) to a Disqualified Lender.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower shall (at its expense) execute and deliver a Revolving Credit Note to the assignee Lender.

Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries or the Sponsor or any of its Affiliates or Subsidiaries (each purchaser of a participation, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitments and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.05(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(f) (it being understood that the documentation required under Section 3.01(f) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.14 as if it were an assignee under Section 10.07(b) and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Financing Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Financing Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Credit Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as Issuing Bank after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Issuing Bank that is a Revolving Credit Lender assigns all of its Revolving Credit Commitment and Revolving Loans pursuant to Section 10.07(b), such Issuing Bank may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such resigning Issuing Bank. If any Issuing Bank resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of Issuing Bank hereunder with respect to all Letters of Credit issued by it outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor Issuing Bank and the consent of such successor Issuing Bank to such appointment, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit issued by such retiring Issuing Bank, if any, outstanding at the time of such succession or make other arrangements satisfactory to such retiring Issuing Bank to effectively assume the obligations of such retiring Issuing Bank as applicable, with respect to such Letters of Credit.

10.08 Treatment of Certain Information; Confidentiality. Each of the Agents, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below) in accordance with procedures adopted by the recipient in good faith to protect confidential information of third parties delivered to such recipient, and agrees to, to the extent not prohibited by applicable Law from doing so, give the Borrower prompt written notice of any unauthorized use or disclosure of Information, and assist the Borrower in remedying any such unauthorized use or disclosure, except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Financing Document or any action or proceeding relating to this Agreement or any other Financing Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.13, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, or (iii) any seller of risk protection or credit insurer, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, each Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the agents and the Lenders in connection with the administration of this Agreement, the other Financing Documents and the Revolving Credit Commitments.

For purposes of this Section, “Information” means all information received from Holdings, the Borrower or any Subsidiary relating to Holdings, the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to any Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by Holdings, the Borrower or any Subsidiary, provided that, in the case of information received from Holdings, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person kept such information confidential in accordance with procedures adopted by such Person in good faith to protect confidential information of third parties delivered to such Person.

Notwithstanding anything in this Section 10.08 to the contrary, each of the Agents, the Lenders and the Issuing Banks which is an institution that makes, or is considering making, tax equity investments shall use commercially reasonable efforts not to use any information in any Tax Equity Documents obtained from the Borrower in any manner adverse to Borrower or its Affiliates.

Each of the Agents, the Lenders and the Issuing Banks acknowledges that (a) the Information may include material non-public information concerning Holdings, the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.09 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any other Financing Document to such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or any other Financing Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Financing Document, the interest paid or agreed to be paid under the Financing Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Financing Documents and any separate letter agreements with respect to fees payable to any Agent or any Issuing Bank, constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.

10.13 Severability. If any provision of this Agreement or the other Financing Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent and the Issuing Banks, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.14 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Financing Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.07(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Financing Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.15 Governing Law; Jurisdiction; Etc. (a) THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT (EXCEPT, AS TO ANY OTHER FINANCING DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO,

IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.15(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.03. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.16 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Financing Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents, the Arrangers, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Financing Documents; (ii) (A) the Agents, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Agents, the Arrangers nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Financing Documents; and (iii) the Agents, the Arrangers the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Notice of Borrowings, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.19 USA PATRIOT Act. Each Lender or Agent that is subject to the PATRIOT Act, is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.

10.20 Time of the Essence. Time is of the essence of the Financing Documents.

10.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.22 Acknowledgement Regarding Any Supported QFCs. To the extent that the Financing Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Financing Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Financing Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Financing Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.23 Interest Rate Hedge Agreements. The parties to this Agreement agree that each Interest Rate Hedge Agreement shall be secured with a Lien on the Collateral, on a pari passu basis with the Obligations. The parties to this Agreement agree that, for purposes of any sharing of Collateral under the Collateral Documents, each Hedge Bank under an Interest Rate Hedge Agreement, in its capacity as a counterparty or intermediary thereunder, shall be deemed to have made a Loan to the Borrower in an amount equal to the unpaid amount of any termination and liquidation payments owed by the Borrower to such Hedge Bank under such Interest Rate Hedge Agreement on the date that an Early Termination Event occurs. Notwithstanding anything else in this Agreement, for purposes of any such Collateral sharing, and for purposes of voting on matters under this Agreement requiring the consent of all Lenders or, if applicable, an affected Lender under Section 10.01, each Hedge Bank shall be deemed a Lender under the Collateral Documents solely to the extent of the Loan deemed to be made by such Hedge Bank pursuant to this Section 10.23.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GSRP WAREHOUSE I LLC, as the Borrower

By: Goldman Sachs Renewable Power Operating Company LLC, its sole member

By: Goldman Sachs Asset Management, L.P., its investment manager

By:	/s/ Jon Yoder
Name:	Jon Yoder
Title:	Authorized Person

[Signature Page to Credit Agreement]

MUFG BANK, LTD., as Administrative Agent

By:	/s/ Lawrence Blat
Name:	Lawrence Blat
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MUFG UNION BANK, N.A., as Collateral Agent

By:	/s/ Timothy P. Miller
Name:	Timothy P. Miller
Title:	Vice President

MUFG UNION BANK, N.A., as Depositary Bank

By:	/s/ Timothy P. Miller
Name:	Timothy P. Miller
Title	Vice President

[Signature Page to Credit Agreement]

MUFG BANK, LTD., as a Lender and an Issuing Bank

By:	/s/ Fred Zelaya
Name:	Fred Zelaya
Title:	Director

[Signature Page to Credit Agreement]

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as an Issuing Bank and a Lender

By:	/s/ Lavinia Macovschi
Name:	Lavinia Macovschi
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

HSBC BANK USA, N.A., as an Issuing Bank and a Lender

By:	/s/ James Edmonds
Name:	James Edmonds
Title:	Director ID:22680

[Signature Page to Credit Agreement]

NATIXIS, NEW YORK BRANCH, as an Issuing Bank and a Lender

By:	/s/ James Kaiser
Name:	James Kaiser
Title:	Managing Director

By:	/s/ Bhuvan Jain
Name:	Bhuvan Jain
Title:	Vice President

[Signature Page to Credit Agreement]

SCHEDULE 1.01(A)

DISQUALIFIED LENDERS

Schedule 1.01(A) - 1

SCHEDULE 1.01(B)

PRE-APPROVED COUNTERPARTIES

Schedule 1.01(B) - 1

SCHEDULE 1.01(C)

CONCENTRATION LIMITS

Schedule 1.01 (C) - 1

SCHEDULE 1.01(D)

[RESERVED]

Schedule 1.01 (D) - 1

SCHEDULE 1.01(E)

ELIGIBILITY REPRESENTATIONS AND WARRANTIES

Schedule 1.01 (E) - 1

SCHEDULE 1.01(F)

DEBT SIZING CRITERIA AND IMPUTED AMORTIZATION

.

Schedule 1.01 (F) - 1

SCHEDULE 1.01(G)

EXISTING INDEBTEDNESS, LIENS AND INVESTMENTS

Schedule 1.01(G) – 1

SCHEDULE 2.01

REVOLVING CREDIT COMMITMENTS

AND APPLICABLE PERCENTAGES

Schedule 2.01 - 1

SCHEDULE 2.03

EXISTING LETTERS OF CREDIT

Schedule 5.13 - 1

SCHEDULE 5.12

SUBSIDIARIES;

OTHER EQUITY INVESTMENTS

Schedule 5.13 - 1

SCHEDULE 5.19

ENERGY REGULATORY STATUS

Schedule 5.19 - 1

SCHEDULE 11.02

CERTAIN ADDRESSES FOR NOTICES

Schedule 11.02 - 1

EXHIBIT A

FORM OF NOTICE OF BORROWING

Date: ___________, _____

To: MUFG Bank Ltd.,

as Administrative Agent

1221 Avenue of the Americas, 6th Floor

New York, NY 10020-1001

Attn: Lawrence Blat

Phone: 212-405-6621

E-mail: lawrence.blat@mufgsecurities.com,

Agencydesk@us.sc.mufg.jp

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 23, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among GSRP WAREHOUSE I LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders’ and individually, a “Lender”), each issuing bank from time to time party thereto (in such capacities collectively the “Issuing Banks” and each an “Issuing Bank”), MUFG BANK, LTD., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and MUFG UNION BANK N.A., as collateral agent (in such capacity together with its successors and assigns, the “Collateral Agent”) and depositary bank (in such capacity, together with its successors and assigns, the “Depositary Bank”), with the lead arrangers and bookrunners party thereto. Capitalized terms used but not otherwise defined in this certificate shall have the meanings assigned to such terms (whether directly or by reference to another agreement or document) in the Credit Agreement.

The undersigned hereby requests (select one):

☐ A Revolving Credit Borrowing	☐ A conversion of Loans from one Type to the other

☐ A continuation of Adjusted LIBOR Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of
[Type of Loan requested]

4.	For Adjusted LIBOR Loans: With an interest period of [one/three/six] months.

5.	The proceeds of the requested Loans will be used for the following [Project(s): [_____] and] purposes: [______].[1]

[1]	To be limited to uses permitted pursuant to Section 6.17 of the Credit Agreement.

[Signature Page Follows]

Exhibit A - 2

GSRP WAREHOUSE I LLC

By:

Name:

Title:

Exhibit A - 3

EXHIBIT B-1

FORM OF PROJECT FUNDING CERTIFICATE

Date: ___________, _____

To: MUFG Bank Ltd.,

as Administrative Agent

1221 Avenue of the Americas, 6th Floor

New York, NY 10020-1001

Attn: Lawrence Blat

Phone: 212-405-6621

E-mail: lawrence.blat@mufgsecurities.com,

Agencydesk@us.sc.mufg.jp

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 23, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among GSRP WAREHOUSE I LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each issuing bank from time to time party thereto (in such capacities, collectively the “Issuing Banks” and each an “Issuing Bank”). MUFG BANK, LTD., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and MUFG UNION BANK N.A., as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and depositary bank (in such capacity, together with its successors and assigns, the “Depositary Bank”), with the lead arrangers and bookrunners party thereto. Capitalized terms used but not otherwise defined in this certificate shall have the meanings assigned to such terms (whether directly or by reference to another agreement or document) in the Credit Agreement.

Concurrently with the delivery of this Project Funding Certificate, (i) the Borrower has requested a disbursement of Revolving Loans in connection with the acquisition, development, construction, installation, testing, ownership, operation, and use of [ • ] (the “Project”) in an aggregate principal amount equal to $                     for the Project [and (ii) the Borrower has submitted one or more Letter of Credit Applications and Letter of Credit Notices requesting the issuance of one or more Project Letters of Credit in an initial aggregate stated amount equal to $                     for the Project]1.

[1]	Bracketed language to be included to the extent applicable.

Exhibit B-1 - 1

The undersigned hereby certifies as of the date hereof (the “Initial Project Funding Date”) that it is a Responsible Officer authorized to act on behalf of Borrower and hereby certifies on behalf of Borrower, as of the Initial Project Funding Date, as follows with respect to the Project:

1. Pursuant to Section 4.02(b)(i) of the Credit Agreement, a copy of each Project Document and each other Transaction Document [(other than Acquisition Documents)]2 with respect to such Project in effect as of such Initial Project Funding Date has been uploaded to [[Intralinks]/[Box]3] and can be accessed at the following address: [_____], which documents have been duly authorized, executed and delivered by the parties thereto, and are in full force and effect on the Initial Project Funding Date. The Transaction Documents meet all applicable Eligible Vendor Requirements or, solely to the extent the applicable Transaction Document is a type governed by the Eligible Vendor Requirements, otherwise have been confirmed to the Borrower to be reasonably acceptable to the Required Lenders.

2. Pursuant to Section 4.02(b)(ii) of the Credit Agreement, a copy of each Consent required to be delivered in accordance with Section 4.02(b)(ii) of the Credit Agreement has been uploaded to [[Intralinks]/[Box]] and can be accessed at the following address: [_____].

3. Pursuant to Section 4.02(f) of the Credit Agreement, each due diligence summary prepared by Sponsor or its counsel in connection with the acquisition of such Project, together with any existing environmental reports in the possession of the Borrower or any of its Affiliates, including to the extent such reports have been prepared in connection with any Permitted Tax Equity Arrangements or Acquisition Documents, has been uploaded to [[Intralinks]/[Box]] and can be accessed at the following address: [_____].

4. Pursuant to Section 4.02(h), Borrower has furnished to the Independent Engineer each then current financial model prepared by or on behalf of Borrower or any of its Subsidiaries in connection with such Project, including any such model prepared in connection with any Permitted Tax Equity Arrangement for such Project, to the extent that the inputs and revenue, technical, operating or construction assumptions from any such model are incorporated into the Base Case Model delivered on such Initial Project Funding Date.

[2]

Bracketed language to be included for Operating Projects, if applicable; the delivery of Acquisition Documents shall not be required in connection with any Operating Project to the extent that the applicable Eligibility Representations and Warranties as set forth in Section 20 of Schedule 1.01(E) are made without disclosure or qualification.

[3]	Box to be used only to extent documents uploaded to Box prior to Closing Date.

Exhibit B-1 - 2

5. Pursuant to Section 4.02(i) of the Credit Agreement, [the Construction Budget and Project Schedule]4[the Initial Operating Budget]5 for the Project has been uploaded to [[Intralinks]/[Box]] and can be accessed at the following address: [_____].

6. [Pursuant to Section 4.02(j) of the Credit Agreement, each of (i) a copy of the EPC Contract with respect to such Project, which has been duly executed and is in full force and effect, (ii) an unconditional notice to proceed or other evidence that the EPC Contractor with respect to such Project has been given or otherwise been unconditionally directed to begin performance under the EPC Contract to which it is a party on or prior to the applicable Initial Project Funding Date and (iii) [copies of all equipment procurement arrangements relating to modules, batteries, racking systems and inverters, as applicable, for such Project, which are executed and in full force and effect, have been uploaded to [[Intralinks]/[Box]] and can be accessed at the following address: [_____]] [all equipment (modules, batteries, racking systems and inverters, as applicable) are procured by the Project Company pursuant to the EPC Contract]. [Copies of the most recently available quarterly and annual financial statements of the EPC Contractor (as used in this sentence, limited to the prime engineering, construction and procurement contractor) for such Project, to the extent such EPC Contractor is not a public reporting company, have been uploaded to [[Intralinks]/[Box]] and can be accessed at the following address: [_____].]6 [Financial statements of the EPC Contractor (as used in this sentence, limited to the prime engineering, construction and procurement contractor) are publicly available.]7]8

7. [[Pursuant to Section 4.02(m) of the Credit Agreement, there are sufficient available disbursements under the Revolving Credit Facility, when taken together with the proceeds of the Equity Contributions on deposit on the Revenue Account and amounts to be provided pursuant to Sponsor Equity Commitments and Permitted Tax Equity Arrangements to provide sufficient funds to achieve Commercial Operation and Completion prior to such Project’s Project Date Certain.] [To the extent that any letters of credit or other credit support will be required to be provided to contractual counterparties for such Project, there is projected to be sufficient available commitments under the Letter of Credit Sublimit to issue Letters of Credit to support such obligations.]]9

[4]	Bracketed language to be included for Construction Projects.
[5]	Bracketed language to be included for Operating Projects.
[6]	Bracketed language to be included to the extent such EPC Contractor is a public reporting company.
[7]	Bracketed language to be included to the extent such EPC Contractor is not a public reporting company.
[8]	Bracketed language to be included for Construction Projects.
[9]	Bracketed language to be included for Construction Projects. Bracketed language in second sentence to be included to the extent applicable.

Exhibit B-1 - 3

8. [Pursuant to Section 4.02(n) of the Credit Agreement, the acquisition under the Acquisition Document for the Project has been consummated or will be consummated concurrently with the occurrence of the Initial Project Funding Date of such Project.]10

9. [Pursuant to Section 4.02(p) of the Credit Agreement, the pre-construction drawings for such Project have been uploaded to [[Intralinks]/[Box]] and can be accessed at the following address: [_____].]11

10. Pursuant to Section 4.02(u) of the Credit Agreement, all Liens contemplated to be created and perfected in favor of the Collateral Agent pursuant to the Collateral Documents have been so created and perfected in the applicable jurisdiction.

11. [Pursuant to Section 4.02(w) of the Credit Agreement, the Contribution Agreement in connection with such Project has been uploaded to [[Intralinks]/[Box]] and can be accessed at the following address: [_____].]12

12. [Pursuant to Section 4.02(x), the Organization Documents of each Subsidiary of the Borrower that is formed or acquired on such Initial Project Funding Date have been uploaded to [[Intralinks]/[Box]] and can be accessed at the following address: [_____].]

[10]	Bracketed language to be included for any Project subject to an Acquisition Document.
[11]	Bracketed language to be included for Construction Projects.
[12]	Bracketed language to be included to the extent the Project Company was contributed to the Borrower by Holdings.

[Signature Page Follows]

Exhibit B-1 - 4

IN WITNESS WHEREOF, the Borrower has caused this Certificate to be duly executed and delivered, by a Responsible Officer of the Borrower as of the date first above written.

GSRP WAREHOUSE I LLC

By:
Name:
Title:

Exhibit B-1-5

EXHIBIT B-2

FORM OF BORROWER CERTIFICATE

Date: ___________, _____

To: MUFG Bank Ltd.,

as Administrative Agent

1221 Avenue of the Americas, 6th Floor

New York, NY 10020-1001

Attn: Lawrence Blat

Phone: 212-405-6621

E-mail: lawrence.blat@mufgsecurities.com,

Agencydesk@us.sc.mufg.jp

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 23, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among GSRP WAREHOUSE I LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each issuing bank from time to time party thereto (in such capacities, collectively the “Issuing Banks” and each an “Issuing Bank”), MUFG BANK, LTD., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and MUFG UNION BANK N.A., as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and depositary bank (in such capacity, together with its successors and assigns, the “Depositary Bank”), with the lead arrangers and bookrunners party thereto. Capitalized terms used but not otherwise defined in this certificate shall have the meanings assigned to such terms (whether directly or by reference to another agreement or document) in the Credit Agreement.

Concurrently with the delivery of this Project Funding Certificate, the Borrower has requested a disbursement of Revolving Loans in connection with the acquisition, development, construction, installation, testing, ownership, operation, and use of [ ● ] (the “Project”) .

Pursuant to Section [4.02(q)][4.03(c)] of the Credit Agreement, the undersigned hereby certifies as of the date hereof that it is a Responsible Officer authorized to act on behalf of Borrower and hereby certifies on behalf of Borrower, as of the date hereof, as follows with respect to the Project:

1. [Pursuant to Section [4.02(q)(i)][4.03(c)(i)] of the Credit Agreement, the Eligibility Representations and Warranties with respect to such Project are true and correct in all material respects as of the date hereof, other than those representations and warranties which are modified by materiality by their own terms, which shall be true and correct in all respects as of such date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date).]

Exhibit B-2 - 1

2. [Pursuant to Section 4.02(q)(ii) of the Credit Agreement, each Project that is the subject of the requested Loan satisfies the Eligible Vendor Requirements.]

3. [Pursuant to Section 4.02(q)(iii) of the Credit Agreement, after giving effect to such Loan, the Borrower is in compliance with the Concentration Limits.]

4. Pursuant to Section [4.02(q)(iv)][4.03(c)(iii)] of the Credit Agreement, no Provider Default has occurred and be continuing.

5. Pursuant to Section [4.02(r)][4.03(d)] of the Credit Agreement, each representation and warranty of the Borrower and Holdings under the Financing Documents is true and correct in all material respects as if made as of the date hereof, unless such representation or warranty expressly relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date.

6. Pursuant to Section [4.02(s)][4.03(e)] of the Credit Agreement, no Default or Event of Default has occurred and is continuing, or will occur as a result of the occurrence of such [Initial Project Funding Date][Subsequent Project Funding Date][Other Project Funding Date].

7. Pursuant to Section [4.02(h)][4.03(i)], the Maximum Loan Amount is: $[_____].

8. [Pursuant to Section 4.03(f) of the Credit Agreement, the Initial Project Funding Date in respect of each Project that is the subject of the requested Loan has occurred on or prior to such Subsequent Project Funding Date.]

9. Pursuant to Section [4.02(a)][4.03(g)] of the Credit Agreement, [Equity Contributions required for the Project to be in compliance with the Maximum Project Funding Ratio and the Debt Sizing Criteria have been paid to the Borrower or any Subsidiary thereof (or to the applicable payee if made through the payment of Project Costs on behalf of the Project), or otherwise credited to the Project in the case of previously funded Equity Contributions, in an amount not less than the Project’s Allocated Minimum Equity Contribution][Equity Contributions required for the Projects to be in compliance with the Maximum Project Funding Ratio and the Debt Sizing Criteria have been paid to the Borrower or any Subsidiary thereof (or to the applicable payee if made through the payment of Project Costs on behalf of a Project), or otherwise credited to the Projects in the case of previously funded Equity Contributions, in an amount not less than the Projects Allocated Minimum Equity Contribution]

Exhibit B-2 - 2

10. Pursuant to Section [4.02(h)][4.03(i)], attached hereto as Annex 1 is the updated Base Case Model, revised as of such [Initial Project Funding Date][Subsequent Project Funding Date][Other Funding Date] to reflect any modifications required due to assumptions relating to the Project(s) for which such Loans are requested, revised Net Cash Flow based on the Project(s) for which such Loans are requested and otherwise accounting for the funding of such Loans [and such Letters of Credit for such Project(s)], and demonstrating that such requested Loans are in compliance with the Debt Sizing Criteria and Maximum Loan Amount.

11. [Pursuant to Section 4.02(q), attached hereto as Annex 2 is the completed Asset Register for the Project.]

12. [Pursuant to Section 4.03(c), solely in connection with a Subsequent Project Funding Date, to the extent the “Scheduled Date For Completion” of such Construction Project has occurred, Completion has not occurred and the Project Date Certain has not yet occurred (as such dates are specified in the Asset Register for such Project), none of the proceeds of such Revolving Loans will be used to finance any cost overruns or delays in respect of such Project.]

13. [Each of the other conditions precedent to the occurrence of the [Initial Project Funding Date][Subsequent Project Funding Date][Other Funding Date] in Section [4.02][4.03] of the Credit Agreement have been satisfied (or waived in accordance therewith) [with respect to each Project that is the subject of the requested Loan] as of the date hereof.]

14. [If the Project is a Construction Project, attached hereto as Appendix A is the completed screening form for environmental and social considerations for the Project.]

All Certifications made herein are made solely in such person’s capacity as an officer of Borrower and not in such person’s individual capacity.

IN WITNESS WHEREOF, the Borrower has caused this Certificate to be duly executed and delivered, by a Responsible Officer of the Borrower as of the date first above written.

GSRP WAREHOUSE I LLC

By:
Name:
Title:

Exhibit B-2 - 3

Annex 1 to Exhibit B-2

Base Case Model

Annex 2 to Exhibit B-2

Asset Register

See attached.

Goldman Sachs Renewable Power

GSRP Warehouse Facility

Holding Company

Portfolio Name

MW

# of Projects

Status

Close Date†

Tax Equity Structure

Tax Equity Partner

Tax Equity Payment Priority

Project Debt Balances

Debt (Current)

†

Representative of the greater of the closing date for the most recently closed tranche within the portfolio, or the latest anticipated commercial operation date for construction portfolios, or the latest anticipated closing date for operational portfolios.

GSRP Warehouse Facility
Asset Register
[ ] Funding

Project Overview

Project Status
Portfolio Name
Project Name
Project Type
Storage (Yes/No)
GSRP Asset ID
DC Size (kWdc)
AC Size (kWac)
DC / AC Ratio
Storage Size (kW)
Storage Capacity (kWh)
# Sites
COD
Address
City
State
County
Zip Code
Country
Latitude
Longitude

Financing Structure

Borrower Ownership Percentage
Tax Equity Structure
Tax Equity Partner
Tax Equity Rating
TE Commitment Expiration Date
ITC Recapture End Date
Asset LLC Name
HoldCo

Project Economics

Modeled Useful Life (Yrs)
Useful Life Yrs Remaining
Specific Yield (kWh/kWp)
Acquisition Signing Date
Acquisition Closing Date
System Location
Mounting Type
Mounting Structure OEM
Module OEM
Pre-approved Module Supplier
Inverter OEM
Pre-approved Inverter Supplier
DAS Vendor
Interconnection Provider
O&M Provider

Off-Taker / PPA

Off-Taker
Off-Taker Type
Credit Rating Category
Credit Rating
Credit Rating Date
Credit Rating Agency
PPA Rate ($ / kWh)
PPA Term (Years)
PPA Start Date
PPA Term End Date
PPA Term Remaining
PPA COD / REC Deadline
Outside PPA COD

Other Contracted Revenue

Other Revenue

REC

REC Counterparty
Credit Rating Category
Credit Rating
Contracted REC term
Merchant REC Curve
REC Price ($/MWh)

Merchant Energy Curve

Storage

Contracted Storage Revenue
Contracted Storage Revenue Type
Purchaser
Purchaser Type
Credit Rating Category
Credit Rating
Rate ($ / kWh)
Term (Years)
Start Date
Term End Date
Term remaining
COD/Deadline
Outside COD

Construction-Stage Assets

EPC Contractor
Pre-approved EPC Contractor
Construction Start Date
EPC COD
Scheduled Substantial Completion Date

Project Documents

O&M Agreement
PPA and Offtake
Permits
Environmental Site Assessment
Land/Leases
I/C
EPC Contract
Supply Contracts
Guarantees / Credit Support

Other Diligence

CIM
Offtaker Financials
Guarantor Financials
IE Report or Checklist
Insurance Consultant Report or Checklist
Market Consultant Report
Legal DD Memo
Flow of Funds Memorandum
Financial Model
Sponsor Due Diligence Summary
KYC: LLCAs
KYC: Certificates of Formation
KYC: W-9s
Asset Register
PPA Matrix

Warehouse Drop-down Criteria

Project Costs / Construction Cost
Project Materiality
Equity Amount 15% Equity Threshold Met
Tax Equity Meets 98% Limit
Project Date Certain
Funding Type
TE Commitment (Construction-stage)
Sponsor Equity Commitment in lieu of 3rd-party TE
EPC Contractor Accepted
Battery, Inverter and Panel Suppliers Accepted
Debt Sizing Criteria
Type Concentration Limit
Rating Concentration Limit
Model Signoff by Required Lenders

IE Review

Site review & development
System design & technology
Solar resource & energy analysis
Engineering, procurement & construction
Operation & maintenance review
PPA & interconnection
Model; confirmed inputs and project models
Sufficient Funds
Confirmed Project Costs for Debt Sizing Criteria
IE Report/Checklist + EP4 Questionnaire
Merchant Curve

Reps and Warranties

LC Amounts within Limits

Transaction Documents
Project Documents
Acquisition Documents
Tax Equity Documents

Collateral Documents

Organization Documents
Pledged Collateral

Lien Searches

Insurance

Insurance Consultant Report / Checklist

Insurance Certificates

Other CPs

No Default or Event of Default

Lien Creation and Perfection

DSRA Funded

EXHIBIT C

FORM OF REVOLVING CREDIT NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                          or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of February 23, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among GSRP WAREHOUSE I LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto, each issuing bank from time to time party thereto (in such capacities, collectively the “Issuing Banks” and each an “Issuing Bank”), MUFG BANK, LTD., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and MUFG UNION BANK N.A., as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and depositary bank (in such capacity, together with its successors and assigns, the “Depositary Bank”), with the lead arrangers and bookrunners party thereto. Capitalized terms used but not otherwise defined in this Revolving Credit Note shall have the meanings assigned to such terms (whether directly or by reference to another agreement or document) in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Revolving Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in U.S. Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may be declared to be, or in certain circumstances shall automatically become, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

Exhibit C - 1

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows.]

Exhibit C - 2

GSRP WAREHOUSE I LLC

By:
Name:
Title:

:

Exhibit C - 3

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C - 4

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Date: ___________, _____

To: MUFG Bank Ltd., as Administrative Agent

1221 Avenue of the Americas, 6th Floor

New York, NY 10020-1001

Attn: Lawrence Blat

Phone: 212-405-6621

E-mail: lawrence.blat@mufgsecurities.com,

Agencydesk@us.sc.mufg.jp

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 23, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among GSRP WAREHOUSE I LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each issuing bank from time to time party thereto (in such capacities, collectively the “Issuing Banks” and each an “Issuing Bank”), MUFG BANK, LTD., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and MUFG UNION BANK N.A., as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and depositary bank (in such capacity, together with its successors and assigns, the “Depositary Bank”), with the lead arrangers and bookrunners party thereto. Capitalized terms used but not otherwise defined in this certificate shall have the meanings assigned to such terms (whether directly or by reference to another agreement or document) in the Credit Agreement.

The undersigned hereby certifies, on behalf of Borrower, solely in his capacity as a Responsible Officer thereof, and not in his individual capacity and without personal liability, as follows as of the date set forth below:

1. I have reviewed the terms of the Agreement and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the attached financial statements. The foregoing examination did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the

Exhibit D - 1

2. The financial statements delivered with this Certificate fairly present, in all material respects, the financial condition of the Borrower as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and, in the case of unaudited financial statements, the absence of footnotes.

3. The foregoing certifications, together with the financial statements delivered with this Certificate in support hereof, are made and delivered pursuant to Section 6.02(b) of the Agreement.

[Signature Page Follows]

Exhibit D - 2

Dated this day of , .

GSRP WAREHOUSE I LLC

By:

Name:

Title:

Exhibit D - 3

EXHIBIT E-1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the Revolving Credit Facility (including, without limitation, the Letters of Credit included in such Revolving Credit Facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit E-1 - 1

sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:

4.	Administrative Agent: MUFG Bank, Ltd., as the administrative agent under the Credit Agreement

5.

Credit Agreement: Credit Agreement, dated as of February 23, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among GSRP WAREHOUSE I LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each issuing bank from time to time party thereto (in such capacities, collectively the “Issuing Banks” and each an “Issuing Bank”). MUFG BANK, LTD., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and MUFG UNION BANK N.A., as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and depositary bank (in such capacity, together with its successors and assigns, the “Depositary Bank”), with the lead arrangers and bookrunners party thereto.

Exhibit E-1 - 2

6. Assigned Interest[s]:

Assignor[s] [5]	Assignee[s][6]	Aggregate Amount of Revolving Credit Commitment/Revolving Loans for all Lenders[7]	Amount of Revolving Credit Commitment/ Revolving Loans Assigned	Percentage Assigned of Revolving Credit Commitment/Revolving Loans [8]
		$	$	%

		$	$	%

		$	$	%

[7.	Trade Date: ][9]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10] [NAME OF ASSIGNOR]

By:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][11] [NAME OF ASSIGNEE]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee and, if available, its market entity identifier, as appropriate.
[7]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[9]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[10]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

Exhibit E-1 - 3

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]12 Accepted:

MUFG BANK LTD.,as Administrative Agent

By:
Title:

[Consented to:][13]

By:
Title:

[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of the Borrower and/or other parties (e.g. an Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit E-1 - 4

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Financing Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Financing Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Financing Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section __ thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Financing Documents are required to be performed by it as a Lender.

Exhibit E-1 - 5

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit E-1 - 6

EXHIBIT E-2

LENDING OFFICES

MUFG Bank, Ltd., as Lender and Issuing Bank

MUFG Bank, Ltd.

1221 Avenue of the Americas

New York, NY 10020

Attention: Brad Gross

Tel: +1 (212) 782-4422

Email: bgross@us.mufg.jp

HSBC Bank USA, N.A., as Lender and Issuing Bank

HSBC Bank USA, N.A.

1 West 39th Street, 5th Floor

New York, NY 10018

Attention: Karun Chopra / Amaury de Seynes

Tel: +1 (212) 525-8112 / +1 (347) 978-6682

Email: karun.chopra@us.hsbc.com / amaury.de.seynes@us.hsbc.com

Natixis, New York Branch, as Lender and Issuing Bank

Natixis, New York Branch

1251 Ave. of the Americas

New York, NY 10020

Attention: James Kaiser / Pedro Aparicio

Tel: +1 (212) 872-5170 / +1 (212)-583-4936

Email: james.kaiser@natixis.com / pedro.aparicio@natixis.com

Canadian Imperial Bank of Commerce, New York Branch

Canadian Imperial Bank of Commerce, New York Branch

300 Madison Avenue, 5th Floor

New York, NY 10017

Attention: James Wright / Edwin Stone

Tel: +1 (203-703-8067

Email: james.wright@cibc.com / edwin.stone@cibc.com

Exhibit E-2 - 1

EXHIBIT F-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of February 23, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among GSRP WAREHOUSE I LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each issuing bank from time to time party thereto (in such capacities, collectively the “Issuing Banks” and each an “Issuing Bank”), MUFG BANK, LTD., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and MUFG UNION BANK N.A., as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and depositary bank (in such capacity, together with its successors and assigns, the “Depositary Bank”), with the lead arrangers and bookrunners party thereto.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Revolving Credit Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows.]

Exhibit F-1 - 1

[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, 20[ ]

Exhibit F-1 - 2

EXHIBIT F-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of February 23, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among GSRP WAREHOUSE I LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each issuing bank from time to time party thereto (in such capacities, collectively the “Issuing Banks” and each an “Issuing Bank”). MUFG BANK, LTD., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and MUFG UNION BANK N.A., as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and depositary bank (in such capacity, together with its successors and assigns, the “Depositary Bank”), with the lead arrangers and bookrunners party thereto.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows.]

Exhibit F-2 - 1

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 20[ ]

Exhibit F-2 - 2

EXHIBIT F-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of February 23, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among GSRP WAREHOUSE I LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each issuing bank from time to time party thereto (in such capacities, collectively the “Issuing Banks” and each an “Issuing Bank”), MUFG BANK, LTD., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and MUFG UNION BANK N.A., as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and depositary bank (in such capacity, together with its successors and assigns, the “Depositary Bank”), with the lead arrangers and bookrunners party thereto.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows.]

Exhibit F-3 - 1

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:	________ __, 20[ ]

Exhibit F-3 - 2

EXHIBIT F-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of February 23, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among GSRP WAREHOUSE I LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each issuing bank from time to time party thereto (in such capacities, collectively the “Issuing Banks” and each an “Issuing Bank”), MUFG BANK, LTD., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and MUFG UNION BANK N.A., as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and depositary bank (in such capacity, together with its successors and assigns, the “Depositary Bank”), with the lead arrangers and bookrunners party thereto.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Revolving Credit Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Revolving Credit Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Financing Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Exhibit F-4 - 1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows.]

Exhibit F-4 - 2

[NAME OF LENDER]

By:

Name:

Title:

Date:	________ __, 20[ ]

Exhibit F-4 - 3

EXHIBIT G

FORM OF

SOLVENCY CERTIFICATE

February [ ● ], 2021

Reference is made to that certain Credit Agreement, dated as of February 23, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among GSRP WAREHOUSE I LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each issuing bank from time to time party thereto (in such capacities, collectively the “Issuing Banks” and each an “Issuing Bank”), MUFG BANK, LTD., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and MUFG UNION BANK N.A., as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and depositary bank (in such capacity, together with its successors and assigns, the “Depositary Bank”), with the lead arrangers and bookrunners party thereto. Capitalized terms used but not otherwise defined in this certificate shall have the meanings assigned to such terms (whether directly or by reference to another agreement or document) in the Credit Agreement.

The undersigned hereby certifies, on behalf of Borrower and its Subsidiaries, solely in his capacity as a Responsible Officer thereof, and not in his individual capacity and without personal liability, as follows as of the date first set forth above:

1. I have reviewed the terms of the Credit Agreement and the other Financing Documents relevant to the matters set forth herein, and the definitions and provisions contained in the Credit Agreement and the other Financing Documents relating thereto, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

2. Based upon my review and examination described in paragraph 1 above, I certify that as of the date first set forth above, after giving effect to the transactions contemplated by the Financing Documents to occur on the Closing Date, including the making of Loans and other Credit Extensions under the Credit Agreement, and after giving effect to the application of the proceeds of such Credit Extensions, the Borrower is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

[Signature Page Follows]

Exhibit G - 1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as a Responsible Officer of the Borrower, on behalf of the Borrower, and not individually and without personal liability, as of the date first stated above.

GSRP WAREHOUSE I LLC

By:
Name:
Title:

Exhibit G - 2

EXHIBIT H

FORM OF

BORROWER’S CLOSING DATE CERTIFICATE

Date: [ ● ]

To: MUFG Bank LTD.

as Administrative Agent

1221 Avenue of the Americas, 6th Floor

New York, NY 10020-1001

Attn: Lawrence Blat

Phone: 212-405-6621

E-mail: lawrence.blat@mufgsecurities.com,

Agencydesk@us.sc.mufg.jp

Re:	GSRP Warehouse I LLC

Ladies and Gentlemen:

This certificate (this “Certificate”) is delivered pursuant to Section 4.01 of that certain Credit Agreement, dated as of February 23, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among GSRP WAREHOUSE I LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each issuing bank from time to time party thereto (in such capacities, collectively the “Issuing Banks” and each an “Issuing Bank”). MUFG BANK. LTD., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and MUFG UNION BANK N.A., as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and depositary bank (in such capacity, together with its successors and assigns, the “Depositary Bank”), with the lead arrangers and bookrunners party thereto. All certifications made herein are made solely in such person’s capacity as an officer of Borrower and not in such person’s individual capacity.

The undersigned hereby certifies as of the Closing Date that it is a Responsible Officer authorized to act on behalf of Borrower and hereby certifies on behalf of Borrower, as of the Closing Date, as follows:

1. Pursuant to Section 4.01(c) of the Credit Agreement, Borrower has delivered executed copies of the Transaction Documents in effect as of the Closing Date, in each case duly authorized, executed and delivered by the parties thereto, which meet all applicable requirements in the Minimum Criteria or otherwise have been confirmed to the Borrower to be reasonably acceptable to the Required Lenders.

Exhibit H - 1

2. Pursuant to Section 4.01(f) of the Credit Agreement, no action, suit, proceeding or investigation has been instituted or threatened in writing in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

3. Pursuant to Section 4.01(i) of the Credit Agreement, no Material Adverse Effect has occurred and is continuing.

4. Pursuant to Section 4.01(k) of the Credit Agreement, each representation and warranty of Borrower and Holdings under the Financing Documents are true and correct in all material respects (other than any representation or warranty that relates solely to an earlier date, which representation or warranty have been true and correct in all material respects as of such earlier date).

5. Pursuant to Section 4.01(m) of the Credit Agreement, no event of bankruptcy has occurred with respect to Holdings, the Borrower or any Subsidiary of the Borrower.

6. Pursuant to Section 4.01(o) of the Credit Agreement, no Default or Event of Default has occurred and is continuing, or will occur as a result of the occurrence of the Closing Date.

7. Pursuant to Section 4.01(r) of the Credit Agreement, all consents, approvals, authorizations and filings required in connection with the execution, delivery and performance by the Borrower and Holdings and the validity against the Borrower and Holdings of the Financing Documents to which it is a party and the consummation of the transactions thereunder have been obtained or made and are in full force and effect as of the Closing Date.

8. Each of the other conditions precedent to the Closing Date set forth in Section 4.01 of the Credit Agreement have been satisfied (or waived in accordance therewith) as of the date hereof.

[Signature Page Follows]

Exhibit H - 2

IN WITNESS WHEREOF, Borrower has caused this Certificate to be duly executed and delivered, by a Responsible Officer of Borrower as of the date first above written.

GSRP WAREHOUSE I LLC

By:

Name:

Title:

Exhibit H - 3

EXHIBIT I-1

FORM OF

INSURANCE CONSULTANT’S CERTIFICATE

(CLOSING DATE)

_____________, 2021

MUFG Bank, Ltd.,

as Administrative Agent

1221 Avenue of the Americas, 6th Floor

New York, NY 10020-1001

Attn: Lawrence Blat

Phone: 212-405-6621

E-mail: lawrence.blat@mufgsecurities.com,

Agencydesk@us.sc.mufg.jp

Re: Goldman Sachs Renewable Power LLC

Ladies and Gentlemen:

The undersigned, a duly authorized representative of Moore-McNeil, LLC (the “Insurance Consultant”), hereby provides this letter in accordance with Section 4.01(p) of the Credit Agreement, dated as of February 23, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among GSRP WAREHOUSE I LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each issuing bank from time to time party thereto (in such capacities, collectively the “Issuing Banks” and each an “Issuing Bank”), MUFG BANK, LTD., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and MUFG UNION BANK N.A., as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and depositary bank (in such capacity, together with its successors and assigns, the “Depositary Bank”), with the lead arrangers and bookrunners party thereto. Capitalized terms used but not otherwise defined in this letter shall have the meanings assigned to such terms (whether directly or by reference to another agreement or document) in the Credit Agreement.

The Insurance Consultant hereby makes the following statements in favor of the Relying Parties (as defined below) with respect to the Borrower as of the date first mentioned above:

(1) The Insurance Consultant acknowledges that pursuant to the Financing Documents, the Lenders and the Issuing Banks are providing financing to the Borrower, and in so doing are relying on this Insurance Consultant’s Certificate and the Insurance Consultant’s report dated [ ● ], 2021 (the “Insurance Consultant’s Report”).

Exhibit I -1-1

(2) Attached hereto as Appendix I is an accurate and complete copy of the Insurance Consultant’s Report.

(3) The Insurance Consultant’s Report was prepared in good faith by the Insurance Consultant in accordance with generally accepted consulting practices using information provided to the Insurance Consultant by the Borrower and its Affiliates, counsel to the Borrower, and the Borrower’s insurance broker, the accuracy of which has not been independently verified by the Insurance Consultant.

(4) Since the date of the Insurance Consultant’s Report, nothing has come to the Insurance Consultant’s attention which would materially affect, or cause it to change, the findings and conclusions included in the Insurance Consultant’s Report. The Insurance Consultant’s Report has not been modified, edited, altered or amended in any respect by the Insurance Consultant since the date of the Insurance Consultant’s Report.

(5) The Insurance Consultant hereby confirms, as of the date hereof, the evaluation, conclusions and recommendations contained in the Insurance Consultant’s Report represent the Insurance Consultant’s professional opinion and that such opinions are subject to the legal notice therein.

(6) In connection with the preparation of the Insurance Consultant’s Report, personnel of the Insurance Consultant have participated in telephonic and/or email discussions with representatives of the Borrower, its Affiliates, and the Borrower’s insurance broker.

(7) The Insurance Consultant hereby confirms, as of the date hereof, that based upon the information provided to it by or on behalf of the Borrower, insurance required to be obtained by the Borrower as described in Section 6.07 of the Credit Agreement (the “Required Insurance”) has been obtained, such Required Insurance is: (i) in full force and effect and complies in all material respects with the Required Insurance, (ii) all premiums due and payable on all such Required Insurance have been paid in full or are not in arrears, (iii) evidence of insurance provided is reasonably consistent (except to the extent expressly noted in the Insurance Consultant’s Report) with the types and amounts noted in the insurance requirements as set in the Project Documents that have been reviewed and summarized in Appendix B of the Insurance Consultant’s Report, except as otherwise stated therein, and (iv) the costs of such insurance coverage for the first year of operation as shown in the Base Case Model are consistent with the Insurance Consultant’s Report for such period.

(8) Statements from the Borrower’s insurance broker as well as certificates of insurance and/or other information representing compliance with the Required Insurance, copies of which are attached hereto as Appendix II, provide satisfactory evidence that the Borrower has complied with the terms and conditions of Section 6.07 of the Credit Agreement.

Exhibit I -1 -2

(9) The Insurance Consultant has reviewed the Required Insurance and is familiar with the terms stated therein. It is the Insurance Consultant’s opinion that the types and amounts of insurance specified in Section 6.07 of the Credit Agreement are reasonable and consistent with prudent industry standards for power generation projects of similar size and scope as the anticipated portfolio of projects to be owned from time to time by the Borrower.

(10) The Insurance Consultant’s liability hereunder is limited as set forth in the Client Services Agreement, dated as of October 5, 2018 and the Schedule of Work No. 4, dated as of November 20, 2020, between Alliant Insurance Services, Inc. and Goldman Sachs Asset Management L.P.

The undersigned, on behalf of the Insurance Consultant, hereby confirms that the Administrative Agent, the Lenders, the Issuing Banks, the Hedge Banks, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents, together with their respective directors, officers, employees, representatives, agents, consultants, attorneys, and their respective affiliates, successors and permitted assigns (each a “Relying Party” and collectively, the “Relying Parties”) shall be permitted to rely on the Insurance Consultant’s Report as if the Insurance Consultant’s Report was specifically addressed to the Relying Parties.

This letter is not to be construed as legal advice or a legal opinion, nor shall any statement made herein be deemed to be relied upon as legal advice. This letter is not to be deemed as a warranty or guaranty that the insurance currently in force or required to be in full force will remain in full force and effect.

The Insurance Consultant disclaims any obligation to update this reliance letter after the date hereof. This reliance letter is not intended to be, and may not be, relied upon by any parties other than the Relying Parties. A copy of the Insurance Consultant’s Report and this reliance letter may be furnished (i) to any governmental authority to whose regulations any Relying Party is subject or as otherwise required by law, rule or regulation and (ii) in private communications to counsel, accountants or financial advisors of any Relying Party (it being understood that such persons to whom such disclosure is being made will be informed of the confidential nature of this reliance letter and the Insurance Consultant’s Report and instructed to keep such information confidential and that the Relying Parties will not, under any condition, further distribute the Report or any excerpts therefrom to other persons or entities including any persons or entities engaged in the business of providing insurance consulting and due diligence advisory services similar to Insurance Consultant).

[Signature Page Follows]

Exhibit I -1-3

IN WITNESS WHEREOF, the Insurance Consultant has caused this Insurance Consultant’s Certificate to be duly executed and delivered by an authorized officer of the Insurance Consultant as of the date first above written.

Respectfully submitted,

MOORE-MCNEIL LLC, a Tennessee limited liability company

By:
Name:
Title:

Exhibit I -1- 4

APPENDIX I

Insurance Consultant’s Report

[To follow.]

Exhibit I -1 - 5

APPENDIX II

Evidence of Insurance Compliance

6

EXHIBIT I-2

FORM OF

INSURANCE CONSULTANT’S CHECKLIST

Each time a Non-Material Project is added to the Borrower’s insurance program relevant to the Credit Agreement, the Insurance Consultant will review the insurance coverage as follows:

1.

Property Insurance: review the property insurance coverages that are customarily sub-limited and/or aggregated to ensure they are not less than the greater of (a) full replacement cost value of the Project or (b) 125% of the 1/500 year event for each project or the portfolio of projects as established by PML study for the applicable NAT CAT coverage.

2.

Liability Insurance: review the liability insurance to ensure it is not less than the greater amounts required in Project Documents or $20,000,000 for Operating Projects, per occurrence and annual aggregate.

In addition, the Insurance Consultant will perform the following actions:

1.	Insurance Consultant signs off on the certificate(s) of insurance issued by the Borrower’s insurance broker.

2.	Insurance Consultant issues an addendum to the Insurance Consultant Report dated February 9, 2021 and provides it to the Borrower and the Administrative Agent.

EXHIBIT I-3

FORM OF

INSURANCE CONSULTANT’S CERTIFICATE

(Initial Project Funding Date)

_____________, 20__

MUFG Bank, Ltd.,

as Administrative Agent

1221 Avenue of the Americas, 6th Floor

New York, NY 10020-1001

Attention: Lawrence Blat

Phone: 212-405-6621

E-mail: lawrence.blat@mufgsecurities.com, Agencydesk@us.sc.mufg.jp

Re: Goldman Sachs Renewable Power LLC

Ladies and Gentlemen:

The undersigned, a duly authorized representative of Moore-McNeil, LLC (the “Insurance Consultant”), hereby provides this letter in accordance with (i) Section 4.02(c) of the Credit Agreement, dated as of February 23, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among GSRP WAREHOUSE I LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each issuing bank from time to time party thereto (in such capacities, collectively the “Issuing Banks” and each an “Issuing Bank”), MUFG BANK, LTD., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and MUFG UNION BANK N.A., as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and depositary bank (in such capacity, together with its successors and assigns, the “Depositary Bank”), with the lead arrangers and bookrunners party thereto. Capitalized terms used but not otherwise defined in this letter shall have the meanings assigned to such terms (whether directly or by reference to another agreement or document) in the Credit Agreement.

The Insurance Consultant hereby makes the following statements in favor of the Relying Parties (as defined below) with respect to the Borrower and the Project[s] (as defined below) as of the date first mentioned above:

(1) The Insurance Consultant acknowledges that pursuant to the Financing Documents, the Lenders and the Issuing Banks are providing financing to the Borrower with respect to [___] (the “Project[s]”), and in so doing are relying on this Insurance Consultant’s Certificate and the Insurance Consultant’s addendum with respect to the Project[s] dated [___], 20[__] to the Insurance Consultant’s report dated [___], 20[__] (the “Insurance Consultant’s Addendum”).

(2) Attached hereto as Appendix I is an accurate and complete copy of the Insurance Consultant’s Addendum.

(3) The Insurance Consultant’s Addendum was prepared in good faith by the Insurance Consultant in accordance with generally accepted consulting practices using information provided to the Insurance Consultant by the Borrower and its Affiliates, counsel to the Borrower, and the Borrower’s insurance broker in respect of the Projects, the accuracy of which has not been independently verified by the Insurance Consultant.

(4) Since the date of the Insurance Consultant’s Addendum, nothing has come to the Insurance Consultant’s attention which would materially affect, or cause it to change, the findings and conclusions included in the Insurance Consultant’s Addendum. The Insurance Consultant’s Addendum has not been modified, edited, altered or amended in any respect by the Insurance Consultant since the date of the Insurance Consultant’s Addendum.

(5) The Insurance Consultant hereby confirms, as of the date hereof, the evaluation, conclusions and recommendations contained in the Insurance Consultant’s Addendum represent the Insurance Consultant’s professional opinion and that such opinions are subject to the legal notice therein.

(6) In connection with the preparation of the Insurance Consultant’s Addendum, personnel of the Insurance Consultant have participated in telephonic and/or email discussions with representatives of the Borrower, its Affiliates, and the Borrower’s insurance broker in respect of the Project[s].

(7) The Insurance Consultant hereby confirms, as of the date hereof, that based upon the information provided to it by or on behalf of the Borrower, insurance required to be obtained by the Borrower as described in Section 6.07 of the Credit Agreement (the “Required Insurance”) has been obtained, and such Required Insurance is: (i) in full force and effect and complies in all material respects with the Required Insurance, (ii) all premiums due and payable on all such Required Insurance have been paid in full or are not in arrears, (iii) evidence of insurance provided is reasonably consistent (except to the extent expressly noted in the Insurance Consultant’s Addendum) with the types and amounts noted in the insurance requirements as set forth in the Project Documents that have been reviewed and summarized in Appendix [__] of the Insurance Consultant’s Addendum, except as otherwise stated therein, and (iv) the costs of such insurance coverage for the first year of operation as shown in the Base Case Model are consistent with the Insurance Consultant’s Addendum for such period.

(8) Statements from the Borrower’s insurance broker as well as certificates of insurance and/or other information representing compliance with the Required Insurance, copies of which are attached hereto as Appendix II, provide satisfactory evidence that the Borrower has complied with the terms and conditions of Section 6.07 of the Credit Agreement.

Exhibit I-3-2

(9) The Insurance Consultant has reviewed the Required Insurance and is familiar with the terms stated therein. It is the Insurance Consultant’s opinion that the types and amounts of insurance specified in Section 6.07 of the Credit Agreement are reasonable and consistent with prudent industry standards for power generation projects of similar size and scope as the Project[s].

(10) The Insurance Consultant’s liability hereunder is limited as set forth in the Client Services Agreement, dated as of October 5, 2018 and the Schedule of Work No. 4, dated as of November 20, 2020, between Alliant Insurance Services, Inc. and Goldman Sachs Asset Management L.P.

The undersigned, on behalf of the Insurance Consultant, hereby confirms that the Administrative Agent, the Lenders, the Issuing Banks, the Hedge Banks, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents, together with their respective directors, officers, employees, representatives, agents, consultants, attorneys, and their respective affiliates, successors and permitted assigns (each a “Relying Party” and collectively, the “Relying Parties”) shall be permitted to rely on the Insurance Consultant’s Addendum as if the Insurance Consultant’s Addendum was specifically addressed to the Relying Parties.

This letter is not to be construed as legal advice or a legal opinion, nor shall any statement made herein be deemed to be relied upon as legal advice. This letter is not to be deemed as a warranty or guaranty that the insurance currently in force or required to be in full force will remain in full force and effect.

The Insurance Consultant disclaims any obligation to update this reliance letter after the date hereof. This reliance letter is not intended to be, and may not be, relied upon by any parties other than the Relying Parties. A copy of the Insurance Consultant’s Addendum and this reliance letter may be furnished (i) to any governmental authority to whose regulations any Relying Party is subject or as otherwise required by law, rule or regulation and (ii) in private communications to counsel, accountants or financial advisors of any Relying Party (it being understood that such persons to whom such disclosure is being made will be informed of the confidential nature of this reliance letter and the Insurance Consultant’s Addendum and instructed to keep such information confidential and that the Relying Parties will not, under any condition, further distribute the Report or any excerpts therefrom to other persons or entities including any persons or entities engaged in the business of providing insurance consulting and due diligence advisory services similar to Insurance Consultant).

[Signature Page Follows]

Exhibit I-3-3

IN WITNESS WHEREOF, the Insurance Consultant has caused this Insurance Consultant’s Certificate to be duly executed and delivered by an authorized officer of the Insurance Consultant as of the date first above written.

Respectfully submitted,

MOORE-MCNEIL LLC, a Tennessee limited liability company

By;
Name:
Title:

Exhibit I-3 -4

APPENDIX I

Insurance Consultant’s Addendum

[To follow.]

Exhibit I-3-5

APPENDIX II

Evidence of Insurance Compliance

Exhibit I-3-5

EXHIBIT J-1

FORM OF INDEPENDENT ENGINEER’S CERTIFICATE

Date:                     , 20[        ]

MUFG Bank, Ltd.,

as Administrative Agent

1221 Avenue of the Americas, 6th Floor

New York, NY 10020-1001

Attn: Lawrence Blat

Phone: 212-405-6621

E-mail: lawrence.blat@mufgsecurities.com,

Agencydesk@us.sc.mufg.jp

Re:	GSRP Warehouse I LLC Solar Portfolio

Ladies and Gentlemen:

GSRP WAREHOUSE I LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Borrower”), entered into that certain Credit Agreement, dated as of February 23, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among GSRP WAREHOUSE I, LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each issuing bank from time to time party thereto (in such capacities, collectively the “Issuing Banks” and each an “Issuing Bank”), MUFG BANK, LTD., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and MUFG UNION BANK N.A., as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and depositary bank (in such capacity, together with its successors and assigns, the “Depositary Bank”), with the lead arrangers and bookrunners party thereto. Capitalized terms used but not defined herein shall have the meaning given in the Credit Agreement.

The Administrative Agent, the Lenders, the Issuing Banks, the Hedge Banks, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents, together with their respective directors, officers, employees, representatives, agents, consultants, attorneys, and their respective affiliates, successors and permitted assigns shall be referred to herein as the Reliance Parties”.

[This certificate and reliance letter is issued in connection with the [    ] Project (the Project”).]

[The undersigned, a duly authorized representative of Enertis Solar Inc. (the “Consultant”), acknowledges that the Reliance Parties will be relying on [insert description of the report] (the “Report”), a true, correct and complete copy of which is attached hereto as Appendix A, and the

Consultant consents to such reliance. The Report was prepared in good faith by the Consultant in accordance with generally accepted consulting and industry practices. Nothing has come to the attention of the Consultant as of the date hereof that causes the Consultant to believe that the Report contains any untrue statements of material fact or omits to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Consultant hereby confirms, as of the date hereof that the evaluation, conclusions and recommendations contained in the Report are accurate and complete in all material respects.]

[The Report has no other purpose and should not be relied on by any other persons or entities other than the Reliance Parties. The Reliance Parties are advised that (a) the Report was originally prepared for the sole use of Goldman Sachs Asset Management, L.P., and (b) reliance by the Reliance Parties upon the Report or any information, opinions or assertions therein, and all rights and liability arising therefrom, will be governed exclusively by the terms of the Proposal by and among Enertis and Goldman Sachs Asset Management, L.P., dated as of September 29, 2017, a true, correct and complete copy of which is attached hereto as Appendix B.]

Furthermore, the undersigned, a duly authorized representative of the Consultant hereby certifies on behalf of the Consultant, as of the date hereof, as follows:

1. Equity Contributions required to be in compliance with the Maximum Project Funding Ratio and the Debt Sizing Criteria have been paid to the Borrower or any Subsidiary thereof (or to the applicable payee if made through the payment of Project Costs on behalf of a Project), or otherwise credited to the Projects in the case of previously funded Equity Contributions, in an amount not less than the Allocated Minimum Equity Contribution.

2. The inputs and revenue, technical, operating and construction assumptions for the Project are reasonable based on the Consultant’s review of the Project and the Project Documents [and the merchant curve generated by the Market Consultant], and have been properly incorporated into the Base Case Model.

3. [The [Operating Budget]1[Construction Budget and Project Schedule]2 and contingency set forth therein with respect to such Project [are][is] (a) reasonable and appropriate for the Project and (b) consistent with the Project Documents for the Project and the Base Case Model.]

4. The projected [Project Costs][O&M Costs] (including with respect to required reserves and credit support obligations) and the projected performance (including output, environmental and Permit compliance, and availability, individually or taken as a whole) of such Project have been properly incorporated into the Base Case Model.

1	Bracketed language to be included for Operating Projects.
2	Bracketed language to be included for Construction Projects.

5. [Adequate cash reserves have been established or adequate letter of credit capacity is available under the Credit Agreement to meet any credit support or remediation obligations in respect of any battery storage system.]3

6. Based on the information reviewed by the Consultant, the terms and conditions of the supplier warranties of the racking, modules, inverters, batteries are consistent with current market standards and are otherwise appropriate for the Project (taking into consideration, among other things, the equipment models and the country of manufacture).

7. [The O&M Contractor(s) for the Project [is][are] appropriate for the Project.]4

8. [The Interconnection Provider(s) and Interconnection Agreement(s) for the Project [is][are] in general appropriate for the Project.] 5 The following comments are noted [•].

9. The aggregate amount of Project Costs in respect of the Project is $[____] and such amount is accurate for the purpose of the Debt Sizing Criteria.

[Signature page follows]

[3]	Bracketed language to be included for any Project that includes any battery storage system.
[4]	Bracketed language to be included for Projects with O&M Contract(s).
[5]	Bracketed language to be included for Projects with Interconnection Agreement(s).

IN WITNESS WHEREOF, the undersigned, a duly qualified representative of the Consultant has caused this certificate to be duly executed as of the date first above written.

Very truly yours, ENERTIS SOLAR INC.

By:
Name:
Title:

[Appendix A Report]

[See attached]

[Appendix B Proposal]

[See attached]

EXHIBIT J-2

FORM OF

INDEPENDENT ENGINEER’S CHECKLIST

[See attached.]

Exhibit J-2 - 1

EXHIBIT J-2

INDEPENDENT ENGINEER DUE DILIGENCE CHECKLIST

[DATE]

Attn: MUFG Bank, Ltd.,

as Administrative Agent

1221 Avenue of the Americas, 6th Floor

New York,NY 10020-1001

Attention: Lawrence Blat

Phone: 212-405-6621

E-mail: lawrence.blat@mufgsecurities.com, Agencydesk@us.sc.mufg.jp

Ladies and Gentlemen:

Re:	Technical due diligence checklist for the [•] Project

Enertis Solar Inc. (hereinafter, “Enertis”, the “Independent Engineer”, or the “IE”) has been contracted to provide its services as Independent Engineer to GSRP Warehouse I LLC, a Delaware limited liability company (the “Borrower”) in connection with that certain Credit Agreement, dated as of February 23, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each issuing bank from time to time party thereto (in such capacities, collectively the “Issuing Banks” and each an “Issuing Bank”), MUFG Bank, Ltd., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and MUFG Union Bank N.A., as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and depositary bank (in such capacity, together with its successors and assigns, the “Depositary Bank”), with the lead arrangers and bookrunners party thereto. The following checklist provides a summary of the technical items for [  ●  ]1 (the “Project”) reviewed by the IE. Capitalized terms used but not defined herein shall have the meaning given in the Credit Agreement.

Project Costs

The aggregate amount of Project Costs in respect of the Project is $[____] and such amount is accurate for the purpose of the Debt Sizing Criteria.

Site Adequacy

The IE has performed a site adequacy assessment through a review of provided documentation. The IE found [  ●  ].

[1]	List the applicable Non-Material Project.

1 of 5

Solar Resource and Energy Production Estimate

Enertis has determined the overall DC and AC power of the Project based on the sum of the nominal DC and AC power of the photovoltaic modules and inverters respectively, as shown in Table 1.1.

Facility Design Parameters
Parameter	The Project
Module Quantity	[	● ]
Peak Power (MWp)	[	● ]
Inverter Quantity	[	● ]
Nominal Power (MWAC)	[	● ]
Ratio (DC/AC)	[	● ]

Table 1.1. Facility Design Parameters.

Enertis has prepared a solar resource and energy production estimation study of the Project, and the results are shown below in Table 1.2.

Modeling results
Parameter	The Project
Irradiance Parameters
Global Horizontal Irradiation (GHI) [kWh/m2]	[	● ]
Gain	[	● ]%
Plane-of-Array (POA) Irradiation (kWh/m2)	[	● ]
Incident irradiation on rear side (%)	[	● ]%
Incident irradiation on rear side (kWh / m2)	[	● ]
Year 0 Production (MWh/year) (no long- term degradation)	[	● ]
Year 1- Production (MWh/year)	[	● ]
Year 1- Specific yield (MWh/MWp)	[	● ]
Year 1- Performance Ratio (PR)	[	● ]%
Long-Term Annual degradation	[	● ]%
Total Nighttime Energy Self- Consumption	[	● ]

Table 1.2. Summary of the energy production estimate.

Main Equipment Review

Conclusions regarding the equipment used for the Project are summarized below in Table 1.3.

Equipment Review
Equipment	Independent Engineer Executive Summary
Photovoltaic Modules	[	● ]
Inverters	[	● ]
Racking – Single-Axis Trackers	[	● ]
Batteries	[	● ]

Table 1.3. Equipment review executive summary.

Based on the information reviewed by the IE, the terms and conditions of the supplier warranties of the racking, modules, inverters, batteries are consistent with current market standards and are otherwise appropriate for the Project (taking into consideration, among other things, the equipment models and the country of manufacture).

CAPEX

According to the financial model provided, the total Project Cost including modules and sales tax will be $[  ●  ] or $[  ●  ]/WDC. Total direct costs of $[  ●  ] ($[  ●  ]/WDC) for a PV + storage project of this characteristics, size and location can be considered normal in current market conditions.

O&M; Operating Budget; O&M Costs; Certain Reserves

[The O&M Contractor(s) for the Project [is][are] appropriate for the Project.]

The total technical operating expenses in the financial model are [  ●  ].

The projected O&M Costs (including with respect to required reserves and credit support obligations) and the projected performance (including output, environmental and Permit compliance, and availability, individually or taken as a whole) of such Project have been properly incorporated into the Base Case Model.

Overall, the IE finds the Operating Budget (a) reasonable and appropriate for the Project and (b) consistent with the Project Documents for the Project and the Base Case Model.

[Interconnection

The IE reviewed the Interconnection Agreement(s) for the Project and finds that the Interconnection Provider(s) and Interconnection Agreement(s) for the Project [is][are] in general appropriate for the Project. The following comments are noted [  ●  ].] 2

[2]	Bracketed language to be included for Projects with Interconnection Agreement(s).

[EPC Contract; Construction Budget and Project Schedule

The IE reviewed the EPC Contract and the most relevant items listed in the Project Schedule dated [  ●  ].

The IE finds that (i) there are in general sufficient buffers between the construction schedule and the requirements set forth in any Power Purchase Agreement with respect to the Project and (ii) the liquidated damages provisions and the security or credit support provided under the EPC Contract are consistent with current market practice and otherwise generally appropriate.

The projected Project Costs (including with respect to required reserves and credit support obligations) and the projected performance (including output, environmental and Permit compliance, and availability, individually or taken as a whole) of such Project have been properly incorporated into the Base Case Model.

Overall, the IE finds the Construction Budget and Project Schedule (a) reasonable and appropriate for the Project and (b) consistent with the Project Documents for the Project and the Base Case Model.]3

Environmental

The IE reviewed any existing environmental reports or memos delivered by the Borrower pursuant to Section 4.02(f) of the Credit Agreement. The IE reviewed a permitting memo delivered by the Borrower in connection with the Project. The IE notes the following with respect to the foregoing matters: [●].

Additional Certifications

Furthermore, the undersigned, a duly authorized representative of the IE hereby certifies on behalf of the IE, as of the date hereof, as follows:

1. Equity Contributions required to be in compliance with the Maximum Project Funding Ratio and the Debt Sizing Criteria have been paid to the Borrower or any Subsidiary thereof (or to the applicable payee if made through the payment of Project Costs on behalf of a Project), or otherwise credited to the Projects in the case of previously funded Equity Contributions, in an amount not less than the Allocated Minimum Equity Contribution.

2. The inputs and revenue, technical, operating and construction assumptions for the Project are reasonable based on the Consultant’s review of the Project and the Project Documents [and the merchant curve generated by the Market Consultant], and have been properly incorporated into the Base Case Model.

[Signature page follows]

3	For Construction Projects only.

Very truly yours,

ENERTIS SOLAR INC.

By:
Name:
Title:

EXHIBIT K

FORM OF

LETTER OF CREDIT NOTICE

MUFG Bank, Ltd.,

as Administrative Agent

1221 Avenue of the Americas, 6th Floor

New York, NY 10020-1001

Attn: Lawrence Blat

Phone: 212-405-6621

E-mail: lawrence.blat@mufgsecurities.com,

Agencydesk@us.sc.mufg.jp

Re:	GSRP Warehouse I LLC

Irrevocable	Standby Letter of Credit No. [ ] (the "Letter of Credit")

Ladies and Gentlemen:

This irrevocable Letter of Credit Notice (this “Notice”) is delivered to you pursuant to that certain Credit Agreement, dated as of February 23, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among GSRP WAREHOUSE I LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each issuing bank from time to time party thereto (in such capacities, collectively the “Issuing Banks” and each an “Issuing Bank”), MUFG BANK, LTD., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and MUFG UNION BANK N.A., as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and depositary bank (in such capacity, together with its successors and assigns, the “Depositary Bank”), with the lead arrangers and bookrunners party thereto. Capitalized terms used but not otherwise defined in this Notice shall have the meanings assigned to such terms (whether directly or by reference to another agreement or document) in the Credit Agreement.

1. We request that the Letter of Credit be [issued] [extended] [amended] as provided herein. The stated amount of the [requested] [current] Letter of Credit is $_______________________, which stated amount, together with all outstanding L/C Obligations, does not exceed the Letter of Credit Sublimit.

2. We request that the stated amount of the Letter of Credit be [increased][decreased] in the amount of __________, from $__________ to $__________ as provided herein[, which increased stated amount, together with all outstanding L/C Obligations, does not exceed the Letter of Credit Sublimit].

Exhibit K - 1

3. We request the expiration date of the Letter of Credit be extended from __________ to __________, and such requested expiration date does not extend beyond the Scheduled Maturity Date.1

4. The proposed date of the requested [issuance] [extension] [decrease in the stated amount] [increase in the stated amount] of the Letter of Credit is __________.2

5. The expiration date of the Letter of Credit is __________.

6. The Issuing Bank is instructed to deliver the [Letter of Credit] [amended Letter of Credit]3 / [notice of [decrease] [increase] in the stated amount of the Letter of Credit4] to [Insert beneficiary of the Letter of Credit], at [Insert address of beneficiary of the Letter of Credit].

7. The Letter of Credit is requested for the account of Borrower [for itself][on behalf of [insert applicable Subsidiary]].

Borrower hereby certifies to Administrative Agent, the Issuing Banks and the Lenders that the following statements are accurate, true and complete as of the date hereof, and will be accurate, true and complete on and as of the proposed date of the requested [issuance] [amendment] [decrease in the stated amount] [increase in the stated amount] of the Letter of Credit:

A. The Letter of Credit to be issued or amended as requested hereby shall only be used in the manner and for the purposes specified and permitted by the Credit Agreement.

B. Each of the applicable conditions to the issuance or amendment of the Letter of Credit set forth in the Credit Agreement has been satisfied or waived in accordance with the terms thereof, including, with respect to any request to amend any Letter of Credit to increase (or reinstate) the stated amount thereof as a result of a drawing on such Letter of Credit, that all Unreimbursed Amounts and L/C Loans related to such drawing have been repaid in full.

[1]	Paragraph 3 to be added in the case of a request for extension of the Letter of Credit
[2]

The proposed date of such issuance, extension, decrease or increase shall be no less than two (2) Business Days after the date of this Letter of Credit Notice (unless a shorter period is agreed by the Administrative Agent and the Issuing Banks) and shall be a Business Day.

[3]	Insert in case of issuance, amendment or extension of the Letter of Credit.
[4]	Insert in case of change in the stated amount of the Letter of Credit.

Exhibit K - 2

C. [Attached hereto is the applicable Project Document (including all amendments, supplements, schedules and exhibits thereto) and the undersigned hereby certifies that the applicable Project Document attached hereto is a true, correct and complete copy and is in full force and effect, and has not been amended or waived from the form attached hereto.]

D. [Attached hereto is a written confirmation of [Insert beneficiary of the Letter of Credit] confirming the [decrease] [increase] in the stated amount of the Letter of Credit.]5

[Signature Page Follows.]

5	Insert in the case of a change in the stated amount of a Letter of Credit.

Exhibit K - 3

GSRP WAREHOUSE I LLC

By:

Name:

Title:

Exhibit K - 4

EXHIBIT L

FORM OF BASE CASE MODEL

See excel file “Project Groot.Debt Warehouse.001.100vF 2-22-2021.xlsm”

Exhibit L - 1

EXHIBIT M

FORM OF

CERTIFICATE OF BORROWER (L/C CREDIT EXTENSION)

Date: ___________, _____

To: MUFG Bank LTD.

as Administrative Agent

1221 Avenue of the Americas, 6th Floor

New York, NY 10020-1001

Attn: Lawrence Blat

Phone: 212-405-6621

E-mail: lawrence.blat@mufgsecurities.com,

Agencydesk@us.sc.mufg.jp

Re:	GSRP Warehouse I LLC

Ladies and Gentlemen:

This certificate (this “Certificate”) is delivered pursuant to Section 4.04(d) of that certain Credit Agreement, dated as of February 23, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among GSRP WAREHOUSE I LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each issuing bank from time to time party thereto (in such capacities, collectively the “Issuing Banks” and each an “Issuing Bank”). MUFG BANK, LTD., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and MUFG UNION BANK N.A., as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and depositary bank (in such capacity, together with its successors and assigns, the “Depositary Bank”), with the lead arrangers and bookrunners party thereto. All certifications made herein are made solely in such person’s capacity as an officer of Borrower and not in such person’s individual capacity.

The undersigned hereby certifies as of the date hereof that it is a Responsible Officer authorized to act on behalf of Borrower and hereby certifies on behalf of Borrower, as of the date hereof, as follows:

1. [Pursuant to Section 4.04(d)(i) of the Credit Agreement, the Eligibility Representations and Warranties with respect to such Project are true and correct in all material respects as of the date of such L/C Credit Extension, other than those representations and warranties which are modified by materiality by their own terms, which shall be true and correct in all respects as of the date of such L/C Credit Extension (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date).]1

[1]	Only applicable for a Project Letter of Credit.

Exhibit M - 1

2. Pursuant to Section 4.04(d)(ii) of the Credit Agreement, no Provider Default has occurred and is continuing.

3. Each of the other conditions precedent to the L/C Credit Extension Date set forth in Section 4.04 of the Credit Agreement have been satisfied (or waived in accordance therewith) as of the date hereof.

[Signature Page Follows]

Exhibit M - 2

IN WITNESS WHEREOF, the Borrower has caused this Certificate to be duly executed and delivered by a Responsible Officer of the Borrower as of the date first above written.

GSRP WAREHOUSE I LLC

By:
Name:
Title:

Exhibit M - 3

EXHIBIT N

FORM OF OPERATING BUDGET

[See attached.]

Exhibit N

GSRP Warehouse I LLC Operating Report Model	Q[1] []	Q[2] []	[] Budget Q[3] []	Q[4] []	Q[1]-Q[4] 20[__]
Key Metrics
Technical
Production (MWh)
Investment Performance Index (IPI)
Operating Performance Index (OPI)
Availability (%)
Financial Summary ($ in thousands)
PPA revenue
Contracted SREC / REC revenue
Storage revenue (Contracted)
Storage revenue (Merchant)
Capacity revenue
Merchant revenue
Uncontracted SREC / REC revenue
Ancillary revenue
Net Metering Revenue
Rental Income
Other Revenue

Contracted Revenue
Merchant Revenue

Total Revenue

Contracted revenue (% of Total)
Storage revenue (% of Total)
Revenue (% of Budget)
(-) O&M
(-) Storage Expenses
(-) Asset management to 3rd Parties
(-) GSAM Asset Management Fee (net of 3rd party fees)
(-) Admin & other (incl. insurance, reserves)
(-) Property taxes
(-) Land lease
(-) Other

Total Expenses

EBITDA

EBITDA Margin (%)
(+) Interest Income at Lower Levels
(-) Project Level Interest Payments
(-) Project Level Debt Amortization
(+) COGS for prepaid SRECS (non cash)
(+/-)Change of working capital & reserves

Cash Flow from operations at portfolios

(-) Distributions to Third Parties
(-) SLB Rent payments

CFADS

(-) Interest Expense and Fees
(-) Amortization

Cash Flow available to Equity

Debt

Debt - BoP

(+) Issuance
(-) Amortization

Debt - EoP

DRAFT - for discussion purposes only	1

Footnotes

Investment Performance Index (IPI) is the ratio of actual billable energy and the budget (P50) energy for the applicable period.

This metric does not accurately reflect the technical performance of the portfolio since it is not adjusted for actual weather conditions at each project.

Operating Performance Index (OPI) is the ratio of actual billable energy and expected energy for the applicable period.

Expected energy is the weather-adjusted budget energy calculated by adjusting the P50 energy model for actual weather conditions at each project.

This metric is intended to measure the technical performance of the portfolio, inclusive of all availability and performance losses, but exclusive of the impact of weather variances from P50 assumptions.

Availability is the energy-weighted availability for the portfolio, excluding outages caused by circumstances outside of GSRP’s control such as, but not limited to, grid outages, curtailment, Force Majeure, and weather phenomena.

DRAFT - for discussion purposes only	2

EXHIBIT O

FORM OF

PROJECT CONSTRUCTION BUDGET

Budget Item	Extended Cost ($)	$/W
Procurement
Modules
Central /String Inverters
Racking
Other Equipment
Engineering
Civil Installation
Mechanical Installation
Electrical Installation
Ancillary

EXHIBIT P

FORM OF

PROJECT SCHEDULE

[See attached]

Exhibit P - 1

Activity	% Complete	Milestone Status	Start Date	Target/Actual Completion	Contracted End Date	End Date Variance (Days)	Schedule Variance Narrative
Site#1
Milestone Schedule NTP
GSRP DD Schedule
GSRP DD NTP
GSRP DD Period
Investment Committee Approval Meeting
Final Valuation Delivered & NTP Granted
Construction Milestones
Design Docs
Expected Construction Start
Material Delivery
100% Modules Delivered*
100% Inverters Delivered*
100% Racking Delivered*
System Installation
Mechanical Completion*
Scheduled Substantial Completion*
Final Completion*

*	EPC Payment Milestone

EXHIBIT Q-1

FORM OF

PROJECT CONSTRUCTION REPORT

[See attached]

Exhibit Q — 1 - 1

Renewable Power Group

[Project] – Project Status Monthly Summary XX/XX/20XX

Produced For:___________

Milestones – Deliveries – Production – Budget – Change Orders – Workplace Injuries Project Narrative – Project Photos

Key Project Summary:

Description:
MWpDC:
MWpAC:
System Type:
Module OEM:
Inverter OEM:
Racking OEM:
BESS OEM:
Off-Taker:
Prime EPC Contractor:
Owner’s Engineer:
Independent Engineer:

Milestone Dates:
Activity:	Scheduled Milestone Date:	Expected Milestone Date	Status:
EPC – Notice to Proceed			Not Started
EPC—Mobilization			Not Started
Block 1 Mechanical Completion			Not Started
Block 2 Mechanical Completion	N/A		Not Started
Block 3 Mechanical Completion	N/A		Not Started
Full Plant Mechanical Completion			Not Started
Plant Initial Energization & Sync			Not Started
EPC—Plant Substantial Completion			Not Started
CAISO—Plant Commercial	N/A		Not Started
Operation
PPA—Plant Commercial Operation			Not Started
EPC – Final Completion

Deliveries: Total receiving percentages of major project components

1.	Inverters – 0%
2.	Modules – 0%
3.	Piles – 0%
4.	Racking (tracker components) –0%
5.	DC/BOS – 0%

6.	AC/BOS – 0%

Equipment:	Expected Delivery Date:	Status:
Inverters		Not Started
Modules		Not Started
Piles		Not Started
Racking (tracker components)		Not Started
DC/BOS		Not Started
AC/BOS		Not Started

Production: Percentage of Complete

1. Initial site preparation (e.g., earthwork) – 0%

2.	Inverter installation – 0%
3.	Module installation –0%
4.	Racking (tracker installation) – 0%
5.	Pile installation – 0%
6.	Substation infrastructure and commissioning – 0%
7.	Close out activities (e.g., electrical testing) – 0%
8.	Project completion on an overall percentage basis – 0%

Budget:1

Budget Item:	Budgeted Expenditures ($)	Expenditures to Date ($)
Procurement
Modules
Central /String Inverters
Racking
Other Equipment
Engineering
Civil Installation
Mechanical Installation
Electrical Installation
Ancillary

Change Orders:2

[To include list of change orders during reporting period]

Workplace Injuries:3

[To include description of any workplace injuries during reporting period]

1 Note to Draft: Projected Cost should match amount set forth in Construction Budget delivered on Initial Project Funding Date.

2 Note to Draft: Projected Cost should match amount set forth in Construction Budget delivered on Initial Project Funding Date.

3 Note to Draft: Projected Cost should match amount set forth in Construction Budget delivered on Initial Project Funding Date.

GSRP Warehouse - Exhibit Q-1 - Form of Construction Report [Final Form]

Project Narrative:4

Project Progress Photos:

4 Note to Draft: Project Narrative should include commentary explaining any material deviations from budgeted costs or schedule.

GSRP Warehouse - Exhibit Q-1 - Form of Construction Report [Final Form]

EXHIBIT Q-2

FORM OF

PROJECT OPERATING REPORT

[See attached]

Exhibit Q-2- 1

RENEWABLE POWER GROUP

Quarterly Operations Report

GSRP Portfolio X

Q4 2020

Quarterly Operations Report GSRP Portfolio X Q4 2020

PORTFOLIO OVERVIEW

GSRP Portfolio X is a portfolio comprised of X PV projects with an aggregate nameplate capacity of XXX MW DC. The geographical distribution of the portfolio is shown below.

Project 2 was added to the portfolio on 2/15/2021.

Nameplate Capacity
Project ID	Project	MW	%
CA-01-001	Project 1	65,877	54%
RI-03-001	Project 2	55,000	46%

GEOGRAPHICAL DISTRIBUTION

Quarterly Operations Report GSRP Portfolio X Q4 2020

EXECUTIVE SUMMARY

1. Financial performance highlights

2. Technical performance highlights

MAJOR OUTAGES AND REPAIRS

ENVIRONMENTAL, HEALTH AND SAFETY (EH&S) ISSUES

CHANGES TO PORTFOLIO COMPOSITION

•	Added/removed projects

Quarterly Operations Report GSRP Portfolio X Q4 2020

SUMMARY

Portfolio	Nameplate Capacity (kWdc)	Portfolio AC Capacity (kWac)	Asset Count	Reporting Start Date (COD)	O&M Provider
Project 1	172,265	127,840	1	12/12/2019	First Solar

TECHNICAL PERFORMANCE

				Q4 2020				Year to Date
Project Code	Project Name	DC (kWdc)	COD	Actual Energy (kWh) )	Modeled Energy (kWh	IPI	OPI	Actual Energy (kWh)	Modeled Energy (kWh)	IPI	OPI
CA-19-0000	Project 1	172,265	12/12/2019	9,136,095	8,256,056	111%	109%	9,136,095	8,256,056	111%	109%

INVESTMENT PERFORMANCE INDEX (IPI)

OPERATING PERFORMANCE INDEX (OPI)

Quarterly Operations Report GSRP Portfolio X Q4 2020

SUMMARY

FINANCIAL PERFORMANCE

GSRP Warehouse I LLC	Historical					2021 Budget					Variance
Operating Report Model	Q1 2021	Q2 2021	Q3 2021	Q4 2021	YTD	Q1 2021	Q2 2021	Q3 2021	Q4 2021	YTD	Q1 2021	Q2 2021	Q3 2021	Q4 2021	YTD
Key Metrics
Technical
Production (MWh)
Investment Performance Index (IPI)
Operating Performance Index (OPI]
Availability (%)
Financial Summary ($ in thousands]
PPA revenue
Contracted SREC / REC revenue
Storage revenue
Capacity revenue
Merchant revenue
Uncontracted SREC / REC revenue
Ancillary revenue
Net Metering Revenue
Rental Income
Other Revenue

Contracted Revenue
Merchant Revenue

Total Revenue

Contracted revenue (% of Total)
Storage revenue (% of Total)
Revenue (% of Budget)
(-) O&M
(-) Storage OSM
(-) Asset management to 3rd Parties
(-) GSAM Asset Management Fee (net of 3rd party fees)
(-) Admin & other (incl. insurance, reserves)
(-) Property taxes
(-) Land lease
(-) Other

Total Expenses

EBITDA

EBITDA Margin (%)
(+) Interest Income at Lower Levels
(-) Project Level Interest Payments
(-) Project Level Debt Amortization
(+) COGS for prepaid SRECS (non cash)
(+/-)Change of working capital & reserves

Cash Flow from operations at portfolios

(-) Distributions to Third Parties
(-)SLB Rent payments

CFADS

(-) Interest Expense and Fees
[-) Amortization

Cash Flow available to Equity

Debt

Debt-BoP

(+) Issuance
(-) Amortization

Debt - EoP

Quarterly Operations Report GSRP Portfolio X Q4 2020

LIST OF DEFINITIONS

Actual Energy	The metered energy (kWh) produced by one or several solar PV sites that is considered Actual Energy “billable” (net or gross) under the offtake agreement during the period of reference.
Modeled Energy

The energy (kWh) projected to be produced by one or several solar PV sites based on Modeled Energy design configuration, site characteristics and typical weather as reflected in the financial model for the period of reference.

Investment Performance Index (IPI)

The ratio of Actual Energy and Modeled Energy. IPI measures the performance of the Investment Performance Index solar asset compared to the modeled energy. It does not accurately reflect technical (IPI) performance since it is not adjusted for actual weather conditions.

Operating Performance Index (OPI)

The ratio of Actual Energy Production and Expected Energy Production. This metric is intended to reflect weather-adjusted performance of one or several solar PV sites, inclusive of availability and performance losses.

Availability	is the energy-weighted availability for the portfolio, excluding outages caused by Availability circumstances outside of GSRP’s control such as, but not limited to, grid outages, curtailment, Force Majeure, and weather phenomena

COD	COD Commercial Operation Date

EXHIBIT R

[RESERVED]

Exhibit R

EXHIBIT S

FORM OF

SPONSOR EQUITY COMMITMENT

[See attached]

Exhibit S - 1

EXHIBIT S

FORM OF SPONSOR EQUITY COMMITMENT

This SPONSOR EQUITY COMMITMENT AGREEMENT (this “Agreement”), dated                  20    , is made by and among GOLDMAN SACHS RENEWABLE POWER LLC, a Delaware limited liability company (the “Sponsor”), GSRP WAREHOUSE I LLC, a Delaware limited liability company (“Warehouse”) and MUFG UNION BANK, N.A., as Collateral Agent (together with its successors and assigns, the “Collateral Agent”). The Sponsor, Warehouse and the Collateral Agent are sometimes referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, pursuant to the Credit Agreement dated as of February 23, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Warehouse, MUFG Bank, Ltd., as Administrative Agent (the “Administrative Agent”), the Collateral Agent, MUFG Union Bank, N.A., as Depositary Bank, and each issuing bank and lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), the Lenders have severally agreed to extend credit to Warehouse subject to the terms and conditions set forth in the Credit Agreement;

WHEREAS, Sponsor indirectly owns Warehouse and will derive substantial benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, Warehouse desires to borrow Loans under the Credit Agreement in respect of the [DESCRIBE PROJECT] (the “Project”); and

WHEREAS, the obligations of the Lenders and the Issuing Banks to make their respective extensions of credit to Warehouse under the Credit Agreement in connection with such Project are conditioned upon the execution and delivery of this Agreement relating to such Project.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

SECTION 1. Definitions; Rules of Construction.

1.1 Unless otherwise defined herein, any capitalized term used herein (including terms used in the preamble and recitals hereto) shall have the meaning given to it in the Credit Agreement.

1.2 The rules of construction and other interpretive provisions specified in Sections 1.02 and 1.03 of the Credit Agreement shall apply to this Agreement, including terms defined in the preamble and recitals hereto.

SECTION 2. Equity Contributions.

2.1 Equity Contributions; Cap.

(a) Upon demand from time to time by Warehouse in a written notice delivered to the Sponsor (such notice, a “Contribution Notice”), the Sponsor shall make contributions or cause to be contributed to Warehouse funds in the amount so requested therein within five (5) Business Days following receipt, which amount in the aggregate shall not exceed $[                    ]1 (as reduced from time to time in accordance with the immediately succeeding sentence, the “Cap”). The Cap shall be automatically reduced by an amount equal to (i) all contributions made (or caused to be made) by the Sponsor hereunder and any Equity Contributions otherwise made to Warehouse or any Subsidiary, in respect of the Project, by the Sponsor or its Affiliates (other than Warehouse and its Subsidiaries) after the date hereof and (ii) if Tax Equity Documents in respect of the Project which either (A) meet all applicable requirements in the Minimum Criteria or (B) are otherwise reasonably acceptable to the Required Lenders, have not been entered as of the date hereof, the aggregate amount committed to be contributed or paid by any Tax Equity Investor in respect of the Project pursuant to any such Tax Equity Documents constituting Permitted Tax Equity Arrangements upon the delivery of true, correct and complete copies of such Tax Equity Documents to the Administrative Agent.

(b) Without limiting the Sponsor’s obligations under Section 2.1(a), (i) in the event that the Project fails to reach Commercial Operation or Completion on or prior to the Project Date Certain for such Project and, as a result of such failure, becomes a Cancelled Project, (ii) in the event that Loans have been advanced with respect to such Project against a Permitted Tax Equity Arrangement that was not effective as of the Initial Project Funding Date, and no Permitted Tax Equity Arrangement is executed in respect of such Project prior to the date it reaches Commercial Operation or Completion, or (iii) upon the occurrence of an Event of Default that has resulted in acceleration of the Loans by the Required Lenders pursuant to Section 8.02 of the Credit Agreement, in each case, then the Sponsor shall contribute or cause to be contributed to Warehouse funds in an amount equal to the lesser of (x) the Cap and (y)(A) in the case of clause (i) of this Section 2.1(b), the aggregate amount required to be prepaid pursuant to Section 2.04(b)(v) of the Credit Agreement, within fifteen (15) Business Days of such event, (B) in the case of clause (ii) of this Section 2.1(b), the aggregate amount required to be prepaid pursuant to Section 2.04(b)(viii) of the Credit Agreement, within fifteen (15) Business Days of such event, and (C) in the case of clause (iii) of this Section 2.1(b), the aggregate principal amount of Loans (together with accrued and unpaid interest thereon) necessary to comply with the Maximum Loan Amount as of the date of such prepayment, calculated and determined without giving effect to such Project (or any partial amount of the Loans the prepayment of which shall cure such Event of Default pursuant to Section 8.04(b) of the Credit Agreement), within ten (10) Business Days of such event.

[1]

In the event Loans have been or will be advanced with respect to the Project against a Permitted Tax Equity Arrangement that is not yet effective, insert amount equal to the amount of such anticipated Permitted Tax Equity Arrangement; such amount shall not cause the Project Funding Ratio for such Project to exceed the Maximum Project Funding Ratio.

(c) Notwithstanding anything herein to the contrary, the Sponsor’s aggregate liability hereunder shall not exceed the Cap.

2.2 Contribution Mechanics. The Sponsor shall make each contribution by depositing an amount equal to such contribution (a) in the case of any contribution made pursuant to Section 2.1(a), as specified in the applicable Contribution Notice into the Revenue Account or any Local Account on the date specified in such Contribution Notice, or (b) in the case of any contribution made pursuant to Section 2.1(b), into the Revenue Account when required hereunder.

2.3 Collateral Agent. If at any time a contribution may be made hereunder and Warehouse has not delivered a Contribution Notice in respect thereof to the Sponsor, the Collateral Agent (acting on the instructions of the Administrative Agent) shall be entitled to deliver such Contribution Notice to the Sponsor.

2.4 Acknowledgments. The Sponsor acknowledges that it will receive substantial direct and indirect benefits from the extensions of credit provided pursuant to the Credit Agreement.

SECTION 3. Waivers; Unconditionality; Subrogation; Bankruptcy; Setoff.

3.1 Waiver of Defenses. The Sponsor hereby unconditionally and irrevocably waives and relinquishes, to the maximum extent permitted under applicable Law, all rights or remedies accorded by applicable Law to sureties or guarantors and agrees not to assert or take advantage of any such right or remedies, including:

(a) any right to require any Secured Party to proceed against Warehouse, Holdings or any other Person or to proceed against or exhaust any security held by any Secured Party at any time or to pursue any other remedy in any Secured Party’s power before proceeding against the Sponsor to enforce the provisions of this Agreement;

(b) any defense that may arise by reason of the incapacity, lack of power or authority, death, dissolution, merger, termination or disability of Warehouse, Holdings or any other Person or the failure of any Secured Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of Warehouse, Holdings or any other Person;

(c) demand, presentment, protest and notice of any kind (other than any notices expressly required to be delivered to the Sponsor hereunder), creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of Warehouse, Holdings or any Secured Party, any endorser or creditor of the foregoing or on the part of any other Person under any Financing Document;

(d) any defense based upon an election of remedies by the Secured Parties, including an election to proceed by non-judicial rather than judicial foreclosure, which destroys or otherwise impairs the subrogation rights of the Sponsor, the right of the Sponsor to proceed against Warehouse, Holdings or another Person for reimbursement, or both;

(e) any defense based on any offset against any amounts which may be owed by any Person to the Sponsor or Warehouse or Holdings or for any reason whatsoever;

(f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(g) any defense based on any act, failure to act, delay or omission whatsoever on the part of Warehouse or Holdings or the failure by Warehouse or Holdings to do any act or thing or to observe or perform any covenant, condition or agreement to be observed or performed by it under Financing Documents;

(h) any defense, setoff or counterclaim which may at any time be available to or asserted by Warehouse or Holdings against any Secured Party or any other Person under the Financing Documents or any defense based on any offset against any amounts that may be owed by Warehouse, Holdings or a Secured Party to the Sponsor for any reason whatsoever;

(i) any duty on the part of any Secured Party to disclose to the Sponsor any facts such Secured Party may now or hereafter know about Warehouse, regardless of whether such Secured Party has reason to believe that any such facts materially increase the risk beyond that which the Sponsor intends to assume, or have reason to believe that such facts are unknown to the Sponsor, or have a reasonable opportunity to communicate such facts to the Sponsor (the Sponsor acknowledging that it is fully responsible for being and keeping informed of the financial condition of Warehouse);

(j) any defense based on any change in the time, manner or place of any payment under, or in any other term of, the Financing Documents or any other amendment, renewal, extension, acceleration, compromise or waiver of or any consent or departure from the terms of the Financing Documents;

(k) any defense based upon any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code; and

(l) any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or discharge of, any guarantor or surety;

in each case, other than, subject to Section 5.1, the defense of payment of the applicable amounts and the defense that the Sponsor is not obligated to perform or has fully performed the matter in question.

3.2 No Conditions Precedent. There are no conditions precedent to the Sponsor’s obligations to make the contributions as, when or in the amounts contemplated under this Agreement.

3.3 Absolute and Unconditional Obligations. All rights of the Collateral Agent and all obligations of the Sponsor hereunder shall be absolute and unconditional irrespective of:

(a) any lack of validity, legality or enforceability of any Financing Document;

(b) the failure of any Secured Party to (i) assert any claim or demand or to enforce any right or remedy against Warehouse, Holdings, the Sponsor or any other Person under the provisions of the Financing Documents or otherwise or (ii) exercise any right or remedy against the Collateral;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any portion of the Obligations, or any other extension or renewal of any obligation of Warehouse, Holdings, the Sponsor or otherwise;

(d) any reduction, limitation, impairment or termination of any of the Obligations for any reason other than the occurrence of the Discharge Date (as such term is defined in the Pledge and Security Agreement), including any claim of waiver, release, surrender, alteration or compromise;

(e) any amendment to, rescission, waiver or other modification of, or any consent to departure from, any term of any Financing Document, unless entered into and approved in accordance therewith;

(f) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other security interest held by any Secured Party; or

(g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, Warehouse, Holdings, the Sponsor, any surety or any guarantor (other than the defense of payment of the applicable amounts).

in each case, other than, subject to Section 5.1, the defense of payment of the applicable amounts and the defense that the Sponsor is not obligated to perform or has fully performed the matter in question.

3.4 Payments. Subject to the terms hereof and the terms of the Financing Documents, the Sponsor hereby agrees that payments hereunder will be paid to Warehouse, without set-off or counterclaim, by wire transfer of immediately available funds to an account designated by a Contribution Notice or as otherwise provided hereunder.

3.5 Subrogation. Notwithstanding any payment made directly or indirectly by the Sponsor under Section 2.1 hereof, the Sponsor shall not be entitled or subrogated to any of the rights of the Collateral Agent or any other Secured Party against Warehouse, Holdings, any Project Company or any Collateral until the Obligations have been paid in full in cash (other than contingent or indemnification obligations for which no claim has been made). If, notwithstanding the foregoing sentence, any amount shall be paid to the Sponsor on account of such subrogation rights at any time when any of the Obligations shall not have been paid in full (other than contingent or indemnification obligations for which no claim has been made), such amount shall be held by the Sponsor, in trust for the Collateral Agent and the other Secured Parties, segregated from all other funds of the Sponsor, and be turned over to the Collateral Agent in the exact form received (duly endorsed by the Sponsor, if required), to be applied against the Obligations, whether matured or unmatured, in accordance with the Financing Documents.

SECTION 4. Bankruptcy; Setoff.

4.1 Bankruptcy Code Waiver by Sponsor. The Sponsor hereby irrevocably waives, to the extent it may do so under applicable Law, any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Code or equivalent provisions of the laws or regulations of any other jurisdiction with respect to any proceedings, or any successor provision of law of similar import, in the event of any proceeding under any Debtor Relief Law with respect to Warehouse or Holdings. Specifically, in the event that the trustee (or similar official) in any proceeding under any Debtor Relief Law with respect to Warehouse or Holdings or the debtor-in-possession takes any action (including the institution of any action, suit or other proceeding for the purpose of enforcing the rights of Warehouse or Holdings under this Agreement), the Sponsor shall not assert any defense, claim or counterclaim denying liability hereunder on the basis that this Agreement is an executory contract or a “financial accommodation” that cannot be assumed, assigned or enforced or on any other theory directly or indirectly based on Section 365(c)(1), 365(c)(2) or 365(e)(2) of the Bankruptcy Code, or equivalent provisions of the laws or regulations of any other jurisdiction with respect to any proceedings or any successor provision of law of similar import. If any proceeding under any Debtor Relief Law with respect to Warehouse or Holdings shall occur, the Sponsor agrees, after the occurrence of such proceeding under any Debtor Relief Law, to reconfirm in writing, to the extent permitted by applicable Law, its pre-petition waiver of any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Code or equivalent provisions of the laws or regulations of any other jurisdiction with respect to proceedings and, to give effect to such waiver, the Sponsor consents, to the extent permitted by applicable Law, to the assumption and enforcement of each provision of this Agreement by the debtor-in-possession or Warehouse’s or Holdings’ trustee in bankruptcy, as the case may be.

4.2 Insolvency Proceedings. None of the obligations of the Sponsor under this Agreement shall be altered, limited or affected by any proceeding under any Debtor Relief Law relating to Warehouse or Holdings, or by any defense which Warehouse or Holdings may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding.

4.3 Set-Off. In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the failure of the Sponsor to make any contribution as and when required hereunder, the Collateral Agent (acting on the instructions of the Administrative Agent) is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Sponsor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by any Secured Party (including by branches and agencies of such Secured Party wherever located) to or for the credit or the account of the Sponsor, against and on account of the obligations of the Sponsor, under this Agreement, irrespective of whether or not the Collateral Agent shall have made any demand hereunder.

SECTION 5. Reinstatement.

5.1 Reinstatement. This Agreement and the obligations of the Sponsor hereunder shall automatically be reinstated if and to the extent that for any reason any payment made pursuant to this Agreement is rescinded or otherwise restored to the Sponsor, whether as a result of any proceedings in bankruptcy or reorganization or otherwise with respect to Sponsor, Holdings, Warehouse or any other Person or as a result of any settlement or compromise with any Person (including the Sponsor) in respect of such payment; provided, however, that any such reinstated obligations shall be subject to the conditions to the making of an Equity Contribution that are set forth in Section 2.1.

SECTION 6. Representations and Warranties.

The Sponsor hereby represents and warrants as follows:

6.1 Organization, Authority, Validity and Non-Contravention.

(a) The Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as such business is now conducted.

(b) The Sponsor has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Sponsor of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of the Sponsor.

(c) This Agreement has been duly executed and delivered by the Sponsor and constitutes the legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles.

(d) None of the execution and delivery by the Sponsor of this Agreement, the performance of the obligations of the Sponsor hereunder, nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any violation or breach of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a default under) any provision of the organizational documents of the Sponsor, (ii) result in any violation or breach of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a default under) or give rise to a right of termination, cancellation, modification or acceleration of any obligation under, to any put or call or similar rights under, or to loss of a benefit under, any material contract to which the Sponsor is a party or by which any of its assets are bound, or (iii) conflict with or result in the violation of any applicable Law to which the Sponsor is subject.

6.2 No Adverse Order or Injunctions. The Sponsor is not a party to, subject to or bound by any contract with, or any order of a Governmental Authority, that would prevent or materially and adversely affect the execution, delivery or performance of this Agreement by the Sponsor. There is no action, suit or proceeding by or before any arbitrator or Governmental Authority pending or threatened in which the Sponsor has appeared or has been named or served as a party (either as a plaintiff or defendant) that would materially and adversely affect the execution, delivery or performance of this Agreement by the Sponsor.

6.3 Solvency. No petition or notice has been presented, no order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of the Sponsor. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of the Sponsor’s assets or the income of the Sponsor. The Sponsor has no plan or intention of, or has received any notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary.

6.4 Third Party Consents. There are no notices, authorizations or consents that are required in connection with the execution or delivery by the Sponsor of this Agreement, the performance of the obligations of the Sponsor hereunder or the consummation of the transactions contemplated hereby by the Sponsor.

6.5 Sanctions, etc.

(a) The Sponsor (i) is not a Blocked Person, (ii) has not been notified that its name appears or may in the future appear on a State Sanctions List and (iii) is not a target of Economic Sanctions Laws.

(b) Within the past five years, the Sponsor (including its officers, directors, employees and, to the knowledge of the foregoing, agents acting on its behalf) has not violated in any material respect, been found in violation of or been charged or convicted under any applicable Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c) The Sponsor has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable Laws) to ensure that each of its Controlled Entities is and will continue to be in compliance with all applicable Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws

6.6 Investment Company Act. The Sponsor is not and is not required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 7. [RESERVED].

SECTION 8. Miscellaneous.

8.1 Notices. Any notice required or given hereunder shall be deemed properly given when provided in writing (a) three (3) Business Days after being mailed first class, overnight, or certified mail, return receipt requested, postage prepaid, or (b) upon receipt by the Party to whom addressed in writing by personal delivery, commercial courier service, email or other means that provide a permanent record of the delivery of such notice. All notices or other communications hereunder to a Party shall be given to such Party at the following address:

If to Sponsor:

Goldman Sachs Renewable Power Company LLC

c/o The Renewable Power Group of Goldman Sachs Asset Management, L.P.

200 West St. 3rd Fl.

New York, NY 10282

Attention: Patrick McAlpine

Email: Patrick.McAlpine@gs.com

With a copy of any legal notices to:

Goldman Sachs Asset Management, L.P.

200 West St. 15th Fl.

New York, NY 10282

Attn: General Counsel

If to Warehouse:

GSRP Warehouse I LLC

c/o The Renewable Power Group of Goldman Sachs Asset Management, L.P.

200 West St. 3rd Fl.

New York, NY 10282

Attention: Patrick McAlpine

Email: Patrick.McAlpine@gs.com

With a copy of any legal notices to:

Goldman Sachs Asset Management, L.P.

200 West St. 15th Fl.

New York, NY 10282

Attn: General Counsel

If to Collateral Agent:

MUFG Union Bank, N.A., as Collateral Agent

350 California Street, 17th Floor

San Francisco, CA 94104

Attention: Corporate Trust Department

Facsimile: (415) 273-2492

Email: SFCT@unionbank.com

8.2 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.3 Assignments. This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto. This Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Sponsor and the successors and permitted assigns thereof, and shall inure to the benefit of Warehouse and the Collateral Agent (on behalf of the Secured Parties) and their respective successors, indorsers, transferees and permitted assigns.

8.4 Entire Agreement. This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between the Parties. This Agreement may only be waived, modified or amended by a written instrument executed by the Sponsor, Warehouse and the Collateral Agent, and any such waiver, amendment or modification so effected shall be enforceable in all respects on the Parties. The Sponsor shall not assign or otherwise transfer all or any part of this Agreement, nor shall the Sponsor delegate any of its obligations hereunder, without the prior written consent of the Warehouse and the Collateral Agent (acting on the instructions of the Administrative Agent), and any transfer or delegation made without such consent shall be null and void. This Agreement may be transferred solely by the Warehouse in connection with a permitted assignment under a Financing Document. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

8.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. Any provision of this Agreement which is invalid, illegal or unenforceable shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof or rendering that or any other provision of this Agreement invalid, illegal or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

8.6 Governing Law; Jurisdiction. This Agreement and any claim arising out of or in connection with this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without giving effect to the choice of law principles thereof (other than section 5-1401 of the New York General Obligations Law). Each Party consents to personal jurisdiction in any action brought in any court, federal or state, within New York County, New York having subject matter jurisdiction arising under this Agreement, and each of the Parties hereto agrees that any action instituted by either of them against the other with respect to this Agreement will be instituted exclusively in a court, federal or state, within the New York County, New York. Each of the Parties hereto irrevocably waives the defense of an inconvenient forum to the maintenance of any such action.

8.7 Waiver Of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT A PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION RESULTING FROM, ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.

8.8 Section Headings. The Section headings are for the convenience of the Parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the Parties.

8.9 Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. This Agreement may be executed by electronic transmission (including by .pdf) and such execution shall have the same force and effect as manually executed counterparts. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature, to the extent and as provided for in any applicable laws, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

8.10 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, each of Warehouse and the Collateral Agent, on behalf of the Secured Parties, covenants, agrees and acknowledges that no Person other than Sponsor has any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder and that Warehouse has no right of recovery under this Agreement, or any claim based on such liabilities, obligations and commitments against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates (excluding Warehouse and any of its Subsidiaries), members, managers or general or limited partners of Sponsor (each a “Non-Recourse Party”), whether by or through attempted piercing of the corporate veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise. Recourse under and pursuant to the terms of this Agreement shall be the sole and exclusive remedy of Warehouse and the Collateral Agent against the Sponsor and the Non-Recourse Parties in respect of any liabilities or obligations arising hereunder.

8.11 Collateral Agent. Notwithstanding anything to the contrary contained herein, in acting hereunder, the Collateral Agent shall be afforded all of the rights, protections, immunities and indemnities afforded to the Collateral Agent pursuant to the terms of the Credit Agreement, as if such rights, protections immunities and indemnities were set forth herein, mutatis mutandis.

8.12 Termination. This Agreement shall automatically terminate in full and be of no further force or effect upon the earliest to occur of: (i) the date on which the Cap has been reduced to $0, (ii) the date on which Warehouse delivers to the Administrative Agent true, correct and complete copies of the Tax Equity Documents in respect of the Project which either (A) meet all applicable requirements in the Minimum Criteria or (B) are otherwise reasonably acceptable to the Required Lenders and (iii) the date on which all Loans borrowed in respect of the Project have been repaid or prepaid.

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the day and year first above written.

SPONSOR:

GOLDMAN SACHS RENEWABLE POWER LLC

By: Goldman Sachs Asset Management, L.P., as investment manager

By:
Name:
Title:

WAREHOUSE:

GSRP WAREHOUSE I LLC

By:
Name:
Title:

COLLATERAL AGENT:

MUFG UNION BANK, N.A.

By:
Name:
Title:

GSRP WAREHOUSE

PROJECT [_____] SPONSOR EQUITY COMMITMENT

EXHIBIT T

FORM OF CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made effective as of [        ] (the “Effective Date”), by and between [NAME OF CONTRIBUTING ENTITY] a [STATE OF ENTITY FORMATION] [ENTITY FORM] (the “Transferor”) and GSRP Warehouse I LLC, a Delaware limited liability company (“Warehouse” and together with the Transferor, each, a “Party” and together, the “Parties”).

RECITALS

WHEREAS, as of immediately prior to the effectiveness of the transactions contemplated by this Agreement, the Transferor owns and holds all of the [TYPE OF OWNERSHIP INTERESTS] in [NAME OF DIRECT SUBSIDIARY], a [STATE OF ENTITY FORMATION] [ENTITY FORM](such interests, the “Subsidiary Interests”);

WHEREAS, [NAME OF DIRECT SUBSIDIARY] owns and holds all of the [TYPE OF OWNERSHIP INTERESTS] in [NAME OF PROJECT COMPANY], a [STATE OF ENTITY FORMATION] [ENTITY FORM] (the “Project Company”), which directly owns the [NAME OF PROJECT] Project; and1

WHEREAS, the Parties desire to undertake certain contribution transactions more particularly described herein.

NOW, THEREFORE, for and in consideration of the foregoing premises, and the mutual undertakings set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1.	DEFINITIONS. As used herein, the following terms shall have the following meanings:

a.	“Subsidiary [LLCA]” means the [Limited Liability Agreement] of NAME OF PROJECT COMPANY], dated as of [ ][2].

2.	CONTRIBUTION TRANSACTIONS.

[1]	Include ownership structure from the Transferor to the Project Company.
[2]	Terms to be conformed based on entity type (limited liability company, partnership, etc.)

Exhibit T-1

a.	Contribution to Warehouse.

i.

As of the Effective Date, the Transferor hereby contributes, assigns, transfers and conveys all of its right, title and interest in and to the Subsidiary Interest to Warehouse, and Warehouse hereby (1) accepts such contribution and (2) assumes such right, title and interest in and to the Subsidiary Interest.

ii.

Effective immediately after the contribution described in Section 2.a.i, the Transferor acknowledges and agrees that Warehouse has been [admitted as a member] of the Project Company in accordance with Section [___] of the Subsidiary LLCA and (2) Warehouse hereby agrees to be bound by all of the terms of the Subsidiary [LLCA].

3.

REPRESENTATIONS AND WARRANTIES. Each Party to this Agreement represents and warrants to each other Party hereto that (a) it is duly organized and validly existing, has full power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby in accordance with the provisions hereof and (b) this Agreement has been duly authorized, executed and delivered by such Party and that, subject to due authorization, execution and delivery by every other Party, this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by generel principles of equity.

4.	MISCELLANEOUS

a.

Further Assurances. Upon the request of any Party hereto, each other Party shall, at any time and from time to time, without further consideration, execute, deliver and perform or cause the execution, delivery and performance of, as applicable, any and all documents, agreements, certificates, and instruments, and take or cause to be taken, as applicable, such other actions as any other Party may reasonably require to carry out the intent of this Agreement and to effect the transactions contemplated hereby.

b.

Assignment; Successors and Assigns. No Party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other Party hereto. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of each of the Parties.

Exhibit T - 3

c.

Counterparts; Electronic Signature. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument. This Agreement may be executed by electronic transmission (including by .pdf) and such execution shall have the same force and effect as manually executed counterparts. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature, to the extent and as provided for in any applicable laws, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

d.	Amendment. This Agreement may not be altered, modified, changed or amended, in whole or in part with respect to any Party, except by a written instrument signed by each such affected Party.

e.

Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflict of law principles. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the courts of the State of Delaware and of any federal court located therein. Service of process, summons, notice or other document by mail to such Party’s principal office shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding has been brought in an inconvenient forum.

f.

WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, ORAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT,

Exhibit T - 4

EQUITY OR OTHERWISE. EACH OF THE PARTIES HERETO HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

g.

Entire Agreement. This Agreement, together with the schedules attached hereto, constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, covenants, representations, warranties, undertakings and understandings, written or oral, among the Parties hereto with respect to the subject matter hereof.

h.

Severability. If one or more provisions of this Agreement are found by a court or arbitrator of competent jurisdiction, or any governmental authority with competent jurisdiction over the Parties to be illegal, invalid or unenforceable, in whole or in part, the remaining terms and provisions of this Agreement (including the remaining portion of a provision found to be illegal, invalid or unenforceable in part) shall remain in full force and effect disregarding such illegal, invalid or unenforceable provision or portion thereof and such court, arbitrator or governmental authority shall be empowered to modify such illegal, invalid or unenforceable provision or portion thereof to the extent necessary to make this Agreement enforceable in accordance with the intent and purposes of the Parties expressed in this Agreement to the fullest extent practicable and as permitted by applicable law.

[Signature pages follow.]

Exhibit T - 5

IN WITNESS WHEREOF, the Parties have executed this Contribution Agreement as of the Effective Date set forth above.

[TRANSFEROR]

By:
Name:
Title:	Authorized Person

GSRP WAREHOUSE I LLC

By:
Name:
Title:	Authorized Person

Exhibit T - 6

EXHIBIT U

FORM OF RESERVE LETTER OF CREDIT

[See attached]

Exhibit U

EXHIBIT U

FORM OF RESERVE LETTER OF CREDIT

[ISSUING BANK LETTERHEAD]

IRREVOCABLE STANDBY LETTER OF CREDIT NO. _________

Dated: _______

ACCOUNT PARTY:

GSRP WAREHOUSE I, LLC

C/O GOLDMAN SACHS RENEWABLE POWER LLC

200 WEST STREET, 3RD FLOOR

NEW YORK, NY 10282

ATTN: Patrick McAlpine

BENEFICIARY:

MUFG Union Bank, N.A., as Collateral Agent

350 California Street, 17th Floor

San Francisco, CA 94104

Attention: Corporate Trust Department

Facsimile: (415) 273-2492

Email: SFCT@unionbank.com

Dear Beneficiary:

At the request of and for the account of GSRP Warehouse I. LLC (“Account Party”), we hereby establish in your favor, for the benefit of MUFG Union Bank, N.A., as Collateral Agent on behalf of the Lenders (the “Beneficiary”) in connection with (i) that certain Depositary Agreement, dated as of February 23, 2021 (as amended, modified, restated or supplemented from time to time, the “Depositary Agreement”), among the Account Party, as borrower, MUFG Bank, Ltd., as administrative agent, and MUFG Union Bank, N.A., as collateral agent and depositary bank and (ii) that certain Credit Agreement, dated as of February [  ●   ], 2021 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Account Party, as borrower, the lenders and issuing banks party thereto (collectively, the “Lenders”), MUFG Bank, Ltd., as administrative agent, the Beneficiary and MUFG Union Bank, N.A., as depositary bank, our Irrevocable Standby Letter of Credit No. ________ (this “Letter of Credit”) whereby, subject to the terms and conditions contained herein, you are hereby irrevocably authorized to draw on [NAME OF ISSUING BANK] (the “Issuing Bank”), by your draft or drafts at sight, an aggregate amount not to exceed U.S.$[ _________________] (United States Dollars _________________) (such amount, as it may be reduced in accordance with the terms hereof, the “Stated Amount” ). Capitalized terms used but not otherwise defined in this Letter of Credit shall have the meanings assigned to such terms (whether directly or by reference to another agreement or document) in the Credit Agreement.

This Letter of Credit shall be effective immediately and shall expire on the Expiration Date (as hereinafter defined). Partial and multiple drawings on this Letter of Credit are permitted.

You may draw upon this Letter of Credit one or more times and at any time on or prior to the Expiration Date by presenting (a) a sight draft in the form of Exhibit A (a “Sight Draft”), completed in accordance with the instructions contained in such Exhibit A and executed by your authorized officer and (b) a certificate in the form of Exhibit B (a “Draw Certificate”), completed in accordance with the instructions contained in such Exhibit B and executed by your authorized officer.

Drawings may be presented to us by facsimile transmission to facsimile number [FAX NUMBER OF ISSUING BANK] (each such drawing, a “Fax Drawing”); provided, however, that a Fax Drawing will not be effectively presented until you confirm by telephone our receipt of such Fax Drawing by calling us at telephone number [TELEPHONE NUMBER OF ISSUING BANK] ATTN. [CONTACT PERSON AT ISSUING BANK] (or at such other phone number of fax number as may be specified from time to time in writing by us to the Beneficiary); provided, further, that our receipt of such telephone call will not be a condition for payment hereunder. The original documents must be forwarded to us by overnight courier mail service at our above address immediately after the facscimile transmission. Any such documents presented by facsimile transmission are deemed to be effective as originals.

The Stated Amount shall be reduced by the amount of any drawing hereunder. The Stated Amount shall also be reduced upon our receipt of a notice from you, in the form of Exhibit C (a “Reduction Notice”) by an amount in dollars equal to the amount of dollars stated in each such notice. Presentation of any Sight Draft and Draw Certificate shall be made at our office located at [ADDRESS OF ISSUING BANK]. We hereby agree with you that any Sight Draft and Draw Certificate drawn under and in compliance with the terms and conditions of this Letter of Credit shall be duly honored by us upon delivery, if presented on or before our close of business on the Expiration Date at our office specified above.

Provided that a compliant drawing is presented by [12:00 P.M.] Eastern Standard Time, on any Business Day, payment shall be made to you of the amount specified in the applicable Sight Draft, not to exceed the Stated Amount, in immediately available funds, on or before the second Business Day after presentation. As used herein, “Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in the State of New York are authorized or required by law to close.

If any documents presented in connection therewith does not conform to the terms and conditions hereof, we will advise you of same in writing sent by email to [COLLATERAL AGENT EMAIL ADDRESS] within one Business Day upon receipt of such drawing that the documents for payment did not comply in accordance with the terms and conditions of this letter of credit, stating the reasons therefor and that the bank is holding the documents at your disposal or return the same to you, as the bank may elect. Upon being notified that the documents for payment was not effected in conformity with this letter of credit, you may attempt to correct any such non-conforming documents for payment if, and to the extent that you are entitled and able to do so on or before the Expiration Date.

This Letter of Credit shall expire on [INSERT DATE ONE CALENDAR YEAR FROM THE DATE OF ISSUANCE OF THIS LETTER OF CREDIT] (or if such date is not a Business Day, on the Business Day immediately following such date; such date, the “Expiration Date”). However, it a condition of this Letter of Credit that it is deemed to be automatically extended without amendment for period(s) of one year each from the present or any future extended expiration date unless at least sixty (60) calendar days prior to such expiration date we notify you at your above address by courier service of our election not to extend this Letter of Credit for such additional period. In no event will this Letter of Credit be extended beyond February 13, 2026 (the “Final Expiration Date”).

This Letter of Credit may be transferred in whole but not in part to a transferee who you certify has succeeded you as Collateral Agent. Such transfer request should be presented to us at our presentation office stated herein by your certificate in the form of Exhibit D (“Notice of Transfer”) completed in accordance with the instructions contained in such Exhibit D and executed by your authorized officer, accompanied by this Letter of Credit and all amendments thereto. The Issuing Bank will not effect a transfer or make any payment under this Letter of Credit to any person who is listed on a United Nations, European Union or United States of American sanctions list, nor to any person with whom the Issuing Bank is prohibited from engaging in transactions under applicable United States federal or state anti-boycott, anti-terrorism or anti-money laundering laws or U.S. sanctions laws.

Only you as the Beneficiary may draw upon this Letter of Credit. Upon the earliest of (i) the honoring by us of the final drawing available to be made hereunder, (ii) our receipt of this outstanding Letter of Credit and all amendments hereto and a written certificate signed by your authorized officer in the form of Exhibit E (“Early Cancellation Authority”) appropriately completed stating that this letter of credit is no longer required by you and may be cancelled prior to the Expiration Date or (iii) the Expiration Date, this Letter of Credit shall automatically terminate and be delivered by us to the Beneficiary for cancellation. It is further understood that this Letter of Credit will terminate on such date regardless of whether we receive it or not for cancellation.

This Letter of Credit sets forth in full the terms of our undertaking. Reference in this Letter of Credit to other documents or instruments is for identification purposes only and such reference shall not modify or affect the terms hereof or cause such documents or instruments to be deemed incorporated herein.

This Letter of Credit is issued subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590 (the “ISP”) except to the extent the terms hereof are inconsistent with the provisions of the ISP, in which case the terms of this Letter of Credit shall govern. To the extent not inconsistent with the ISP, the laws of the State of New York excluding any choice of law provisions or conflict of law principles which would require reference to the laws of any other jurisdiction. In the event of a conflict between the ISP and the laws of the State of New York, the ISP shall prevail.

Very truly yours,

[ISSUING BANK]

By:
Name:
Title:

Exhibit A

to Letter of Credit No. ______

SIGHT DRAFT

[DATE]

[ISSUING BANK]

[ADDRESS]

Re:	Irrevocable Standby Letter of Credit No.

On Sight

Pay to MUFG Union Bank, N.A., as Collateral Agent, in immediately available funds U.S.$_______________________ (United States Dollars _________________ and __/100), drawn under [ISSUING BANK] Irrevocable Standby Letter of Credit No. __________ .

Remit payment to:

Bank Name:

Bank ABA No:

Account Name:

Account No.:

For Further Credit: [GSRP Warehouse Borrower Debt Service Reserve Account]

This Sight Draft has been executed and delivered by a duly authorized officer of the undersigned on the date first above written.

MUFG Union Bank, N.A., as Collateral Agent

By:
Name:
Title:

Exhibit B

to Letter of Credit No. ______

DRAW CERTIFICATE

[DATE]

[ISSUING BANK]

[ADDRESS]

Re:	Irrevocable Standby Letter of Credit No.

Ladies/Gentlemen:

This is a certificate presented in accordance with [ISSUING BANK] Irrevocable Standby Letter of Credit No. _____ issued in our favor as Beneficiary (the “Letter of Credit”).

We hereby certify that (a) we are entitled to draw under the Irrevocable Standby Letter of Credit No. ________ pursuant to that certain Depositary Agreement, dated as of February 23, 2021 (as amended, modified, restated or supplemented from time to time, the “Depositary Agreement”), among GSRP Warehouse I LLC, as borrower, MUFG Bank, Ltd., as administrative agent, and MUFG Union Bank, N.A., as collateral agent (the “Collateral Agent”) and depositary bank and (b) the amount drawn does not exceed the current Stated Amount of the Letter of Credit (less any previously drawn amounts). We agree to apply the proceeds of the Letter of Credit draw to be made pursuant to the accompanying sight draft in accordance with the Credit Agreement and the Depositary Agreement.

This certificate has been executed and delivered by a duly authorized officer of the undersigned on the date first above written.

MUFG Union Bank, N.A., as Collateral Agent

By:
Name:
Title:

Exhibit C

to Letter of Credit No. ______

REDUCTION NOTICE

[DATE]

[ISSUING BANK]

[ADDRESS]

Ladies and Gentlemen,

In connection with (i) that certain Depositary Agreement, dated as of February 23, 2021 (as amended, modified, restated or supplemented from time to time, the “Depositary Agreement”), among the Account Party, as borrower, MUFG Bank, Ltd., as administrative agent, and MUFG Union Bank, N.A., as collateral agent and depositary bank and (ii) that certain Credit Agreement, dated as of February 23, 2021 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Account Party, as borrower, the lenders and issuing banks party thereto (collectively, the “Lenders”), MUFG Bank, Ltd., as administrative agent, and MUFG Union Bank, N.A., as collateral agent for the Lenders (the “Beneficiary”) and the depositary bank, Beneficiary hereby certifies to [ISSUING BANK] with reference to the irrevocable standby Letter of Credit No. [____] (the “Letter of Credit”) that:

(A) The Collateral Agent is authorizing a reduction to the amount of the Letter of Credit pursuant to Section 3.2(d) of the Depositary Agreement.

(B) With effect from the date of this certificate, the Stated Amount of the Letter of Credit is authorized to be reduced by USD [                 ] to the new stated amount of USD [________].

This certificate has been executed and delivered by a duly authorized representative of the undersigned on the date first above written.

BENEFICIARY: MUFG UNION BANK, N.A., as Collateral Agent

BY:
NAME:
TITLE:

.

Exhibit D

to Letter of Credit No. _________

NOTICE OF TRANSFER

[DATE]

TRANSFER OF LETTER OF CREDIT IN ITS ENTIRETY

To:	[ISSUING BANK]	From:	MUFG Union Bank, N.A., as Collateral Agent
	[ADDRESS]		350 California Street, 17th Floor
San Francisco, CA 94104
Attention: Corporate Trust Department
Facsimile: (415) 273-2492
Email: SFCT@unionbank.com

Re:	Irrevocable Standby Letter of Credit No.________ Issued by [ISSUING BANK]

We, the undersigned beneficiary, hereby request you to transfer the referenced Letter of Credit in its entirety to:

To:	whose address is

(herein after called the “Transferee”).

We hereby certify that the Transferee has succeeded the Beneficiary’s right, title and interest as Collateral Agentunder the Credit Agreement (as defined in the Letter of Credit).

We are returning the original instrument and amendments (if any) to you herewith in order that you may deliver it to the Transferee together with your customary letter of transfer notification.

Any amendments to the Letter of Credit that you may issue are to be advised by you directly to the Transferee, and the Transferee will present documents (including drafts if required under the credit) to you directly without our intervention and without any further responsibility on your part to us.

We confirm our understanding that the execution of this transfer request by you is subject to compliance with all legal requirements under applicable laws of the United States of America [FOR MUFG AS ISSUING BANK INSERT: and Japan].

The signature of the beneficiary with title as stated
conforms with that on file with us and is authorized
for the execution of such instruction.

Name of (Beneficiary’s) Bank	MUFG Union Bank, N.A., as Collateral Agent

By:	By:
(Authorized Signature)	(Authorized Signature)
(Title)	(Title)
(Telephone Number)	(Telephone Number)
Date:

Exhibit E

to Letter of Credit No. ______

EARLY CANCELLATION AUTHORITY

[DATE]

[ISSUING BANK]

[ADDRESS]

Ladies and Gentlemen:

This certificate is presented in accordance with your irrevocable standby letter of credit no. [___________] held by us (the “Letter of Credit”).

The undersigned, as Beneficiary under the Letter of Credit, hereby confirms that it is no longer required by u s and may be cancelled. The original Letter of Credit and all amendments thereto, accompany this certificate.

This certificate has been executed and delivered by a duly authorized officer of the undersigned on the date first above written.

BENEFICIARY: MUFG UNION BANK, N.A., as Collateral Agent

BY:
NAME:
TITLE:

EXHIBIT V

FORM OF INDEPENDENT ENGINEER COMPLIANCE CERTIFICATE

Date: [__________]1

MUFG Bank, Ltd.,

    as Administrative Agent

1221 Avenue of the Americas, 6th Floor

New York, NY, 10020

Attention: Lawrence Blat

Phone: 212-405-6621

E-mail: Lawrence.blat@mufgsecurities.com,

Agencydesk@us.sc.mufg.jp

Enertis Solar Inc.

[__________]

[__________]

Attention: [__________]

Re: GSRP Warehouse I LLC – Quarter Ended: [____], 20[__]

Ladies and Gentlemen:

This Independent Engineer Compliance Certificate (this “Certificate”) is delivered to you by GSRP WAREHOUSE I LLC, a Delaware limited liability company (the “Borrower”) and Enertis Solar Inc. (the “Independent Engineer”) pursuant to Sections 6.02(c) of that certain Credit Agreement, dated as of February 23, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, each lender from time to time party thereto, each issuing bank from time to time party thereto, MUFG BANK, LTD., as administrative agent, and MUFG UNION BANK N.A., as collateral agent and depositary bank, with the lead arrangers and bookrunners party thereto. Capitalized terms used but not otherwise defined in this certificate shall have the meanings assigned to such terms (whether directly or by reference to another agreement or document) in the Credit Agreement.

Borrower hereby certifies, as of the date hereof, as follows:

1. The Borrower has provided to the Independent Engineer such documents and information as would be reasonably necessary for the purposes of confirming the certifications set forth herein and otherwise as reasonably requested by the Independent Engineer.

[1]	Pursuant to Section 6.02(c) of the Credit Agreement, to be delivered within 30 days after the end of each Fiscal Quarter of the Borrower.

2. [Each Construction Project is reasonably likely to achieve Commercial Operating and Completion on or prior to such Project’s Project Date Certain as set forth in the Borrower Certificate for such Project in accordance with, in all material respects, each such Construction Project’s Construction Budget and Project Schedule.][____] Construction Project is not expected to achieve such Project’s Project Date Certain as a result of the following: [_____].]

3. There [are][are not] sufficient available disbursements under the Revolving Credit Facility, when taken together with the proceeds of the Equity Contributions on deposit on the Revenue Account and amounts to be provided pursuant to Sponsor Equity Commitments and Permitted Tax Equity Arrangements, to provide sufficient funds to achieve Commercial Operation and Completion on or before each Construction Project’s Project Date Certain.

4. No cost overruns have occurred in excess of 10% of the costs set forth in the Construction Budget or Operating Budget for such Project if a Material Project or 15% of the costs set forth in the Construction Budget or Operating Budget for such Project if a Non-Material Project, other than those set forth on Appendix I.

5. [Each Operating Project is performing in all material respects as reasonably anticipated for such Project based on the projections set forth in the Base Case Model.] [[____] Operating Project is not performing as projected as a result of the following: [_____].]

The Independent Engineer confirms that it has reviewed the documents and information made available to it by the Borrower in order to confirm the certifications made above. The Independent Engineer’s review has not brought to its attention any material errors in the documents and information reviewed or the certifications made above.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned parties have executed this Certificate as of the date first written above.

GSRP WAREHOUSE I LLC, a Delaware limited liability company

By:
Name:
Title:

Certified, approved and agreed by:

ENERTIS SOLAR INC., as Independent Engineer

By:
Name:
Title:

[Insert Applicable Attachments]

EXHIBIT W

FORM OF AMERICAN KINGS CONSENT

[See attached]

Exhibit W

Southern California Edison	Confidential Information

RAP ID #5263, American Kings Solar, LLC

CONSENT TO ASSIGNMENT OF MEMBERSHIP INTEREST

This Consent to Assignment of Membership Interest (this “Consent”) is entered into by and among Southern California Edison Company, a California corporation (“SCE”) and American Kings Solar, LLC, a Delaware limited liability company (“Seller”). SCE and Seller are sometimes referred to herein individually as a “Party” and jointly as the “Parties.” Capitalized terms used but not otherwise defined in this Consent shall have the meanings ascribed to them in the PPA (as defined below).

RECITALS

The Parties enter into this Consent with reference to the following facts:

(A)

SCE and Seller are Parties to that certain Renewable Power Purchase Agreement, dated August 2, 2016 (as amended from time to time, the “PPA”), under which, among other things, Seller will sell to SCE, and SCE will purchase from Seller, Product upon commencement of the Delivery Term.

(B)	Seller is directly owned by GSRP King LLC, a Delaware limited liability company (“GSRP King”), and M&T Bank Corporation, a New York corporation. GSRP King is the managing member of Seller.

(C)	GSRP King is indirectly controlled by Goldman Sachs Renewable Power LLC, a Delaware limited liability company (“GSRP”).

(D)

In connection with an internal reorganization, GSRP King will be transferred (the “Assignment”) to GSRP Warehouse I LLC, a Delaware limited liability company (or one of its wholly-owned subsidiaries) (“GSRP Warehouse”). GSRP Warehouse is a wholly-owned subsidiary of GSRP. GSRP will continue to control both GSRP Warehouse and GSRP King following the Assignment, and GSRP King will remain the managing member of Seller following the Assignment.

(E)	In accordance with the PPA, Seller is required to obtain SCE’s consent to any change of control of Seller.

Southern California Edison	Confidential Information

RAP ID #5263, American Kings Solar, LLC

AGREEMENT

In consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereto hereby agree as follows:

1.

SCE hereby consents to the Assignment under the terms and conditions of this Consent and acknowledges and agrees that any future direct or indirect transfer or assignment of Seller following which (i) GSRP or (ii) any lender or agent providing facilities indirectly to Seller by lending to one or more of its affiliates that directly or indirectly forecloses on the equity in Seller (and any subsequent transferee thereof that does not violate the criteria set forth in Section 10.05(f) of the PPA), in either case continues to directly or indirectly control Seller (including by virtue of controlling the managing member of Seller), shall not constitute a direct or indirect change of control of Seller

2.	This Consent is neither a modification of, nor an amendment to, the PPA, which is, and shall remain, in full force and effect.

3.	Neither this Consent nor the Assignment in any manner diminish SCE’s rights or increase its obligations under the PPA.

4.

Seller agrees to pay, and to hold SCE harmless from and hereby releases SCE from, and waives any rights against SCE with respect to, any and all balance owed, loss, liability, damage, claim, cost or expense (including, without limitation, any direct, indirect or consequential loss, liability, damage, claim, cost or expense, including legal fees and expenses) in connection with or arising out of any of the transactions contemplated by the Assignment or this Consent.

5.

SCE is not a party to, and has no obligation under, any documents or agreements other than those it has signed. To the extent that this Consent is inconsistent with any other documents or agreements, as between the Parties, this Consent shall govern.

6.

This Consent is binding upon, inures to the benefit of, and is enforceable by, each of SCE and Seller, and each of their permitted successors and assigns, and inures to the further benefit of, and is enforceable by, any assignee or transferee permitted hereby and by the PPA.

7.

All notices, requests, consents, approvals, elections, demands and other communications (collectively, “Notices”) required or permitted to be given under this Consent shall be in writing and shall be given to a Party at the address or facsimile number set forth below, or at such other address as such Party may hereafter specify for such purpose by Notice under this Paragraph 7. Such Notice will be deemed to be made: (i) on the fifth (5th) business day after deposit thereof in the United States mail, first class postage prepaid; (ii) when received, if delivered by hand; (iii) when received in full, if sent by facsimile transmission; (iv) when received in full, if sent by electronic mail; or (v) on the first business day following deposit in overnight mail, postage prepaid.

Notice shall be directed (a) if to SCE or Seller, in accordance with Section 10.08 of the PPA and (b) to such other address or addressee as any such Party may designate by notice given pursuant hereto.

Southern California Edison	Confidential Information

RAP ID #5263, American Kings Solar, LLC

8.

THIS CONSENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THIS CONSENT AND ALL MATTERS ARISING OUT OF THIS CONSENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, THE LAW OF THE STATE OF CALIFORNIA WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

9.

Notwithstanding any right that they may otherwise have under law to venue in other counties or location, the Parties consent to jurisdiction and venue in Los Angeles County, California for the litigation of disputes of any nature arising out of or relating to this Consent including, without limitation, disputes sounding in contract, tort or based on statute or regulation, that the Parties are unable to settle between themselves.

10.	This Consent may not be amended, modified, abrogated or superseded by a subsequent agreement unless such subsequent agreement is in the form of a written instrument signed by the Parties.

11.

The Parties acknowledge that they have read and understood this Consent. The Parties further acknowledge that, in entering into this Consent, they have been advised by attorneys of their choice. Further, all Parties have participated in the drafting and preparation of this Consent. Accordingly, no Party to this Consent will be deemed to be the drafter of any part of it, and no ambiguity in its provisions shall be construed against any Party for that reason.

12.

Except as provided in Paragraph 6 above, the Parties do not intend to create rights in, or grant remedies to, any third party as a beneficiary of this Consent or any duty, covenant, obligation or understanding established hereunder.

13.

If any provision of this Consent is held invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

14.	This Consent sets forth the entire agreement of the Parties with respect to the subject matter herein, and supersedes all previous understandings, written or oral, with respect thereto.

15.

This Consent may be executed in one or more counterparts, each of which will be deemed to be an original of this Consent and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Consent and of signature pages by facsimile transmission, Portable Document Format (i.e., PDF), or by other electronic means shall constitute effective execution and delivery of this Consent as to the Parties and may be used in lieu of the original Consent for all purposes.

16.

Each Party represents and warrants that the execution, delivery and performance of this Consent are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party or any law, rule, regulation, order or the like applicable to it, and that the person who signs below on behalf of that Party has authority to execute this Consent on behalf of such Party and to bind such Party to this Consent.

[Signature Page Follows]

Southern California Edison	Confidential Information

RAP ID #5263, American Kings Solar, LLC

IN WITNESS WHEREOF, the Parties hereto have caused this Consent to be executed by their duly authorized representatives on the dates indicated below their respective signatures.

AMERICAN KINGS SOLARLLC,	SOUTHERN CALIFORNIAEDISON COMPANY,
a Delaware limited liability company	a California corporation

By:	GSRP King LLC, its ManagingMember	By:

               Mark Irwin, Energy Contract Management

By:	Goldman Sachs Renewable Power Operating Company, LLC, its Sole Member	Date:

By:

Jon Yoder
Authorized Signatory

Date:

[Signature Page to PPA Consent]

EXHIBIT X

FORMS OF AMERICAN KINGS NOVATION, GUARANTY AND BOND

[See attached]

Exhibit X

Execution Version

NOVATION AND RELEASE AGREEMENT

This Novation and Release Agreement (this “Agreement”) is made and entered into on ____________, 2021, by and among First Solar Electric (California), Inc., a Delaware corporation (“Prior Operator”), First Solar, Inc., a Delaware corporation (“First Solar”), FS Energy Services (CA), LLC, a Delaware limited liability company (“Operator”), and American Kings Solar, LLC, a Delaware limited liability company (“Counterparty”). Prior Operator, First Solar, Operator and Counterparty are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, Prior Operator and Counterparty have entered into that certain Operations and Maintenance Agreement, dated as of June 30, 2020 (the “O&M Agreement”);

WHEREAS, pursuant to the O&M Agreement, Prior Operator has agreed to operate and maintain the solar electric generation facility owned by Counterparty, and Counterparty has agreed to engage Prior Operator to operate and maintain such facility, all on the terms and subject to the conditions of the O&M Agreement;

WHEREAS, pursuant to that certain Membership Interest Purchase Agreement, dated as of August 5, 2020, by and among First Solar and Northstar Energy Management, LLC (“Northstar”), an indirect, wholly-owned subsidiary of NovaSource Power Holdings, Inc. (“Guarantor”) (as the same may be amended or otherwise modified in accordance with its terms, the “Purchase Agreement”), (a) Prior Operator is transferring the North American PV operations and maintenance business of Prior Operator and its affiliates to the Operator and certain affiliates of Operator, and (b) Northstar is acquiring from First Solar all of the equity interests in Operator (collectively, the “Transactions”);

WHEREAS, pursuant to the terms of this Agreement, in connection with the transactions contemplated by the Purchase Agreement, Prior Operator desires to transfer, convey, delegate and assign to Operator, and Operator desires to acquire, accept, receive and assume from Prior Operator, all rights, duties, obligations, liabilities, title and interest of Prior Operator in and under the O&M Agreement;

WHEREAS, in connection with such assignment, the Parties desire to novate the O&M Agreement from Prior Operator to Operator and substitute Operator for Prior Operator under the O&M Agreement;

WHEREAS, in connection with the O&M Agreement, First Solar entered into and delivered to Counterparty that certain Guaranty, guaranteeing certain obligations of Prior Operator under the O&M Agreement (the “First Solar Guaranty”);

WHEREAS, the Parties desire that Operator (a) cause Guarantor to enter into and deliver to Counterparty a parent guaranty of the obligation of Operator in the form of Exhibit 1 hereto (the “NSPH Guaranty”), and (b) cause to be provided to Counterparty the surety bond by the Principal (as defined in such surety bond) and the Surety (as defined in such surety bond) in favor of the Counterparty in the amount of $500,000 substantially in the form attached hereto as Exhibit 2 (the “Bond”);

WHEREAS, in connection with the assignment and novation of the O&M Agreement, the Parties desire to terminate and release First Solar from all obligations under the First Solar Guaranty; and

WHEREAS, the Parties desire to enter into a certain amendment to the O&M Agreement set forth below in Article III;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. Definitions. Unless otherwise indicated herein, any capitalized word, term, phrase or abbreviation that is used in this Agreement but that is not specifically defined in this Agreement shall have the meaning ascribed to such word, term or phrase in the O&M Agreement. In the event of any inconsistency between any capitalized word, term, phrase or abbreviation set forth in the O&M Agreement and any capitalized word, term, phrase or abbreviation set forth in this Agreement, the meaning set forth in this Agreement shall take precedence unless the context of the O&M Agreement otherwise requires.

II. Assignment, Novation and Termination.

1. Assignment. Effective upon (i) the “Closing” of the Transactions under the Purchase Agreement (the “Closing”); (ii) the delivery and effectiveness of the NSPH Guaranty and Bond; and (iii) receipt by Counterparty of an officer’s certificate from each of the Prior Operator and Operator certifying that its respective representations set forth in this Agreement are true and correct in all respects as of the date of Closing (the “Officer Certificates”), Prior Operator hereby transfers, conveys, delegates and assigns to the Operator all of the Prior Operator’s rights, duties, obligations, liabilities, title and interest in, to and under the O&M Agreement, and the Operator hereby acquires, accepts, receives and assumes the transfer, conveyance, delegation and assignment of such rights, duties, obligations, liabilities, title and interest in, to and under the O&M Agreement.

2. Novation. Effective upon (i) the Closing; (ii) the delivery and effectiveness of the NSPH Guaranty and Bond; and (iii) receipt by Counterparty of the Officer Certificates, Prior Operator, Operator and Counterparty hereby mutually agree that (a) the O&M Agreement is hereby novated from Prior Operator to Operator, (b) Operator is substituted for Prior Operator under the O&M Agreement, (c) the O&M Agreement shall be construed and interpreted in all respects as though Operator were named a party therein as “Operator” thereunder and all references to the “Operator,” as such, under the O&M Agreement shall refer to Operator, rather than Prior Operator, (d) Prior Operator is hereby irrevocably and unconditionally released and forever discharged from, except for its duties, obligations and liabilities under the confidentiality provisions of the O&M Agreement, its duties, obligations, and liabilities under, and shall have no right, title and interest in and to, the O&M Agreement, whether arising prior to, or after, the Closing, and (e) the Operator and any affiliate to which Operator assigns the O&M Agreement shall be responsible for all such released rights, duties, obligations, liabilities, title and interest (whether arising on, prior to, or after, the Closing) and agree to perform all past, present, and future obligations of Prior Operator under the O&M Agreement.

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3. Plant Data. Notwithstanding the provisions of Sections II.1 and II.2 of this Agreement, Prior Operator and its affiliates may continue to receive from Operator meteorological and other data produced from Counterparty’s facility under Section 13.4 of the O&M Agreement (as in effect immediately prior to the Closing, the “Prior O&M Agreement”) on the terms and conditions set forth in the Prior O&M Agreement) as if Prior Operator and its affiliates were authorized contractors under the Prior O&M Agreement, and shall have any of the same rights as Operator may have under the Prior O&M Agreement with respect to such data, for the purposes of assessing and improving photovoltaic modules of Prior Operator and its affiliates and such other purposes as permitted by the Prior O&M Agreement; provided, however, that Prior Operator continues to be bound by the confidentiality obligations of the O&M Agreement related to the handling and use of such facility data.

4. Replacement of Parent Guaranty. On or prior to the date of the Closing, Operator shall cause the NSPH Guaranty and the Bond to be delivered to Counterparty. Effective upon the Closing and Counterparty’s receipt of such documents, the First Solar Guaranty is hereby terminated and cancelled and First Solar is hereby irrevocably and unconditionally released and forever discharged from its obligations and liabilities under the First Solar Guaranty, whether arising prior to, or after, the Closing. If, at any time during the effective period of the Bond, the Surety (as defined in the Bond) or any successor surety is no longer an Approved Issuer, Operator shall have thirty (30) business days to deliver to Counterparty a replacement bond in substantially the form of Exhibit 2 (or in such other form as is reasonably acceptable to Counterparty) from an Approved Issuer. For purposes of this Agreement, “Approved Issuer” means an insurance or surety company having an office in the United States with an AM Best’s rating of not less than “A-”.

5. Notice of Closing. Operator shall notify Counterparty within five (5) days of the Closing.

6. ACKNOWLEDGEMENT. COUNTERPARTY UNDERSTANDS AND AGREES AS PART OF THE INDUCEMENT FOR THE CONSIDERATION GIVEN FOR THE RELEASES SET FORTH IN THIS AGREEMENT WITH RESPECT TO THE PRIOR OPERATOR AND FIRST SOLAR THAT COUNTERPARTY WAIVES THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH SECTION READS AS FOLLOWS, AND ANY OTHER STATE, FEDERAL, PROVINCIAL OR FOREIGN STATUTE OR COMMON LAW PRINCIPLE OF SIMILAR EFFECT:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

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III. Amendment. Effective as of the Closing, Section 13.11.3 of the O&M Agreement is hereby amended to replace the reference in clause (a) to “First Solar, Inc.” with “NovaSource Power Holdings, Inc.”

IV. Consent to Future Assignment. Pursuant to Section 13.11.3 of the O&M Agreement, as amended, Counterparty hereby provides its consent to Operator’s assignment (whether by operation of law or otherwise) of the O&M Agreement to Northstar after the Closing (the “Northstar Assignment”); provided that: (i)(a) the NSPH Guaranty; and (b) the Bond, subject to the termination and expiry provisions contained in the Bond, each remain in full force and effect; and (ii) Northstar shall have delivered to Counterparty, and Counterparty shall have received, as of the date of the Northstar Assignment, an officer’s certificate certifying that that the representations set forth in this Agreement made by Operator are true and correct in all respects with respect to Northstar (mutatis mutandis) as of the date of the Northstar Assignment.

V. Representations and Warranties.

1. Prior Operator. Prior Operator represents and warrants to Counterparty and Operator, as of the date hereof, as follows:

(a) Power and Authority; Authorization. Prior Operator is a corporation, validly organized and existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into and perform its obligations under this Agreement.

(b) Enforceability. Prior Operator has duly authorized, executed and delivered this Agreement, and this Agreement is fully enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether a proceeding is sought in equity or at law).

(c) No Conflict. The execution, delivery and performance by Prior Operator of this Agreement does not and will not contravene or conflict with any law, order, rule, regulation, writ, injunction or decree now in effect of any government, governmental instrumentality or court or tribunal having jurisdiction over it, or any contractual restriction binding on or affecting it.

(d) Consents. All approvals and consents of third parties (including any consents and approvals required pursuant to any agreements entered into by Prior Operator, First Solar, and/or any of their affiliates with any lender, any tax equity investor, or other investor of Counterparty or its affiliates) required for its execution, delivery and performance of this Agreement (including the transactions contemplated by Article II hereof) have been obtained and are in full force and effect, and all conditions to the effectiveness thereof have been waived or satisfied.

(e) No Default. The execution, delivery and performance by Prior Operator of this Agreement does not and will not conflict with or result in a breach of the terms or provisions of any indenture, agreement or instrument to which it is a party, or by which it is bound, or to which it is subject, or constitute a default thereunder.

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2. Operator. Operator represents and warrants to Counterparty and Prior Operator, as of the date hereof, as follows:

(a) Power and Authority; Authorization. Operator is a limited liability company, validly organized and existing and in good standing under the laws of the State of Delaware and has full company power and authority to enter into and perform its obligations under this Agreement and the O&M Agreement.

(b) Enforceability. Operator has duly authorized, executed and delivered this Agreement, and each of this Agreement and the O&M Agreement is fully enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether a proceeding is sought in equity or at law).

(c) No Conflict. The execution, delivery and performance by Operator of each of this Agreement and the O&M Agreement, as applicable, does not and will not contravene or conflict with any law, order, rule, regulation, writ, injunction or decree now in effect of any government, governmental instrumentality or court or tribunal having jurisdiction over it, or any contractual restriction binding on or affecting it.

(d) Consents. All approvals and consents of third parties (including any consents and approvals required pursuant to any agreements entered into by Operator, Guarantor, and/or any of their affiliates) required for Operator’s and Guarantor’s execution, delivery and performance of this Agreement (including the transactions contemplated by Article II hereof) have been obtained and are in full force and effect, and all conditions to the effectiveness thereof have been waived or satisfied.

(e) No Default. The execution, delivery and performance by Operator of this Agreement and the O&M Agreement, as applicable, does not and will not conflict with or result in a breach of the terms or provisions of any indenture, agreement or instrument to which it is a party, or by which it is bound, or to which it is subject, or constitute a default thereunder.

(f) Qualified Operator. Operator and Northstar each satisfy the definition of a Qualified Operator contained in this Section 2(f) of Article V herein. “Qualified Operator” means any Person (or any Person and its Affiliates have on an aggregate basis) that (a) has owned or operated for a period of at least three (3) years utility scale solar power generation facilities with an aggregate electricity output of at least two hundred fifty (250) MW DC (of which at least one hundred fifty (150) MW AC shall be solar power generation assets in the United States), and (b) has a consolidated net equity under GAAP of at least Five Million Dollars ($5,000,000). “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such first Person. For the sake of clarity, “Control,” “Controlled by” or “under common Control with” means the possession, directly or indirectly, of either of the following: (a) (i) in the case of a corporation, more than fifty percent (50%) of the outstanding securities with consent rights thereof; (ii) in the case of a limited liability company, partnership, limited partnership or joint venture, the right to more than fifty percent (50%) of the distributions (including liquidating distributions) therefrom;

5

(iii) in the case of a trust or estate, including a business trust, more than fifty percent (50%) of the beneficial interest therein; and (iv) in the case of any other entity, more than fifty percent (50%) of the economic or beneficial interest therein; or (b) in the case of any entity, the power to direct or cause the direction of management and policies of such entity, whether through ownership of securities, partnership or other ownership interests, by contract or otherwise.)

(g) Litigation. Neither Operator nor Northstar are engaged in litigation with any Person listed on Schedule A hereto.

3. Counterparty. Counterparty represents and warrants to the other Parties, as of the date hereof and as of the Closing, as follows:

(a) Power and Authority; Authorization. Counterparty is a limited liability company, validly organized and existing and in good standing under the laws of the State of Delaware and has full power and authority to enter into and perform its obligations under this Agreement and the O&M Agreement.

(b) Enforceability. Counterparty has duly authorized, executed and delivered this Agreement, and this Agreement is fully enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether a proceeding is sought in equity or at law).

(c) No Conflict. The execution, delivery and performance by Counterparty of this Agreement does not and will not contravene or conflict with any law, order, rule, regulation, writ, injunction or decree now in effect of any government, governmental instrumentality or court or tribunal having jurisdiction over it, or any contractual restriction binding on or affecting it.

(d) Consents. All approvals and consents of third parties (including any lender or any tax equity investor or other investor) required for its execution, delivery and performance of this Agreement (including the transactions contemplated by Article II hereof) have been obtained and are in full force and effect, and all conditions to the effectiveness thereof have been waived or satisfied.

VI.	Miscellaneous.

1. Counterparts. This Agreement may be executed in one or more duplicate counterparts and by facsimile or other electronic delivery and by different parties on different counterparts, each of which shall constitute an original, but all of which shall constitute a single document and when signed by all of the parties listed below shall constitute a single binding document.

2. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

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3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would direct the application of the laws of any other jurisdiction.

4. Headings. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

5. Reimbursement of Third-Party Costs. First Solar agrees to reimburse Counterparty and/or its affiliates for all reasonable and documented third-party costs incurred by Counterparty and/or affiliates in connection with negotiation of this Agreement, the Bond, the NSPH Guaranty, and any consents or other agreements required in order for Counterparty to execute and accept the foregoing agreements (collectively, “Third Party Costs”); provided that the aggregate value of Third Party Costs shall not exceed $50,000.

[Signature Pages Follow]

7

IN WITNESS WHEREOF, the Parties hereto have caused this Novation and Release Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

FIRST SOLAR ELECTRIC (CALIFORNIA, INC.

By:
Name:
Title:

By:
Name:
Title:

FS ENERGY SERVICES (CA), LLC

By:
Name:
Title:

FIRST SOLAR, INC.

By:
Name:
Title:

By:
Name:
Title:

First Solar Proprietary & Confidential - Tax/Legal

AMERICAN KINGS SOLAR, LLC

By:
Name:
Title:

First Solar Proprietary & Confidential - Tax/Legal

EXHIBIT 1

FORM OF PARENT GUARANTY

see attached

Execution Version

O&M PARENT GUARANTY AGREEMENT

THIS GUARANTY (“Guaranty”), dated as of ____________, 2021, by NovaSource Power Holdings, Inc., a Delaware corporation (“Guarantor”), to and for the benefit of American Kings Solar, LLC, a Delaware limited liability company and its successors and assigns (“Beneficiary”). All capitalized terms, unless defined herein, shall have the meanings set forth in the Guaranteed Document (as defined below).

1.

Guaranty. For valuable consideration, Guarantor unconditionally guarantees, as primary obligor not merely as surety, payment to Beneficiary, of all amounts owed to Beneficiary by FS Energy Services (CA), LLC (“Principal”) under that certain Operations and Maintenance Agreement (the “O&M Agreement”) effective June 30, 2020 by and between First Solar Electric (California), Inc. (“FSE”) and Beneficiary (as the same has been novated by FSE to Principal pursuant to that certain Novation and Release Agreement dated ____________, 2021, by and among First Solar, Inc., FSE, Beneficiary and Principal) (the “Guaranteed Document”), and of the performance of all obligations of Principal under the Guaranteed Document, including, for the avoidance of doubt, any such obligations arising or accruing prior to the date hereof (such payment and performance obligations, the “Obligations”). The liability of Guarantor hereunder is a continuing guaranty of payment and performance and not of collection, without regard to whether such payment or performance is contingent or absolute, liquidated or unliquidated, or whether recovery may be or has become barred by any statute of limitations or otherwise may be unenforceable. It shall not be a condition to Guarantor’s obligations hereunder that Beneficiary shall have exercised any right against Principal or any other Person. Guarantor covenants to Beneficiary that if at any time Principal should default in the payment or performance when due and observance when due of, or should commit a breach of any of the Obligations, Guarantor shall, promptly and not less than ten (10) business days after receipt of written notice from Beneficiary and after giving effect to all notice and grace periods contemplated in the Guaranteed Document, pay or perform in Principal’s stead, or cause the payment or performance of, such Obligations.

2.

Guaranty Limit. Guarantor’s aggregate liability under this Guaranty shall be limited in the same manner as the Principal’s aggregate liability is limited under the O&M Agreement as set forth in Section 10.1 of the O&M Agreement. In addition to the amounts for which payment is guaranteed hereunder, Guarantor agrees to pay reasonable attorneys’ fees and all other costs and expenses incurred by Beneficiary in enforcing this Guaranty or any action or proceeding arising out of or relating to this Guaranty.

3.

Guaranty Absolute. The obligations of Guarantor hereunder shall be irrevocable, absolute and unconditional, and shall remain in full force and effect until such time as set forth in Section 4 hereof. The obligations of Guarantor shall not be affected, modified or impaired or prejudiced (x) by any other security now or hereafter held by Beneficiary as security for the Obligations; or (y) upon the happening from time to time of any one or more of the following whether or not with notice to or consent of the Principal (except to the extent that the Principal’s consent may be required to effectuate a modification of the Guaranteed Document) or Guarantor:

(a)	the compromise, settlement, release, change, modification, or termination of any of the Obligations;

1

(b)	the waiver by Beneficiary of the payment, performance, or observance of any of the Obligations;

(c)	the extension of time for payment of any amounts due or of the time for payment or performance of any of the Obligations (provided that the Guarantor will have the benefit of any such extension);

(d)	the modification or amendment (whether material or otherwise) of any of the Obligations;

(e)	the failure, omission, delay or lack on the part of Beneficiary to enforce, ascertain or exercise any right, power or remedy under or pursuant to the terms of the Guaranteed Document or this Guaranty;

(f)

(i) the fact that Guarantor may at any time in the future, directly or indirectly, dispose of all or any part of its interest in the Principal, or otherwise alter its investment in such Principal in any manner or (ii) any change of ownership in the Principal;

(g)

the bankruptcy, insolvency, winding up, dissolution, liquidation, administration, reorganization or other similar or dissimilar failure or financial disability of the Principal or Guarantor or any legal limitation, disability, incapacity or other circumstances relating to the Principal or Guarantor;

(h)

the addition, substitution or partial or entire release of any guarantor, maker or other party (including the Principal) primarily or secondarily liable or responsible for the payment, performance, or observance of any of the Obligations or by any extension, waiver, amendment or thing whatsoever which may release a guarantor (other than payment or performance);

(i)

the invalidity, nonbinding effect or unenforceability (other than as a result of any breach by Beneficiary of any of its obligations under the O&M Agreement) of (x) any of the Obligations or (y) the Guaranteed Document in its entirety; or

(j)

the taking, variation, renewal, addition, substitution, subordination, or partial or entire release of any security for the payment, performance, or observance of any of the Obligations or the enforcement or neglect to perfect or enforce any such security.

4.

Termination. The term of this Guaranty shall continue until the indefeasible payment or satisfaction of all obligations of the Principal under the Guaranteed Document; provided, that Guarantor’s liability hereunder shall survive solely with respect to any claims made by Beneficiary under this Guaranty prior to such termination. Notwithstanding the forgoing provision of this Section 4, this Guaranty shall be reinstated if at any time following the termination of this Guaranty under Section 4, any payment prior to such termination by Guarantor or the Principal under this Guaranty or the Guaranteed Document or pursuant hereto or thereto is rescinded or must otherwise be returned by Beneficiary upon the insolvency, bankruptcy, reorganization, dissolution or liquidation of the Principal or Guarantor all as though such payment had not been made. Such period of reinstatement shall continue until satisfaction of the conditions contained in, and shall continue to be subject to, the provisions of this Section 4.

5.

Waiver of Subrogation. Guarantor irrevocably and absolutely waives any and all right of subrogation, contribution, indemnification, reimbursement or similar rights against the Principal with respect to this Guaranty until the payment, performance, or satisfaction of the obligations of the Principal under the Guaranteed Document indefeasibly in full, it being the intention of the Parties that Guarantor shall not be deemed to be a “creditor” (as defined in Section 101 of the Bankruptcy Code or any other applicable law) of Principal by reason of the existence of this Guaranty in the event that Principal becomes a debtor in any proceeding under the Bankruptcy Code or any other applicable law. In addition, Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guaranty by any payment made hereunder or otherwise, until all of the obligations of the Principal to Beneficiary under the Guaranteed Document shall have indefeasibly been paid, performed, or satisfied in full.

6.	Bankruptcy.

(a)

The obligations of Guarantor under this Guaranty shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the winding up, dissolution, administration, bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement or similar proceeding of the Principal, or by any defense which the Principal may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)

Should the Guaranteed Document be disaffirmed by a trustee in bankruptcy for the Principal, Guarantor shall, at the option of Beneficiary and to the extent permitted by applicable law, make and enter into a new agreement pursuant to which Guarantor shall pay or perform or cause to be paid or performed the balance of the Obligations.

7.

Certain Waivers. Guarantor, except as expressly set forth in this Guaranty, hereby waives and relinquishes all rights and remedies accorded by applicable law to sureties or guarantors and, except as expressly set forth in this Guaranty, agrees not to assert or take advantage of any such waived and relinquished rights or remedies, including:

(a)	any right to require Beneficiary to proceed against or exhaust any security held by Beneficiary before proceeding against Guarantor;

(b)

any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or the failure of Beneficiary to file or enforce a claim against the estate (in administration, bankruptcy or any other similar proceeding) of any other person;

(c)

except as expressly contemplated herein demand, presentment, protest and notice of any kind, including without limitation notice of the existence, creation or incurring of any new or additional obligation or of any action or non-action on the part of the Principal or Beneficiary (other than a breach by Beneficiary of any of its obligations under the applicable Guaranteed Document);

(d)

any defense based upon an election of remedies by Beneficiary which destroys or otherwise impairs the subrogation rights of Guarantor, the right of Guarantor to proceed against the Principal for reimbursement, or both;

(e)

any duty on the part of Beneficiary to disclose to Guarantor any facts Beneficiary may now or hereafter know about the Principal, regardless of whether Beneficiary has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume, or has reason to believe that such facts are unknown to Guarantor, or has a reasonable opportunity to communicate such facts to Guarantor, since Guarantor acknowledges that Guarantor is fully responsible for being and keeping informed of the financial condition of the Principal and of all circumstances bearing on the risk of non-payment of any Obligations hereby guaranteed;

(f)	any defense arising because of Beneficiary’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code;

(g)	any defense based upon any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code;

(h)

demands, diligence, presentment, notices and any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than performance of and/or compliance with the terms of such Obligations by the Guarantor and/or the person whose performance and compliance is being guaranteed);

(i)	all rights, setoffs, counterclaims and defenses to which the Principal is or may be entitled under the Guaranteed Document arising from or out of the Guaranteed Document or at law or in equity; and

(j)	any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of a principal.

8.

Governing Law. This Guaranty shall in all respects be interpreted, construed and governed by and in accordance with, the internal, substantive laws of the State of New York, excluding any of its conflict of law provisions that would require the application of the laws of another jurisdiction, and its provisions may not be waived, altered, modified or amended except in writing executed by an officer of each of Guarantor and Beneficiary. If any provision of this Guaranty is held invalid under the laws of New York, this Guaranty shall be construed as though the invalid provision has been deleted, and such whole or partial invalidity shall not affect the enforceability or validity of the balance of this Guaranty.

9.

Representations of Guarantor. Guarantor hereby represents and warrants that (i) the execution, delivery and performance of this Guaranty by Guarantor have been duly authorized by all requisite action; (ii) this Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general equitable principles; (iii) the execution, delivery and performance of this Guaranty will not (a) violate or conflict with any material provision of the organizational documents of Guarantor; (b) materially violate any applicable law, or legally binding governmental restriction of any governmental entity; or (c) materially violate or result in a material breach of any agreement, contract, lease, license, instrument, security or other arrangement to which Guarantor or any of its Affiliates is a party or by which it or any of its property is bound; and (iv) no litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to Guarantor’s knowledge, threatened against the Guarantor which, if adversely determined, would be reasonably likely to affect, impair or diminish the validity or enforceability of this Guaranty.

10.	Consent to Jurisdiction and Waiver of Jury Trial.

(a)

Any action, suit or proceeding by or between the Parties under or relating to this Guaranty shall be brought exclusively in whichever of the state or federal courts located in the County of New York, State of New York, has subject matter jurisdiction over the dispute (or, if such courts do not accept jurisdiction, then in any federal or state court in the United States of competent jurisdiction). Each of the Parties hereby (i) waives any objection which Guarantor may now or hereafter have regarding the choice of forum whether on personal jurisdiction, venue, forum non conveniens or on any other ground, (ii) irrevocably consents that it is subject to the personal jurisdiction of the state or federal courts located in the County of New York, State of New York, and (iii) irrevocably consents to the service of process outside of the territorial jurisdiction of such courts by nationally recognized courier service or by mailing copies thereof by registered or certified United States mail, postage prepaid, to Guarantor’s last designated address pursuant to Section 15 with the same effect as if Guarantor were a resident of the State of New York and had been lawfully served in such state. Nothing in this Guaranty shall affect the right to service of process in any other manner permitted by law.

(b)

EACH OF THE PARTIES TO THIS GUARANTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY.

11.

No Waiver of Rights By Beneficiary. No right or power of Beneficiary under this Guaranty shall be deemed to have been waived by any single or partial act or conduct on the part of Beneficiary, or by any neglect to exercise a right or power, or by any delay in doing so, and every right or power of Beneficiary hereunder shall continue in full force and effect until specifically waived or released in a written document executed by Beneficiary.

12.

Prohibition on Assignment. This Guaranty shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns; provided, that no party shall be entitled to assign this Guaranty or any of its rights or obligations under this Guaranty without the prior written consent of the other party, which may be withheld in its sole and absolute discretion.

13.

Construction. Each of Guarantor and Beneficiary are represented by legal counsel. The terms of this Guaranty and the language used in this Guaranty shall be deemed to be the terms and language chosen to express the mutual intent of Guarantor and Beneficiary. This Guaranty shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under this Guaranty. No rule of strict construction will be applied against any person.

14.

Notice. Any notice given hereunder by Guarantor or Beneficiary shall be in writing and shall be served by (i) personal delivery, (ii) by mailing copies thereof by registered or certified United States mail, postage prepaid, (iii) by nationally recognized courier services or (iv) by electronical mail and shall be addressed as follows below. Such notice shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if receipt is outside of the recipient’s normal business hours. Guarantor or Beneficiary may periodically change any address to which notice is to be given it by providing notice of such change as provided herein.

For Guarantor:

NovaSource Power Holdings, Inc.

9430 Research Blvd, Suite 250

Austin, TX 78759

Attn: Keith Muncy

Email: Keith.Muncy@novasourcepower.com

For Beneficiary:

American Kings Solar, LLC

c/o The Renewable Power Group of

Goldman Sachs Asset Management

200 West St., 3rd Fl.

New York, NY 10282

Attn: Patrick McAlpine

Email: patrick.mcalpine@gs.com

With a copy to:

Goldman Sachs Asset Management, L.P.

200 West St., 15th Fl.

New York, NY 10282

Attn: General Counsel

15.

Condition to Effectiveness. The effectiveness of this Guaranty shall be subject to the occurrence of the Closing (as defined in that certain Membership Interest Purchase Agreement, dated as of August 5, 2020, by and among First Solar, Inc. and Northstar Energy Management, LLC, as the same may be amended or amended and restated from time to time).

16.

Counterparts. This Guaranty may be executed in counterparts (and by different parties to this Guaranty in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guaranty shall become effective when it has been executed by the each of the parties to this Guaranty. Delivery of an executed counterpart of a signature page of this Guaranty by facsimile or electronic mail, including portable document format (“.pdf”) shall be effective as delivery of a manually executed counterpart of this Guaranty.

17.

Continuing Guaranty. This Guaranty is a continuing guaranty, and shall apply to all Obligations whenever arising. Each and every default or failure of Principal in making a payment set forth in the Guaranteed Document or otherwise discharging or performing any of the Obligations shall give rise to a separate liability of Principal to Beneficiary and a separate cause of action hereunder and a separate suit may be brought hereunder as each liability or cause of action arises. Beneficiary shall have the right, in its sole judgment and discretion, from time to time, to make demand for payment or performance and to proceed against Guarantor for recovery of the total of any and all amounts then due, or for the performance of any nonmonetary obligation then owed, to Beneficiary pursuant to this Guaranty as and when the same are due under the terms hereof, or to proceed from time to time against Guarantor for such portion of any and all such amounts, or for the performance of any and all such nonmonetary obligations, as Beneficiary may determine.

18.

Payments. Any payments owed by Guarantor to Beneficiary shall be made in the United States Dollars, via wire transfer to an account designated in writing by Beneficiary in immediately available funds, and shall be paid within ten (10) business days after receipt by Guarantor from Beneficiary of written demand for such payment and after giving effect to all notice and grace periods contemplated in the Guaranteed Document and shall not be the subject of any offset against any amounts which may be owed by Beneficiary to Guarantor or Principal.

19.

Remedies. If Principal fails to discharge its obligations when due, the Beneficiary may at any time and from time to time, at Beneficiary’s option, and so long as Principal has failed to perform any of its obligations, take any and all actions available hereunder or under applicable law to enforce Guarantor’s obligations hereunder in respect of such Obligations, subject to the terms and conditions of this Guaranty.

20.

Specific Performance. It is expressly understood and agreed by Guarantor that to the extent Guarantor’s obligations hereunder relate to Obligations which require performance other than the payment of money, Beneficiary may proceed against Guarantor to effect specific performance thereof (to the extent such relief is available) or for payment of damages resulting from Principal’s or FSE or any of its affiliates’ non-performance.

21.	Amendment. This Guaranty may not be amended, supplemented, waived, or modified except by an instrument in writing signed by each Party.

22.

Entire Agreement. This Guaranty constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

23.	Headings. The headings of this Guaranty are for convenience only, and shall be deemed not to be a part of this Guaranty not to affect the interpretation hereof.

[Signature page follows.]

IN WITNESS WHEREOF, Guarantor has duly executed and delivered this Guaranty as of the          day of                 , 2021.

NovaSource Power Holdings, Inc.

By:
Name: Keith Muncy
Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED as of the date written above.

American Kings Solar, LLC

By:
Name:
Title:

[O&M Parent Guaranty]

EXHIBIT 2

FORM OF SURETY BOND

see attached

SURETY BOND

KNOW ALL MEN BY THESE PRESENTS, that we, Northstar Energy Management, LLC, as “Principal,” and Aspen American Insurance Company, a corporation organized under the laws of the State of Texas, as “Surety,” are held and firmly bound unto American Kings Solar, LLC, as “Obligee,” in the penal sum of Five Hundred Thousand Dollars ($500,000) (the “Bond Amount”), lawful money of the United States, to the payment of which well and truly to be made we hereby bind ourselves and our heirs, administrators, successors, and assigns, jointly and severally, firmly by these presents.

WHEREAS, First Solar Electric (California), Inc. entered into a contract with Obligee for the provision of operation and maintenance services dated June 30, 2020 (the “Contract”);

WHEREAS, the Contract has been undertaken by FS Energy Services (CA), LLC through an assignment and novation agreement (“Novation Agreement”); and

WHEREAS pursuant to that Novation Agreement the Principal is required to post this bond to the Obligee covering the operation and maintenance work pursuant to the Contract.

NOW, THEREFORE, if the Principal shall comply with and faithfully perform its obligations under the terms of the Contract, including payment of sums due under the Contract then this bond shall be null and void, otherwise this bond shall remain in full force and effect.

PROVIDED HOWEVER, that this bond is subject to the following expressed conditions:

1.

This bond shall be effective on the “Closing” of the transactions under that certain Membership Interest Purchase Agreement, dated as of August 5, 2020 by and among First Solar, Inc. and Principal, (the “Closing”) and expire on the earliest to occur of (i) the 27th month anniversary of the Closing or (ii) the expiry or termination of the Contract (the “Effective Term”).

2.	The bond may only be extended for additional one-year terms by continuation certificate executed by the Surety, which may extend the Effective Term of the bond.

3.	Neither non-renewal by the Surety, nor failure, nor inability of the Principal to file a replacement bond shall constitute a loss to the Obligee recoverable under this bond.

4.

Should the Principal post with the Obligee a replacement security, in a form acceptable to the Obligee for the full amount as then required, the Surety is automatically released from the obligations under this surety bond upon the date of acceptance of said replacement security.

5.

In no event shall the Surety’s liability hereunder exceed the penal sum set forth above, regardless of any extensions or renewals by continuation certificate or otherwise, it being understood that the Surety’s liability shall not be cumulative.

6.	Notwithstanding any of the foregoing clauses, this bond shall only apply to claims which arise during an Effective Term of the bond (as may be extended as set forth above).

7.	Whenever the Principal shall be, and is declared by the Obligee to be, in default under the Contract, the Obligee shall notify the Surety in writing of said default (the “Claim Notice”). The

Claim Notice shall set forth the amount for which the Principal is liable to Obligee pursuant to the Contract with an acknowledgement by the Obligee that the Principal has failed to remedy such default within the time frame set forth within the Contract (the “Claim Amount”). Surety shall within twenty (20) business days after receipt of such Claim Notice, pay Obligee the Claim Amount set forth therein up and to the Bond Amount. For the avoidance of doubt, multiple claims may be made under this bond, so long as such claims arose during the Effective Term of the Bond, subject to clause 8 below, subject to the penal sum set forth above.

8.

No claim, action, suit or proceeding, except as herein set forth, shall be had or maintained against the Surety on this bond unless same be brought or instituted and process served upon the Surety within six (6) months following the expiration of the term of this bond (as such term may be extended, as provided herein).

9.

The obligations of Surety under this bond shall not be reduced, modified or impaired upon the occurrence of any of the following events: (a) any change, modification or amendment of any obligation of any party under the Contract, whether notified to Surety or not; (b) any failure, omission, delay by or inability on the part of Obligee to assert or exercise any right, power or remedy conferred upon Obligee under the Contract; or (c) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of any of Principal’s assets, the receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization of, or similar proceedings affecting Principal or any of the assets of Principal.

10.

This bond shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws provisions. The parties hereto agree that all disputes arising out of or relating to this Agreement shall be finally adjudicated through litigation in the state or federal courts located in New York, New York. Each party irrevocably submits to the jurisdiction of such courts and waives its right to any jurisdictional defense that such litigation is brought in an inconvenient forum; provided, however, that if such courts do not accept jurisdiction, then such suits, action or proceeding may be brought in any state or federal court of competent jurisdiction in the United States. TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS BOND.

11.	Neither Surety nor Principal may assign or delegate any of its respective rights or obligations under this bond to any third party without the prior written consent of Obligee.

12.	Notices to Obligee, Principal or Surety shall be mailed or delivered by traceable overnight courier, registered or certified mail, unless the recipient has acknowledged receipt by email, addressed to:

If to Obligee:

American Kings Solar, LLC

c/o The Renewable Power Group of

Goldman Sachs Asset Management

200 West St., 3rd Fl.

New York, NY 10282

Attn: Patrick McAlpine

Email: patrick.mcalpine@gs.com

With a copy to:

Goldman Sachs Asset Management, L.P.

200 West St., 15th Fl.

New York, NY 10282

Attn: General Counsel

If to Principal:

Northstar Energy Management, LLC

9430 Research Blvd, Suite 250

Austin, TX 78759

Attn: Keith Muncy

Email: Keith.Muncy@novasourcepower.com

If to Surety:

Aspen Insurance

175 Capital Blvd., Suite 100

Rocky Hill, CT 06067

Email: crumandforsternol@cfins.com

Signed, sealed and dated this _______ day of ________, 2021.

BY
Principal

BY
Surety

Acknowledged and agreed this _______ day of ________, 2021.

BY
Obligee